Exhibit.10.1

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

Dated as of December 16, 2004

among

FARM & HOME OIL COMPANY

as Borrower,

and

UNIVEST NATIONAL BANK AND TRUST CO.

as Agent,

WACHOVIA BANK, NATIONAL ASSOCIATION, as Issuing Bank

and

the Lenders named herein.

TABLE OF CONTENTS

SECTION 1.	EXISTING LOAN DOCUMENTS	1
1.1	Existing Loan Documents	1

SECTION 2.	LOANS AND LETTERS OF CREDIT	2
2.1	Working Capital Line of Credit	2
2.2	Capital Expenditure Line of Credit	2
2.3	[INTENTIONALLY OMITTED]	3
2.4	Letters of Credit	3
2.5	[Intentionally Deleted.]	5
2.6	Loans Generally	5

SECTION 3.	INTEREST; PAYMENTS AND FEES	7
3.1	Interest Calculation and Payments	7
3.2	Principal Payments	8
3.3	Cap Ex Line Fee	9
3.4	Closing Fees	9
3.5	Unused Line Fee	9
3.6	Termination of Loans and Termination Fee	9
3.7	Charges to Loan Account	9
3.8	Taxes and Additional Costs	9
3.9	Evidence of Amounts Outstanding, Etc.	10
3.10	Eurodollar Deposits Unavailable or Interest Rate Unascertainable	10
3.11	Changes in Law Rendering Eurodollar Loans Unlawful	11
3.12	Funding Indemnity; Prepayment Fee	11
3.13	Extensions and Conversions	12

SECTION 4.	GRANT OF SECURITY INTEREST	13
4.1	Grant of Security Interest	13
4.2	Obligations	13
4.3	Collateral	13

SECTION 5.	COLLECTION AND ADMINISTRATION	15
5.1	Collections	15
5.2	Payments	15
5.3	Loan Account Statements	15
5.4	Direct Collection	15
5.5	Attorney-in-Fact	15
5.6	Liability	16
5.7	Administration of Accounts	16
5.8	Documents	16
5.9	Access	17
5.10	Environmental Audits	17

SECTION 6.	ADDITIONAL REPRESENTATIONS, WARRANTIES AND COVENANTS	17
6.1	Incorporation, Good Standing, and Due Qualification	17

i

6.2	Ownership; Power and Authority	17
6.3	Legally Enforceable Agreement	18
6.4	Closing Financial Statements	18
6.5	Labor Disputes and Acts of God	18
6.6	Other Agreements	18
6.7	Litigation	18
6.8	No Defaults on Outstanding Judgments or Orders	19
6.9	Margin Stock	19
6.10	Financial and Other Reports	19
6.11	Trade Names	20
6.12	Notices	20
6.13	Books and Records	20
6.14	Title; Lien Restrictions	21
6.15	No Corporate Changes	21
6.16	Insurance	21
6.17	Compliance With Laws	22
6.18	Equipment	22
6.19	Affiliated and Other Transactions	22
6.20	Fees and Expenses	22
6.21	Further Assurances	23
6.22	Environmental Matters	23
6.23	Restrictions on Additional Indebtedness	25
6.24	Issuance of Stock	25
6.25	Limitations	25
6.26	Restricted Payments	25
6.27	Tax Returns	25
6.28	Current Compliance	26
6.29	Pension Plan Representations	26
6.30	Intellectual Property	26
6.31	Payment of Principal, Interest and Other Amounts Due	26
6.32	Disposition of Assets	26
6.33	Taxes; Claims for Labor and Materials	26
6.34	Pension Plan Covenants	27
6.35	Bank of Account	27
6.36	Maintenance of Management	27
6.37	Accounts Receivable	27
6.38	Derivatives Contracts	28
6.39	Through-put Agreements	28
6.40	Financial Covenants	28

SECTION 7.	EVENTS OF DEFAULT AND REMEDIES	29
7.1	Events of Default	29
7.2	Remedies	31
7.3	Application of Proceeds	32
7.4	Agent’s Cure of Third Party Agreement	32
7.5	Set-Off	32
7.6	Delay or Omission Not Waiver	33
7.7	Time is of the Essence	33
7.8	Waivers	33

7.9	Forbearance	33
7.10	Limitation on Liability	33
7.11	Indemnification	34

SECTION 8.	JURY TRIAL WAIVER; CERTAIN OTHER WAIVERS AND CONSENTS	34
8.1	Jury Trial Waiver	34
8.2	Counterclaims	34
8.3	Jurisdiction	35
8.4	[Intentionally Deleted.]	35
8.5	No Waiver by Agent or Lenders	35

SECTION 9.	TERM OF AGREEMENT; MISCELLANEOUS	35
9.1	Term	35
9.2	Additional Cash Collateral	35
9.3	Notices	35
9.4	Severability	35
9.5	Entire Agreement; Amendments; Assignments	36
9.6	Discharge of Borrower	36
9.7	Usage	36
9.8	Governing Law	36
9.9	Holidays	36
9.10	Integration	36
9.11	Exhibits and Schedules	36
9.12	Headings	36
9.13	Counterparts	36
9.14	Joint and Several Liability	36

SECTION 10.	ADDITIONAL DEFINITIONS AND TERMS	37
10.1	Certain Definitions	37
10.2	Letters of Credit	43
10.3	Addresses	43
10.4	Interest/Fees	44

SECTION 11.	SETTLEMENT AMONG LENDERS	44
11.1	Between Settlement Dates	44
11.2	Settlement Date	45
11.3	Remittance to Agent	45
11.4	Alternate Procedures	46
11.5	Failure to Advance	46
11.6	Defaulting Lender	46

SECTION 12.	AGENT	47
12.1	Appointment of Agent	47
12.2	Holding of Collateral and Collections	47
12.3	Fees	47
12.4	Collections and Disbursements	47
12.5	Delegation of Duties; Discretion; Instructions	49
12.6	Nature of Duties	49
12.7	Lack of Reliance on the Agent	49

12.8	Resignation	50
12.9	Certain Rights of Agent	50
12.10	Reliance	50
12.11	Notice of Default	50
12.12	The Agent in its Capacity as Lender	50
12.13	Other Loans	51
12.14	Disclosure of Information; Audits	51
12.15	Actions by Agent; Amendments; Waivers	51
12.16	Sharing of Risk; Indemnification; Expenses	52
12.17	Consultation with Counsel	53
12.18	Documents	53
12.19	Several Obligations	53
12.20	No Third Party Beneficiary	53
12.21	Participations and Assignments	53

List of Schedules

Schedule A	Pro Rata Line Percentages and Pro Rata Cap Ex Percentages

Schedule B	Closing Conditions

Schedule C	Form of Borrowing Base Certificate

Schedule D	Assignment and Acceptance Agreement

Schedule 1.1	Existing Loan Documents

Schedule 2.6(g-1)	Form of Working Capital Notes

Schedule 2.6(g-2)	Form of Cap Ex Notes and Allonges

Schedule 4.3(a)	Commercial Tort Claims

Schedule 6.2	Stock Ownership

Schedule 6.7	Pending Litigation

Schedule 6.10(b)	Form of Compliance Certificate

Schedule 6.14	Permitted Liens

Schedule 6.22(a)	Environmental Matters

Schedule 6.23	Permitted Indebtedness

Schedule 6.29	Employee Pension Benefit Plans

Schedule 6.30	Intellectual Property

Schedule 10.3(c)	Location of Collateral

Schedule 10.3(d)	Borrower’s Trade Names

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

This Amended and Restated Loan and Security Agreement (the “Agreement”) dated as of December 16, 2004, is among Farm & Home Oil Company (“Borrower”), the financial institutions which are now or which hereafter become party to this Agreement (collectively, the “Lenders” and individually, each a “Lender”, which term shall include Agent and Issuing Bank in their capacities as Lenders) and Univest National Bank and Trust Co. (“Univest”), as agent for Lenders (Univest in such capacity, together with its successors in such capacity the “Agent”), and Wachovia Bank, National Association (“WBNA”) as issuing bank (WBNA, in such capacity, together with its successors in such capacity, the “Issuing Bank”) concerning loans and other credit accommodations to be made by Lenders to Borrower.  All capitalized terms appearing herein which are not otherwise defined have such meaning as provided in Section 10 below.

SECTION 1.         EXISTING LOAN DOCUMENTS

1.1           Existing Loan Documents.  Univest and Borrower are parties to those certain loan documents described on Schedule 1.1 attached hereto (collectively, the “Existing Loan Documents”), Univest’s interest in which WBNA (formerly First Union National Bank) purchased a participation interest..

1.2           Ratification of Existing Loan Documents.

(a)           The Existing Loan Documents are valid, binding and in full force and effect as of the date hereof.

(b)           Neither this Agreement, the other Loan Documents, nor any other document in connection therewith shall be deemed or construed to be a compromise, satisfaction, novation or release of any of the Existing Loan Documents or any rights or obligations thereunder, nor shall the credit facilities under this Agreement be deemed to be a repayment of any of the indebtedness evidenced thereby.  The credit facilities under this Agreement are being extended to recast, in accordance with the terms and conditions of this Agreement, the obligations evidenced and secured by the Existing Loan Documents.  All obligations under the Existing Loan Documents are superseded by the Loan Documents.

(c)           All liens, security interests, rights and remedies granted to Agent (for itself or for the benefit of the Lenders) or Lenders under the Existing Loan Documents are hereby ratified, confirmed and continued in favor of Agent, for the benefit of Lenders as provided for herein, and shall secure the performance by Borrower of its obligations under this Agreement and all of the other Loan Documents.

(d)           Borrower has no defense, setoff, counterclaim or challenge against the payment of the sums currently owing under the Existing Loan Documents or the enforcement of any of the terms and conditions of the Existing Loan Documents.  Agent, Lenders, Issuing Bank and Borrower each agree that the principal balance due under the Existing Loan Documents as of the date hereof is Forty-Six Million Twelve Thousand Two Hundred Twenty-Seven and 94/100 Dollars ($46,012,227.94).

(e)           This Agreement and the other Loan Documents supersede and replace the Existing Loan Documents.  In the event of any inconsistencies between the terms and conditions of the Existing Loan Documents and the terms and conditions of the Loan Documents, the terms and conditions of the Loan Documents shall control.

SECTION 2.         LOANS AND LETTERS OF CREDIT

2.1           Working Capital Line of Credit.

(a)           Lenders will establish for Borrower for and during the period from the date hereof and until October 31, 2006 (as such period may be extended from time to time pursuant to Section 2.1(c) below, the “Working Capital Line Contract Period”), subject to the terms and conditions hereof, a revolving working capital credit facility (the “Working Capital Line”), pursuant to which Lenders will from time to time in accordance with their respective Pro Rata Line Percentage, severally and not jointly, make advances to Borrower in an aggregate amount not exceeding (i) during any Non-Seasonal Period, the Maximum Non-Seasonal Working Capital Line Amount and (ii) during any Seasonal Period, the lesser of (A) the Maximum Seasonal Working Capital Line Amount and (B) the Borrowing Base Amount.  Within the limitations set forth in this Agreement, Borrower may borrow, repay and reborrow under the Working Capital Line.  The Working Capital Line shall be subject to all of the terms and conditions set forth in the Loan Documents, which terms and conditions are incorporated herein.  Subject to the terms and conditions of this Agreement, each Lender agrees to lend to Borrower the amount equal to such Lender’s respective Pro Rata Line Percentage of each advance requested by Borrower under the Working Capital Line.  The outstanding amount of the advances (including without limitation then outstanding L/C Obligations) by each Lender under the Working Capital Line shall not exceed such Lender’s Pro Rata Line Share (as such amount may change from time to time in accordance with this Agreement).

(b)           Borrower shall use the proceeds of the Working Capital Line for working capital purposes and to finance Approved Margin Deposits.  Upon consummation of the transactions contemplated herein, a portion of the outstanding balance under the Existing Documents in the amount of Forty-One Million Five Hundred Sixty-Five Thousand Four Hundred Forty and 52/100 Dollars ($41,565,440.52) shall be deemed an advance under the Working Capital Line.

(c)           Borrower may from time to time request that Lenders extend the Working Capital Line Contract Period for successive one year periods, by providing Agent with written notice of such request not later than sixty (60) days prior to the expiration of the then current Working Capital Line Contract Period, together with the financial statements to be delivered pursuant to Section 6.10(a) hereof, a covenant compliance certificate and such other documents as Agent shall reasonably request, all of which must be in form and content reasonably satisfactory to the Required Lenders.  Borrower acknowledges and agrees that Lenders have no obligation to extend the Working Capital Line Contract Period at any time and Lenders may determine not to do so for any or no reason, or may determine to do so on the same terms as set forth herein or on such additional or different terms as they deem appropriate, in their sole discretion..

2.2           Capital Expenditure Line of Credit.

(a)           Cap Ex Line Lenders will establish for Borrower for and during the period from the date hereof and until October 31, 2006 (the “Cap Ex Contract Period”), subject to the terms and conditions hereof, a revolving capital expenditure credit facility (the “Cap Ex Line”), pursuant to which Cap Ex Line Lenders will from time to time in accordance with their respective Pro Rata Cap Ex Percentage, severally and not jointly, make advances to Borrower in individual amounts not to exceed one hundred percent (100%) of the Invoice Value of the equipment being purchased by Borrower with the proceeds of such advance; provided, however, at no time shall the aggregate of all outstanding advances under the Cap Ex Line exceed the Maximum Cap Ex Line Amount.  Within the limitations set forth in this Agreement, Borrower may borrow, repay and reborrow under the Cap Ex Line.  The Cap Ex Line shall be subject to all of the terms and conditions set forth in the Loan Documents, which terms and conditions are incorporated herein.  Subject to the terms and conditions of this Agreement, each Cap Ex Line Lender agrees to lend to Borrower the amount equal to such Cap Ex Line Lender’s respective Pro Rata Cap Ex Percentage of each advance requested by Borrower under the Cap Ex Line.  The outstanding amount of the advances by each Cap Ex Line Lender shall not exceed such Cap Ex Line Lender’s Pro Rata Cap Ex Share (as such amount may change from time to time in accordance with this Agreement).

(b)           Together with each request for an advance under the Cap Ex Line, Borrower shall deliver to Agent copies of invoices for the equipment being purchased with the proceeds of such advance, together with such other information with respect thereto as Agent shall reasonably require.

(c)           Borrower shall use proceeds of the Cap Ex Line to finance the costs of acquisition of equipment to be used in the normal course of Borrower’s business.  Upon consummation of the transactions contemplated herein, a portion of the outstanding balance under the Existing Documents in the amount of Two Million Thirty-Seven Thousand Four Hundred Ninety-Nine and 77/100 Dollars ($2,037,499.77) shall be deemed an advance under the Cap Ex Line.

2.3           [INTENTIONALLY OMITTED].

2.4           Letters of Credit.

(a)           Issuing Bank may, in its sole discretion, issue under the Working Capital Line, from time to time at Borrower’s request and on terms and conditions and for purposes satisfactory to Agent and Issuing Bank, letters of credit for Borrower’s account (“Letters of Credit”).  Borrower shall execute and perform additional agreements relating to the Letters of Credit in form and substance acceptable to Agent and Issuing Bank, all of which shall supplement the rights and remedies granted herein.  Any payments made by any Lender or Issuing Bank in connection with the Letters of Credit shall constitute additional advances to Borrower under the Working Capital Line.  Letters of Credit shall have a term not to exceed (i) with respect to standby Letters of Credit, 365 days from the date of issuance thereof and (ii) with respect to commercial Letters of Credit, 180 days from the date of issuance thereof; provided, however, no Letter of Credit shall expire on a date later than the last day of the Working Capital Line Contract Period then in effect without the prior written approval of Agent and Issuing Bank and, with respect to any such Letter of Credit, Borrower hereby agrees to deliver on or before the last day of the Working Capital Line Period cash collateral in an amount equal to one hundred five percent (105%) of the outstanding undrawn face amount of each such Letter of Credit, to be held pursuant to Section 9.2 hereof.

(b)           In addition to the fees and costs of the Agent and Issuing Bank in connection with issuing or administering the Letters of Credit, Borrower shall pay to Issuing Bank, upon the issuance of any Letter of Credit and on each renewal thereof, a charge equal to the amount set forth in Section 10.2 (the “Letter of Credit Charges”), as applicable with respect to the type of Letter of Credit issued.

(c)           No Letter of Credit will be issued if (i) the sum of (A) the stated amount of the Letter of Credit requested, plus (B) fees and costs for issuance, plus (C) all advances under the Working Capital Line and Letters of Credit then outstanding, would exceed (1) during any Non-Seasonal Period, the Maximum Non-Seasonal Working Capital Line Amount, and (2) during any Seasonal Period, the lesser of (x) the Maximum Seasonal Working Capital Line Amount and (z) the Borrowing Base Amount, or (ii) the aggregate stated amount of all outstanding Letters of Credit would exceed, at any time, the Letter of Credit sublimit set forth in Section 10.2(b).  For purposes of determining availability for advances under the Working Capital Line and the issuance of Letters of Credit, the face amount of all outstanding Letters of Credit and all unreimbursed Letter of Credit charges and other amounts included in the term “L/C Obligations” defined below shall be deemed advances under the Working Capital Line.

(d)           All indebtedness, liabilities and obligations of any sort whatsoever, however arising, whether present or future, fixed or contingent, secured or unsecured, due or to become due, paid or incurred, arising or incurred in connection with any Letter of Credit shall be included in the term “Obligations”, as defined herein, and shall include, without limitation, (i) all amounts due or which may become due under or in connection with any Letter of Credit; (ii) all amounts charged or chargeable to Borrower, Agent, any Lender or Issuing Bank by any bank, other financial institution or correspondent bank which opens, issues or is involved with any Letter of Credit; (iii) the Letter of Credit Charges and all other fees, costs and other charges of Agent, any Lender and Issuing Bank in connection with any Letters of Credit; and (iv) to the extent paid by Issuing Bank and not reimbursed by Borrower all duties, freight, taxes, costs, insurance and all such other charges and expenses which may pertain directly or indirectly to any Obligations or Letters of Credit or to the goods or documents relating thereto (collectively, the “L/C Obligations”).

(e)           Borrower unconditionally agrees to indemnify and hold Agent, Lenders and Issuing Bank harmless from any and all loss, claim or liability (including reasonable attorneys’ fees) arising from any transactions or occurrences relating to any Letter of Credit established or opened for Borrower’s account, the Collateral relating thereto and any drawings thereunder, including any such loss or claim due to any action taken by Agent, any Lender or Issuing Bank in connection with any Letters of Credit.  Borrower further agrees to indemnify and hold Agent, Lenders and Issuing Bank harmless for any errors or omissions in connection with the Letters of Credit, whether caused by Agent, Lenders or Issuing Bank or otherwise.  Borrower’s unconditional obligation to indemnify and hold Agent, Lenders and Issuing Bank harmless under this provision shall not be modified or diminished for any reason or in any manner whatsoever, except for Agent’s, Lenders’ or Issuing Bank’s willful misconduct or gross negligence.  Borrower agrees that any charges made to Agent, any Lender or Issuing Bank by any issuer of any Letter of Credit shall be conclusive on Borrower and may be charged to Borrower’s account.

(f)            None of Agent, any Lender or Issuing Bank shall be responsible for:  the conformity of any goods to the documents presented; the validity or genuineness of any documents; delay, default, or fraud by Borrower or shipper and/or anyone else in connection with the Letters of Credit or any underlying transaction; provided, however, Agent, Lenders and Issuing Bank shall be responsible for any such default, delay or fraud caused by Agent’s, Lenders’ or Issuing Bank’s gross negligence or willful misconduct.

(g)           Borrower agrees that any action taken by Agent, any Lender or Issuing Bank, if taken in good faith and without gross negligence or willful misconduct, under or in connection with any Letter of Credit, shall be binding on Borrower and shall not create any resulting liability to Agent, such Lender or Issuing Bank.  In furtherance thereof, Agent and Issuing Bank shall have the full right and authority to clear and resolve anyquestions of non-compliance of documents; to give any instructions as to acceptance or rejection of any documents or goods; to execute for Borrower’s account any and all applications for steamship or airway guarantees, indemnities or delivery orders; to grant any extensions of the maturity of time of payment for, or time of presentation of, any drafts, acceptances, or documents; and to agree to any amendments, renewals, extensions, modifications, changes or cancellations of any of the terms or conditions of any of the applications or Letters of Credit.  All of the foregoing actions may be taken in Agent’s or Issuing Bank’s sole name, and Issuing Bank shall be entitled to comply with and honor any and all such documents or instruments executed by or received solely from Agent or Issuing Bank, all without any notice to or any consent from Borrower.  None of the foregoing actions described in this subsection (g) may be taken by Borrower without Agent’s express written consent nor shall Agent or Issuing Bank be liable in any way with respect thereto.

(h)           Immediately upon the issuance of any Letter of Credit, Issuing Bank is deemed to have granted to each Lender, and each Lender is deemed to have acquired from Issuing Bank, an undivided participating interest (without recourse to or warranty by Issuing Bank), in accordance with each such Lender’s respective Pro Rata Line Percentage of the Working Capital Line, in all of Issuing Bank’s rights and liabilities with respect to such Letter of Credit.  Each Lender shall be directly and unconditionally obligated without deduction or setoff of any kind, to Issuing Bank, according to such Lender’s Pro Rata Line Percentage to reimburse Issuing Bank for draws honored or paid by Issuing Bank at any time (including, without limitation, following commencement of any bankruptcy, reorganization, receivership or dissolution proceeding with respect to Borrower) under any such Letter of Credit.

2.5           [Intentionally Deleted.]

2.6           Loans Generally.

(a)           For purposes hereof, “Loan” shall mean any advance under the Working Capital Line or the Cap Ex Line and shall include any extension or conversion of an existing Loan (or portion thereof); “Eurodollar Loan” shall mean any Loan (or portion thereof) bearing interest at a rate determined by reference to LIBOR as defined herein; “Base Rate Loan” shall mean any Loan (or portion thereof) bearing interest at a rate of interest determined by reference to the Prime Rate as defined herein; and “Fixed Rate Loan” shall mean any Loan bearing interest determined by reference to a Fixed Rate as defined below.

(b)           Subject to the provisions of Section 3.10 and 3.11 below, each (i) Loan under the Working Capital Line may be a Eurodollar Loan or a Base Rate Loan, as Borrower may request pursuant to the terms hereof; and (ii) Loan under the Cap Ex Line may be a Eurodollar Loan, a Base Rate Loan or a Fixed Rate Loan, as Borrower may request pursuant to the terms hereof.  Eurodollar Loans having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Loans.  During the Non-Seasonal Period, Borrower may not have more than six (6) separate Eurodollar Loans outstanding at any one time under the Working Capital Line. During the Seasonal Period, Borrower may not have more than ten (10) separate Eurodollar Loans outstanding at any one time under the Working Capital Line.  Eurodollar Loans under the Working

Capital Line shall be made in minimum principal amounts of at least Three Million Dollars ($3,000,000.00) and in increments of Two Hundred Fifty Thousand Dollars ($250,000.00).There are no restrictions on the number or amount of Eurodollar Loans under the Cap Ex Line.

(c)           Borrower shall give Agent written notice (which may be by telecopy) (i) in the case of a Eurodollar Loan under the Working Capital Line and any Loan under the Cap Ex Line, not later than 10:00 a.m., Eastern Standard time, two (2) Business Days before a proposed borrowing and (ii) in the case of a Base Rate Loan under the Working Capital Line, not later than 10:00 a.m., Eastern time, on the day of the proposed borrowing.  Such notice shall be irrevocable and shall in each case refer to this Agreement and specify (A) whether the Loan then being requested is to be a Eurodollar Loan or Base Rate Loan; (B) the date of such borrowing (which shall be a Business Day) and the amount thereof; (C) if such Loan is to be a Eurodollar Loan, the Interest Period with respect thereto, provided, however, that Borrower shall not specify any Interest Period which expires after the end of the Working Capital Line Contract Period or the Cap Ex Line Contract Period, as applicable.  If no election as to the type of Loan is specified in any such notice, then the requested Loan shall be a Base Rate Loan.  If no Interest Period with respect to any Eurodollar Loan is specified in any such notice, then Borrower shall be deemed to have selected an Interest Period of one month’s duration.  In addition to the foregoing, each request for an advance under the Cap Ex Line shall include the applicable invoice and such other information as Agent shall reasonably require in connection with the equipment being purchased with the proceeds of such advance.

(d)           Borrower may request that Cap Ex Line Lenders quote a fixed rate of interest (a “Fixed Rate”) in respect of any advance under the Cap Ex Line.  If Borrower elects a Fixed Rate, such Fixed Rate shall remain in effect from the effective date thereof through the term of the applicable advance under the Cap Ex Line.

(e)           Required Lenders may, in their sole discretion, make or permit Loans or the Issuing Bank may issue or permit the issuance of Letters of Credit in excess of the Maximum Non-Seasonal Working Capital Line Amount, the Maximum Seasonal Working Capital Line Amount, or any other applicable formulas or sublimits.  The Cap Ex Lenders may, in their sole discretion, make or permit Loans in excess of the Maximum Cap Ex Line Amount or any other applicable formulas or sublimits.  If Lenders or Issuing Bank, as applicable, make or permit any such accommodations, all or any portion of such excess(es) shall be immediately due and payable upon Agent’s demand.  Should any such excess occur without Lenders’ prior written consent, such excess shall be due and payable immediately and without demand by Agent.

(f)            Borrower may prepay (i) Loans which are Base Rate Loans on any Business Day and (ii) subject to the provisions of Section 3.12 hereof, upon three (3) Business Days’ written notice to Agent, Loans which are Eurodollar Loans on a day other than the last day of the applicable Interest Period and Loans which are Fixed Rate Loans on a day other than the last day of the applicable term thereof.  Notwithstanding the foregoing, all Hedging Agreements (including without limitation, swap agreements, as defined in 11 U.S.C. § 101, as in effect from time to time), if any, between Borrower and any Lender or its affiliates are independent agreements governed by the written provisions of said Hedging Agreements, which will remain in full force and effect, unaffected by any repayment, prepayment, acceleration, reduction, increase or change in the terms of this Agreement or any other Loan Document, except as otherwise expressly provided in said written Hedging Agreement.

(g)           Borrower’s obligation to repay sums advanced under the Working Capital Line shall be evidenced by Borrower’s promissory note to each Lender in the face amount of such Lender’s Pro Rata Line Share (collectively, the “Working Capital Line Notes”), which shall be in the form of Schedule 2.6(g-1) attached hereto.  Borrower’s obligations to repay sums advanced under the Cap Ex Line shall be evidenced by Borrower’s promissory note to each Cap Ex Line Lender in the face amount of such Cap Ex Line Lender’s Pro Rata Cap Ex Share, together with allonges thereto delivered by Borrower to Lenders on the date of and as a condition to the applicable advance under the Cap Ex Line, each allonge being in the amount of such Cap Ex Line Lender’s Pro Rata Cap Ex Percentage of the applicable advance, which notes and allonges shall each be in the forms of Schedule 2.6(g-2) attached hereto (such notes, together with each allonge thereto, collectively “Cap Ex Notes”).  The Working Capital Line Notes, and the Cap Ex Notes may be referred to collectively as the “Notes”.

(h)           Each Lender’s agreement to extend any Loans (including without limitation advances pursuant to Section 11.1 hereof) or Issuing Bank’s obligation to issue any Letters of Credit after the date hereof is expressly subject to (i) the satisfaction of each of the Closing Conditions described on Schedule B; (ii) all representations and warranties of Borrower contained in the Loan Documents being true and complete as of the date of the making of such Loan or the issuance of such Letter of Credit; and (iii) no Event of Default, nor any event or condition which with the passage of time or delivery of notice or otherwise would constitute any such Event of Default, existing.

(i)            Excess collected balances in the Borrower’s operating checking account maintained with Agent (“Excess Funds”) shall be automatically swept on a daily basis to pay down Base Rate Loan balances outstanding under the Working Capital Line or, if no Base Rate Loan balances are outstanding under the Working Capital Line, Excess Funds shall be automatically swept to a daily repurchase agreement account of Borrower maintained with Agent.  If collected balances in the Borrower’s operating checking account are negative for any given day, funds shall be automatically advanced under the Working Capital Line (to the extent of availability thereunder) to balance the Borrower’s operating checking account.  Borrowings under this automatic sweep feature shall be Base Rate Loans.  Nothing in this Section 2.6(i) shall limit Borrower’s obligations in respect of overdrafts or require Lenders to make any advances if an Event of Default shall have occurred.

SECTION 3.         INTEREST; PAYMENTS AND FEES

3.1           Interest Calculation and Payments.

(a)           Interest accruing on Base Rate Loans and Fixed Rate Loans shall be payable by Borrower on the first day of each month, calculated upon the closing daily balances in the loan account of Borrower for each day during the immediately preceding month.  Interest on Base Rate Loans shall accrue at the Adjusted Base Rate then in effect.  The Adjusted Base Rate shall increase or decrease in an amount equal to each increase or decrease, respectively, in the Prime Rate, effective as of the date of each such change.  Interest on Eurodollar Loans shall be payable by Borrower on the last day of each Interest Period, and, if the Interest Period exceeds three months, also on the last day of the three month period commencing on the first day of the applicable Interest Period; all calculated upon the outstanding principal amount of such Eurodollar Loan during the immediately preceding period at the Adjusted LIBOR Rate then in effect.  On and after any Event of Default or termination or non-renewal of the credit facilities under this Agreement, interest on all unpaid Obligations shall accrue at a rate equal to two and one-half percent (2.5%) per annum in excess of Prime Rate (the “Default Rate”) until such time as all Obligations are indefeasibly paid in full

(notwithstanding entry of any judgment against Borrower or the exercise of any other right or remedy by Agent or any Lender), and all such interest shall be payable on demand.  In no event shall charges constituting interest exceed the rate permitted under any applicable law or regulation, and if any provision of this Agreement is in contravention of any such law or regulation, such provision shall be deemed amended to conform thereto.

(b)           The “Prime Rate” is the rate of interest publicly announced by Agent, its successors and assigns, in Souderton, Pennsylvania, as its “prime rate” with each change in such prime rate being effective on the date of such change (the Prime Rate is not intended to be the lowest rate of interest charged by Agent to its borrowers).  The “Adjusted Base Rate” is the rate of interest equal to the sum of the Prime Rate then in effect, plus the Applicable Percentage for Loans which are Base Rate Loans as set forth in Section 10.4(a).

(c)           “LIBOR” is, with respect to any Eurodollar Loan for the Interest Period applicable thereto, the rate of interest per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Telerate Page 3750 (or any successor page) - British Bankers Association Interest Settlement Rates, as the London interbank offered rate for deposits in U.S. dollars at approximately 11:00 A.M. (London time) two (2) Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided, however, (i) if more than one rate is specified on Telerate Page 3750 (or any successor page), the applicable rate shall be the arithmetic mean of all such rates (ii) if such rate is not reported, then the applicable rate shall be as determined by the Agent from another recognized source or interbank quotation, and provided, further, LIBOR shall be increased by any then applicable or subsequently imposed Eurocurrency liability reserve requirement imposed by the Board of Governors of the Federal Reserve.  The “Adjusted LIBOR Rate” is the rate of interest equal to the sum of LIBOR then in effect, plus the Applicable Percentage for Eurodollar Loans set forth in Section 10.4(a).

(d)           “Interest Period” is, as to any Eurodollar Loan, the period commencing on the date of the borrowing (including extensions and conversions thereof) and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is one (1), two (2), three (3) or six (6) months thereafter, as Borrower may elect; provided, however, that if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and provided, further, that no Interest Period shall extend beyond the end of the Working Capital Line Contract Period or Cap Ex Line Contract Period, as applicable, then in effect.  Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.

3.2           Principal Payments.

(a)           The outstanding principal balance under the Working Capital Line, together with all accrued and unpaid interest thereon and all other sums due in connection therewith shall be due and payable, in full, on the last day of the Working Capital Line Contract Period.

(b)           The outstanding principal balance of each advance under the Cap Ex Line shall be repaid in sixty (60) equal and consecutive monthly installments, each in an amount equal to the original principal amount of such advance divided by sixty (60), with the first such payment due on the first day of the first calendar month after the date of such advance and subsequent payments due on the first day of each calendar month thereafter.

(c)           Notwithstanding anything in this Agreement or any of the other Loan Documents to the contrary, in the event the Working Capital Line is terminated as the result of an Event of Default, expiration (without renewal) of the Working Capital Line Contract Period, or otherwise, the outstanding principal balance of the Working Capital Line and the Cap Ex Line, together with all accrued and unpaid interest thereon, all other sums due in connection therewith, and all other sums due hereunder shall be immediately due and payable in full.

3.3           Cap Ex Line Fee.  As a condition to and contemporaneously with each advance under the Cap Ex Line, Borrower shall pay to Agent, for the benefit of Cap Ex Line Lenders, a fee in an amount equal to one-half of one percent (.50%) of the amount of each such advance.

3.4           Closing Fees.  On the date of closing hereunder, Borrower shall pay to Agent, for the benefit of Lenders on a pro rata basis, a fee in the amount of Thirty-Seven Thousand Five Hundred Dollars ($37,500.00).

3.5           Unused Line Fee.  Borrower shall pay Agent, for the benefit of the Lenders, quarterly in arrears, within five (5) days of Borrower’s receipt of an invoice for such fee from Agent, an Unused Line Fee for each calendar quarter during the Working Capital Contract Period at the rate per annum set forth in Section 10.4(b), calculated on a daily basis upon the amount, if any, by which (a) the Maximum Non-Seasonal Working Capital Line Amount or the Maximum Seasonal Working Capital Line Amount (as applicable for each day during such quarter) exceeds (b) the sum of the average outstanding daily principal balance during the preceding calendar quarter of all Revolving Loans and any Letters of Credit under Working Capital Line of the Working Capital Line.

3.6           Termination of Loans and Termination Fee.  Subject to the provisions of Section 3.12 below, Borrower may terminate the Working Capital Line or the Cap Ex Line and prepay any Loans upon not less than thirty (30) days’ written notice to Agent.  Once a notice of intention to terminate and/or prepay is delivered, such notice shall be irrevocable.  In the event Agent exercises its right to accelerate payments under the Loans following an Event of Default, any tender of payment of the amount necessary to repay all or part of the Eurodollar Loans or the Fixed Rate Loans made thereafter at any time by Borrower, its successors or assigns or by anyone on behalf of Borrower and any receipt by Agent of proceeds of Collateral in payment of the Loans shall be deemed to be a voluntary prepayment and, in connection therewith, Agent shall be entitled to receive the premium required to be paid under Section 3.12 below.

3.7           Charges to Loan Account.  At Agent’s option, all payments of principal, interest, fees, costs, expenses and other charges provided for in this Agreement or in any other agreement now or hereafter existing between Agent or any Lender, and Borrower, may be charged on the date when due, as Loans under the Working Capital Line.  Interest, fees for Letters of Credit, the Unused Line Fee, any Cap Ex Line fee and any other amounts payable by Borrower to Agent based on a per annum rate shall be calculated on the basis of actual days elapsed over a 360-day year.

3.8           Taxes and Additional Costs.

(a)           “Taxes; “Netting Up.”  All payments under this Agreement, under the Notes (including, without limitation, payments of principal and interest) and under any other instruments,

agreements or documents relating hereto or thereto shall be payable to Agent free and clear of any and all future taxes, levies, imposts, duties, deductions, withholdings, fees and similar charges (the “Taxes”).  If any Taxes are required to be withheld or deducted from any amount payable under this Agreement, the Notes or such other instruments, agreements or documents, the amount payable under the Agreement, the Notes or such other instruments, agreements or documents will be increased to the amount which, after deduction from such increased amount of all Taxes required to be withheld or deducted therefrom, will yield to Agent the amount stated to be payable under this Agreement, the Notes or such other instruments, agreements or documents.  Borrower will execute and deliver to Agent at its request such further instruments as may be necessary to give full force and effect to any such increase.  If any of the Taxes specified in this Section are paid by Agent or Lenders, Borrower will, upon demand of Agent, immediately reimburse Agent or the applicable Lender for such payments, whether or not such Taxes are correctly or properly asserted.  Nothing contained herein shall apply to taxes measured by the overall net income of Agent or Lenders.  If either party hereto shall receive actual notice that any payment must be adjusted pursuant to this subsection, it shall give written notice to the other party with reasonable promptness.

(b)           Additional Costs.  In the event that any applicable law or regulation, or the interpretation thereof by any governmental authority charged with the administration thereof, hereafter subjects Agent or any Lender to any tax of any kind whatsoever, whether foreign or domestic, with respect to this Agreement, the Notes or any other instruments, agreements or documents relating hereto or thereto, or imposes, modifies or deems applicable any reserve requirement against assets held by or deposits in or for the account of, or loans by, Agent or any Lender or imposes on Agent, or any Lender directly or indirectly, any other charges or conditions affecting this Agreement, the Notes or any other instruments, agreements or documents relating hereto or thereto, or in the event Agent or any Lender is subject to any change in its capital adequacy requirements with respect to loans such as the Loans or other extensions of credit such as the Letters of Credit, and the result of any of the foregoing is to materially increase the cost to Agent or any Lender of maintaining the Working Capital Line or the Cap Ex Line, then Borrower will pay to Agent the additional amount or amounts specified in writing to Borrower by Agent to be necessary to compensate Agent or Lenders for such additional cost.

(c)           Repayment of Tax.  If any withholding tax paid by Borrower pursuant to this section shall be reimbursed to Agent or Lenders by any taxing authority, Agent or the applicable Lender shall repay such amount with reasonable promptness to Borrower.

3.9           Evidence of Amounts Outstanding, Etc.  Agent shall enter in its internal records the date and amount of each Loan and Letter of Credit made or issued by Agent, any Lender or Issuing Bank to Borrower hereunder, and the date and amount of each repayment of principal and interest.  Entries made in such internal records reflecting said information as to the Loans and Letters of Credit shall, absent manifest error, constitute prima facie evidence of the transactions represented by such entries; provided, however, that the failure by Agent to make an entry in such records shall not limit or otherwise affect the obligation of Borrower hereunder to repay the Obligations, including, without limitation, the principal amount thereof and interest accrued thereon.

3.10         Eurodollar Deposits Unavailable or Interest Rate Unascertainable.  In the event that, prior to any Interest Period of a Eurodollar Loan, Agent shall have determined (which determination shall be conclusive and binding on the parties hereto) that deposits of the necessary amount for the relevant Interest Period are not available to Lenders in the interbank Eurodollar market or that, by reason of circumstances affecting such market, adequate and reasonable means do not exist for ascertaining LIBOR applicable to such Interest Period, Agent shall promptly give notice of such determination to Borrower, and Lenders shall not be obligated to make, or extend, a Eurodollar Loan to Borrower.  In such event, other than as specified below, all Loans shall be made as, or converted to, Base Rate Loans.  Notwithstanding the foregoing, if any portion of a Loan is subject to a swap agreement (as defined in 11 U.S.C. § 101) with any Lender or any affiliate of any Lender pursuant to which the Borrower is to make its payments based on a fixed rate and such Lender (or such affiliate of such Lender) is to make its payments based on a rate determined by reference to LIBOR, as applicable, then that portion of the Loan shall be made as, or converted to, a rate equal to the sum of (i) the fallback floating rate payable by such Lender that is in effect under the applicable swap agreement for that day (without regard to any interest rate spread added thereto under the terms of such swap agreement) plus (ii) the Applicable Percentage for Eurodollar Loans set forth in Section 10.4(a), as applicable.

3.11         Changes in Law Rendering Eurodollar Loans Unlawful.  If at any time due to any new law, treaty or regulation, or any interpretation thereof by any governmental or other regulatory authority charged with the administration thereof, or for any other reason arising subsequent to the date hereof, it shall become unlawful for Lenders to fund a Eurodollar Loan, the obligation of Lenders to provide a Eurodollar Loan shall, upon the happening of such event, forthwith be suspended for the duration of such illegality.  In the event of such a change occurring, Agent shall notify Borrower thereof in writing stating the reasons therefor, and Borrower shall, on the earlier of (a) the last day of the then current Interest Period with respect to Eurodollar Loans or (b) if required by such law, regulation or interpretation, on such date as shall be specified in such notice, repay or prepay (as applicable) any outstanding Eurodollar Loan to Agent in full or convert such Eurodollar Loan to a Base Rate Loan.

3.12         Funding Indemnity; Prepayment Fee.

(a)           Borrower promises to indemnify Agent and Lenders and to hold Agent and Lenders harmless from any loss or expense which Agent or any Lender may sustain or incur (other than through Agent’s or Lenders’ gross negligence or willful misconduct) as a consequence of (i) default by Borrower in making a borrowing of, conversion into or extension of Eurodollar Loans after Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (ii) default by Borrower in making any prepayment of a Eurodollar Loan after Borrower has given a notice thereof in accordance with the provisions of this Agreement, and (iii) the making of a prepayment of Eurodollar Loans on a day which is not the last day of an Interest Period with respect thereto.  With respect to Eurodollar Loans, such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest which would have accrued on the amount so prepaid, or not so borrowed, converted or extended, for the period from the date of such prepayment or of such failure to borrow, convert or extend to the last day of the applicable Interest Period (or, in the case of a failure to borrow, convert or extend, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Eurodollar Loans provided for herein over (ii) the amount of interest (as reasonably determined by Agent) which would have accrued to Lenders on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank Eurodollar market.  This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(b)           Upon the making of any prepayment of all or any portion of any Fixed Rate Loan, Borrower shall pay to Agent, for the benefit of Cap Ex Line Lenders, together with any such prepayment, the positive amount, if any, equal to the difference between (i) the total interest payments Cap Ex Line Lenders would have received pursuant to the terms and conditions hereof on such prepaid amount if such prepayment had not occurred, minus (ii) the amount Cap Ex Line Lenders could receive on the applicable Alternative Investment.

As used herein, the following terms shall have the following meanings:

“Alternative Investment” shall mean, for each prepayment of all or any portion of a Fixed Rate Loan, a hypothetical investment of the principal amount being prepaid, bearing interest at a rate per annum which is equal to the Treasury Rate, with a term equal to the period commencing on the date of such prepayment and ending on the date the Fixed Rate Loan in respect of which such prepayment was made would have matured pursuant to the terms and conditions of this Agreement (without giving effect to any acceleration resulting from an Event of Default).

“Treasury Rate” shall mean the average coupon-equivalent yield that Lenders could obtain by purchasing United States Treasury securities on or about the date of the applicable principal prepayment, in an amount approximately equal to the principal amount being prepaid, and maturing on or about the date on which the Fixed Rate Loan in respect of which such prepayment was made would have would have matured pursuant to the terms and conditions of this Agreement (without giving effect to any acceleration resulting from an Event of Default).  Agent shall use standard yield interpretation methods if no such securities mature on or about such date.

3.13         Extensions and Conversions.  Subject to the terms and conditions contained herein, Borrower shall have the option, on any Business Day, to extend existing Eurodollar Loans into a subsequent permissible Interest Period, to convert Base Rate Loans into Eurodollar Loans, or to convert Eurodollar Loans into Base Rate Loans; provided, however, that (a) except as provided in Section 3.10 or 3.11, Eurodollar Loans may be converted into Base Loans only on the last day of the Interest Period applicable thereto, (b) Eurodollar Loans may be extended, and Base Loans may be converted into Eurodollar Loans, only if no Event of Default or any event which constitutes or would, with the giving of notice or lapse of time or both, constitute an Event of Default, is in existence on the date of extension or conversion, and (c) Loans extended as, or converted into, Eurodollar Loans shall be subject to the terms of the definition of “Interest Period” and shall be in such minimum amounts as provided in Section 2.6.  Each such extension or conversion shall be effected by Borrower by giving a written notice (or telephone notice promptly confirmed in writing) to Agent prior to 10:00 a.m., Eastern time, on the Business Day of, in the case of the conversion of a Eurodollar Loan into a Base Rate Loan, and on the second Business Day prior to, in the case of the extension of a Eurodollar Loan as, or conversion of a Base Rate Loan, into a Eurodollar Loan, the date of the proposed extension or conversion, specifying the date of the proposed extension or conversion, the Loans to be so extended or converted, the types of Loans into which such Loans are to be converted and, if appropriate, the applicable Interest Periods with respect thereto.  Each request for extension or conversion shall constitute a representation and warranty by Borrower of the matters specified in Section 6 hereof.  In the event Borrower fails to request extension or conversion of any Eurodollar Loan in accordance with this Section, or any such conversion or extension is not permitted or required by this Section, then such Loan shall be automatically converted into a Base Rate Loan at the end of the Interest Period applicable thereto.

SECTION 4.         GRANT OF SECURITY INTEREST

4.1           Grant of Security Interest.  To secure the payment and performance in full of all Obligations, Borrower grants to Agent, for the benefit of Lenders, as provided for herein, a continuing security interest in and lien upon and a right of setoff against, and Borrower hereby assigns and pledges to Agent, for the benefit of Lenders, as provided for herein, all of the Collateral, including any Collateral not deemed eligible for lending purposes.

4.2           Obligations.  “Obligations” shall mean any and all Loans, reimbursement and other payment obligations under or in connection with the Letters of Credit and all other indebtedness, liabilities and obligations of every kind, nature and description owing by Borrower to Agent any Lender or Issuing Bank and/or any of their affiliates, including principal, interest, charges, fees, expenses, and other L/C Obligations, however evidenced, whether as principal, surety, endorser, guarantor or otherwise, whether arising under this Agreement or otherwise whether now existing or hereafter arising, whether arising before, during or after the Working Capital Line Contract Period, the Cap Ex Line Contract Period or after the commencement of any case with respect to Borrower under the United States Bankruptcy Code or any similar statute, whether direct or indirect, absolute or contingent, joint or several, due or not due, primary or secondary, liquidated or unliquidated, secured or unsecured, contractual, tortious, original, renewed or extended and whether arising directly or howsoever acquired by Agent, any Lender or Issuing Bank including from any other entity outright, conditionally or as collateral security, by assignment, merger with any other entity, participations or interests of Agent, any Lender or Issuing Bank in the obligations of Borrower to others, assumption, operation of law, subrogation or otherwise and shall also include any existing and future obligations under or in connection with any Hedging Agreements with Agent, any Lender or Issuing Bank, any affiliate of Agent, any Lender or Issuing Bank or any financial institution participating with Agent any Lender or Issuing Bank in respect of this Agreement, and all amounts chargeable to Borrower under this Agreement or in connection with any of the foregoing.  Notwithstanding anything in this Section 4.2 to the contrary, an Obligation of Borrower which was acquired by Agent, any Lender or Issuing Bank or an affiliate of Agent, any Lender or Issuing Bank from a third party and which was unsecured at the time of such acquisition shall not be secured by the Collateral unless otherwise expressly agreed to by Borrower.

4.3           Collateral.  “Collateral” shall mean all now owned or hereafter acquired personal property of Borrower described in this Section 4.3, together with the items described in Section 4.4 and any other property hereafter pledged as security for any of the Obligations.

(a)           All now owned and hereafter acquired right, title and interest of Borrower in, to and in respect of all: accounts (including health care insurance receivables), interest in goods represented by accounts, returned, reclaimed or repossessed goods with respect thereto and rights as an unpaid vendor; contract rights; chattel paper; general intangibles (including, but not limited to payment intangibles, tax and duty refunds, registered and unregistered patents, trademarks, service marks, copyrights, trade names, applications for the foregoing, trade secrets, goodwill, processes, drawings, blueprints, customer lists, licenses, whether as licensor or licensee, choses in action and other claims, existing and future leasehold interests in equipment and fixtures and goodwill); stock and other ownership interests in subsidiaries and other entities; documents (including bills of lading, warehouse receipts and other documents of title); instruments; investment property and financial assets of every kind; insurance policies (including, without limitation, the cash surrender value of all life insurance policies); letters of credit, bankers’ acceptances, guaranties and letter of credit rights, and all supporting obligations and rights to receive payment thereunder; cash monies, deposits, securities, bank accounts, deposit accounts, reserves and credits; all property now or hereafter held in any capacity by Agent or Lenders, any of their affiliates or any entity which, at any time, participates in Agent’s or any Lender’s financing of Borrower or at any other depository or other institution; agreements or property securing or relating to any of the items referred to above; all commercial tort claims of Borrower based on or arising in connection with any of the matters described on Schedule 4.3(a), and all judgments, orders and awards issued in connection therewith;

(b)           All now owned and hereafter acquired right, title and interest of Borrower in, to and in respect of all goods of Borrower including, without limitation, all (i) inventory, wherever located, whether now owned or hereafter acquired, of whatever kind, nature or description, including, without limitation, all raw materials, work-in-process, finished goods, and materials to be used or consumed in Borrower’s business; all returned or repossessed goods and all names or marks affixed to or to be affixed thereto for purposes of selling same by the seller, manufacturer, lessor or licensor thereof and (ii) equipment and fixtures wherever located, whether now owned or hereafter acquired, including, without limitation, all machinery, motor vehicles, and furniture and any and all additions, substitutions, replacements (including spare parts) and accessions thereof and thereto;

(c)           Without in any way limiting the generality of any of the foregoing, all now owned or hereafter acquired right, title and interest of Borrower in, to and in respect of all (i) margin deposits and accounts maintained by Borrower with any party (including, without limitation, all Approved Margin Deposits); (ii) Futures Contracts; (iii) delivery contracts with Borrower’s customers; and (iv) Borrower’s customer list;

(d)           All now owned and hereafter acquired right, title and interests of Borrower in, to and in respect of any personal property in or upon which Agent or any Lender has or may hereafter have a security interest, lien or right of setoff;

(e)           All present and future books and records relating to any of the above including, without limitation, all computer programs, printed output and computer readable data in the possession or control of Borrower, any computer service bureau or other third party; and

(f)            All products and proceeds of the foregoing in whatever form and wherever located, including, without limitation, all insurance proceeds and all claims against third parties for loss or destruction of or damage to any of the foregoing.

Without in any way limiting the generality of the foregoing, (a) in no event will any existing or future Hedging Agreements with Agent or any Lender, any affiliate of Agent or any Lender or any participant with Agent or any Lender in respect of this Agreement be deemed Collateral; and (b) notwithstanding the foregoing grant of a security interest, (i) no account, instrument, chattel paper or other obligation or property of any kind due from, owed by, or belonging to, a Sanctioned Person or (ii) any lease in which the lessee is a Sanctioned Person shall be Collateral.

Lender may reject or refuse to accept any Collateral for credit toward payment of the Obligations that is an account, instrument, chattel paper, lease, or other obligation or property of any kind due from, owed by, or belonging to, a Sanctioned Person.

SECTION 5.         COLLECTION AND ADMINISTRATION

5.1           Collections.  At Agent’s request after the occurrence of an Event of Default, Borrower shall, at Borrower’s expense and in the manner requested by Agent from time to time, direct that remittances and all other proceeds of accounts and other Collateral shall be sent to a lock box designated by and maintained with Agent, and deposited into a bank account now or hereafter selected by Agent and maintained in the name of Agent under arrangements with the depository bank under which all funds deposited to such bank account are required to be transferred solely to Agent.  Borrower shall bear all risk of loss of any funds deposited into such account.  In connection therewith, Borrower shall execute such lock box and bank account agreements as Agent shall specify.  Any collections or other proceeds received by Borrower at any time shall be held in trust for Agent and Lenders and immediately remitted to Agent in kind.

5.2           Payments.  All Obligations shall be payable by 2:00 p.m., Eastern Standard time, on the date such Obligations are due, at Agent’s office set forth in Section 10.3(a) below or at such other place as Agent may expressly designate from time to time for purposes of this Section.  Agent shall apply all proceeds of accounts or other Collateral received by Agent and all other payments in respect of the Obligations to the Loans in whatever order or manner Required Lenders shall determine.

5.3           Loan Account Statements.  Agent shall render to Borrower monthly a loan account statement.  Each such statement shall be considered correct and binding upon Borrower, except to the extent that Agent receives, within sixty (60) days after the mailing of such statement, written notice from Borrower of any specific exceptions by Borrower to that statement.

5.4           Direct Collection.  Agent may, at any time, without notice to or assent of Borrower, (a) after the occurrence of an Event of Default, notify any account debtor that the accounts and other Collateral which includes a monetary obligation have been assigned to Agent by Borrower and that payment thereof is to be made to the order of and directly to Agent, (b) send, or cause to be sent by its designee, requests (which may identify the sender by a pseudonym) for verification of accounts and other Collateral directly to any account debtor or any other obligor or any bailee with respect thereto, and (c) after the occurrence of an Event of Default, demand, collect or enforce payment of any accounts or such other Collateral, but without any duty to do so, and Agent shall not be liable for any failure to collect or enforce payment thereof.  After the occurrence of an Event of Default, at Agent’s request, all invoices and statements sent to any account debtor, other obligor or bailee, shall state that the accounts and such other Collateral have been assigned to Agent, for the benefit of Lenders as provided herein, and are payable directly and only to Agent.

5.5           Attorney-in-Fact.  Borrower hereby appoints Agent and any designee of Agent as Borrower’s attorney-in-fact and authorizes Agent or such designee, at Borrower’s sole expense, to exercise at any time in Agent’s or such designee’s discretion all or any of the following powers, which powers of attorney, being coupled with an interest, shall be irrevocable until all Obligations have been paid in full:  (a) after the occurrence of an Event of Default, receive, take, endorse, assign, deliver, accept and deposit, in the name of Agent for the benefit of the Lenders or Borrower, any and all cash, checks, commercial paper, drafts, remittances and other instruments and documents relating to the Collateral or the proceeds thereof, (b) after the occurrence of an Event of Default, transmit to account debtors, other obligors or any bailees notice of the interest of Agent for the benefit of Lenders and Lenders in the Collateral or request from account debtors or such other obligors or bailees at any time, in the name of Borrower or Agent or any designee of Agent, information concerning the Collateral and any amounts owing with respect thereto, (c) after the occurrence of an Event of Default, notify account debtors or other obligors to make payment directly to Agent for the benefit of Lenders, or notify bailees as to the disposition of Collateral, (d) after the occurrence of an Event of Default, take or bring, in the name of Agent or Borrower, all steps, actions, suits or proceedings deemed by Agent necessary or desirable to effect collection of or other realization upon the accounts and other Collateral, (e) after an Event of Default, change the address for delivery of mail to Borrower and receive and open mail addressed to Borrower, (f) after an Event of Default, extend the time of payment of, compromise or settle for cash, credit, return of merchandise, and upon any terms or conditions, any and all accounts or other Collateral which includes a monetary obligation and discharge or release the account debtor or other obligor, without affecting any of the Obligations, and (g) at all times execute in the name of Borrower and file against Borrower in favor of Agent for the benefit of Lenders financing statements or amendments with respect to the Collateral.

5.6           Liability.  Borrower hereby releases and exculpates Agent, Lenders and Issuing Bank, each of their, its officers, employees and designees, from any liability arising from any acts under this Agreement or in furtherance thereof, whether as attorney-in-fact or otherwise, whether of omission or commission, and whether based upon any error of judgment or mistake of law or fact, except for willful misconduct or gross negligence.  In no event will Agent, Lenders or Issuing Bank have any liability to Borrower for lost profits or other special or consequential damages.

5.7           Administration of Accounts.  From and after the occurrence of an Event of Default, Borrower shall not, without the prior written consent of Agent in each instance, (a) grant any extension of time of payment of any of the accounts or any other Collateral which includes a monetary obligation, (b) compromise or settle any of the accounts or any such other Collateral for less than the full amount thereof, (c) release in whole or in part any account debtor or other person liable for the payment of any of the accounts or any such other Collateral, or (d) grant any credits, discounts, allowances, deductions, return authorizations or the like with respect to any of the accounts or any such other Collateral, other than customary items in the ordinary course of business.

5.8           Documents.  At such times as Agent may request after the occurrence of an Event of Default and in the manner specified by Agent, Borrower shall deliver to Agent or Agent’s representative, as Agent shall designate, or to any Lender copies or original invoices, agreements, proofs of rendition of services and delivery of goods and other documents evidencing or relating to the transactions which gave rise to accounts or other Collateral, together with customer statements, schedules describing the accounts or other Collateral and/or statements of account and confirmatory assignments to Agent of the accounts or other Collateral, in form and substance satisfactory to Agent and duly executed by Borrower.  Borrower’s granting of (a) material credits, discounts, allowances, deductions, return authorizations or the like, if no Event of Default should have occurred, and (b) any credits, discounts, allowances, deductions, return authorizations or the like, if an Event of Default shall have occurred, will be promptly reported to Agent in writing.  In no event shall any such schedule or confirmatory assignment (or the absence thereof or omission of any of the accounts or other Collateral therefrom) limit or in any way be construed as a waiver, limitation or modification of the security interests or rights of Agent and Lenders or the warranties, representations and covenants of Borrower under this Agreement.  To the extent permitted by law, any documents, schedules, invoices or other paper delivered to Agent or Lenders by Borrower may be destroyed or otherwise disposed of by Agent and Lenders six months after receipt by Agent or Lenders, unless Borrower requests their return in writing in advance and makes prior arrangements for their return at Borrower’s expense.

5.9           Access.  From time to time after the occurrence of an Event of Default and otherwise as reasonably requested by Agent or any Lender, at the sole expense of Borrower, Agent or its designee or any Lender shall have access, prior to an Event of Default during reasonable business hours and on or after an Event of Default at any time, to all of the premises where Collateral is located for the purposes of conducting audits, inspecting the Collateral and all Borrower’s books and records, and Borrower shall permit Agent or its designee to make such copies of such books and records or extracts therefrom as Agent may request.  Without expense to Agent, Agent may use such of Borrower’s personnel, equipment, including computer equipment, programs, printed output and computer readable media, supplies and premises for the collection of accounts and realization on other Collateral as Agent, in its sole discretion, deems appropriate.  Borrower hereby irrevocably authorizes all accountants and third parties to disclose and deliver to Agent and Lenders at Borrower’s expense all financial information, books and records, work papers, management reports and other information in their possession regarding Borrower.

5.10         Environmental Audits.  From time to time, as requested by Agent, at the sole expense of Borrower, after the occurrence of an Event of Default or if Agent has a good faith belief that Borrower has failed to comply with any applicable Environmental Requirements, Borrower shall provide Agent, or its designee, complete access to all of Borrower’s facilities for the purpose of conducting an environmental audit of such facilities as Agent or its designees may deem necessary.  Borrower agrees to cooperate with Agent with respect to any environmental audit conducted by Agent or its designee pursuant to this Section 5.10.

SECTION 6.         ADDITIONAL REPRESENTATIONS, WARRANTIES AND COVENANTS

Borrower hereby represents, warrants and covenants the following, the truth and accuracy of which (with such amendments to schedules hereto as appropriate), and compliance with which, shall be continuing conditions of the making of any Loans by Lenders or issuance by Issuing Bank of any Letters of Credit to Borrower:

6.1           Incorporation, Good Standing, and Due Qualification.  Borrower is a corporation duly incorporated, validly existing, and in good standing under the laws of the jurisdiction of its incorporation, has the corporate power and authority to own its assets and transact the business in which it is now engaged or proposed to be engaged, and is duly qualified as a foreign corporation and in good standing under the laws of each other jurisdiction in which the failure to be so qualified could reasonably be expected to have a material adverse effect on the business, operations or financial condition of Borrower, on the Collateral or on the enforceability or availability of rights and remedies of Agent or Lenders hereunder.

6.2           Ownership; Power and Authority.

(a)           The ownership of all stock, debentures, options, warrants, bonds and other securities (debt and equity) of Borrower and all pledges, proxies, voting trusts, powers of attorney and other agreements affecting the ownership or voting rights of said interests is as set forth on Schedule 6.2 attached hereto.

(b)           The execution, delivery, and performance by Borrower of this Agreement have been duly authorized by all necessary corporate or other action and do not and will not (a) require any consent or approval of any stockholders; (b) contravene such corporation’s charter or bylaws; (c) violate any provision of any law, rule, regulation (including, without limitation,

Regulations T, U and X of the Board of Governors of the Federal Reserve System), order, writ, judgment, injunction, decree, determination, or award presently in effect having applicability to Borrower; (d) result in a breach of or constitute a default under any indenture, loan, or credit agreement, or any other agreement, lease, or instrument to which Borrower is a party or by which Borrower or its properties may be bound or affected; (e) result in, or require, the creation or imposition of any lien upon or with respect to any of the properties now owned or hereafter acquired by Borrower; or (f) cause Borrower to be in default under any such law, rule, regulation, order, writ, judgment, injunction, decree, determination, or award or any such indenture, agreement, lease, or instrument.

6.3           Legally Enforceable Agreement.  This Agreement constitutes the legal, valid, and binding obligations of Borrower, and is enforceable in accordance with its terms, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency, and other similar laws affecting creditors’ rights generally.

6.4           Closing Financial Statements.  The financial statements of Borrower as of June 30, 2004, as of and for such fiscal period, copies of which have been furnished to Agent and Lenders, are complete and correct and fairly present the financial condition of Borrower and its subsidiaries as at such date and the results of the operations of Borrower and its subsidiaries for the period covered by such statements all in accordance with GAAP consistently applied, and since the date of these statements, there has been no material adverse change in the condition (financial or otherwise), business, properties, operations or prospects of Borrower or any of its subsidiaries, respectively.  There are no liabilities of Borrower or any of its subsidiaries, fixed or contingent, which are material but are not reflected in the financial statements or in the notes thereto, other than liabilities arising in the ordinary course of business since the date of these statements.  No written information, exhibit, or report furnished, or written  statement made, by Borrower or any of its subsidiaries to Agent or any Lender in connection with the negotiation of this Agreement contains any material misstatement of fact or omits to state a material fact or any fact necessary to make the statements contained herein or therein not materially misleading.  No Event of Default or event which constitutes, or would, with the giving of notice or lapse of time or both, constitute an Event of Default has occurred and is continuing.

6.5           Labor Disputes and Acts of God.  Neither the business nor the properties of Borrower or any of its subsidiaries are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy, or other casualty (whether or not covered by insurance) materially and adversely affecting such business or properties or the operation of Borrower or any of its subsidiaries.

6.6           Other Agreements.  Neither Borrower nor any of its subsidiaries is a party to any indenture, loan, or credit agreement, or to any lease or other agreement or instrument, or subject to any charter or corporate restriction which could have a material adverse effect on the condition (financial or otherwise), business, properties, operations or prospects of Borrower or any of its subsidiaries, or the ability of Borrower to perform its obligations under this Agreement.  Neither Borrower nor any of its subsidiaries is in default in any respect of the performance, observance, or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument material to its business to which it is a party.

6.7           Litigation.  Except as described on Schedule 6.7 hereto, there is no pending or threatened action or proceeding against or affecting Borrower or any subsidiaries of Borrower before any court, governmental agency, or arbitrator, which may, in any one case or in the aggregate, materially and adversely affect the condition (financial or otherwise), business, properties, operations or prospects of Borrower or any of its subsidiaries or the ability of Borrower to perform its obligations under this Agreement.

6.8           No Defaults on Outstanding Judgments or Orders.  Borrower and its subsidiaries have satisfied all judgments and none of them is in default with respect to any judgment, writ, injunction, decree, rule, or regulation of any court, arbitrator, or federal, state, municipal, or other governmental authority, commission, board, bureau, agency, or instrumentality, domestic or foreign.

6.9           Margin Stock.  Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System), and no proceeds of the Loans will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

6.10         Financial and Other Reports.  Each of Borrower and its subsidiaries shall keep and maintain its books and records in accordance with generally accepted accounting principles (“GAAP”), consistently applied and maintained; provided that, interim financial statements delivered by Borrower to Agent in accordance with Section 6(b) below shall be prepared in accordance with GAAP, except for the effects of Financial Accounting Standard No. 133.

(a)           Annually, Borrower shall deliver to Agent and Lenders (i) as soon as available, but in no event later than one hundred twenty (120) days after the end of Borrower’s fiscal year, audited consolidated financial statements of Borrower, including balance sheets, statements of operations and retained earnings and statements of cash flows for such year setting forth in comparative form the corresponding figures for the preceding year, accompanied by the report and unqualified opinion thereon of independent certified public accountants acceptable to Agent (the “Accountants”), and (ii) no later than thirty (30) days prior to the beginning of each fiscal year, operating and capital expenditure budgets for the next fiscal year.  All of the foregoing shall be in such form, and shall be accompanied by such information with respect to the business of Borrower or its subsidiaries, as Agent may request from time to time.

(b)           Borrower shall, at its expense and within forty-five (45) days following the end of each fiscal quarter, deliver to Agent and Lenders internally prepared interim financial statements, including a balance sheet and income statement and statements of operations and of cash flows for such fiscal quarter, all in form acceptable to Agent and in each case setting forth (i) in comparative form figures for the corresponding calendar month and year-to-date period of the preceding fiscal year and (ii) year-to-date figures, in each case together with a Compliance Certificate in the form of Schedule 6.10(b) hereto.

(c)           Borrower shall, at its expense and within thirty (30) days following the end of each calendar month, deliver to Agent and Lenders internally prepared interim financial statements, as generated by Borrower’s internal accounting system, for such calendar month.

(d)           During each Seasonal Period, Borrower shall, at its expense, on or before the thirtieth (30th) day of each month (or more frequently if required by Agent), deliver to Agent and Lenders, in form acceptable to Agent,  true and complete monthly agings of its accounts receivable and accounts payable.

(e)           Borrower shall, on a monthly basis, promptly upon receipt thereof, deliver to Agent and Lenders a copy of the last page of the Calyon Futures report, a copy of the last page of the Citigroup report and a copy of the internal New York Mercantile Exchange (or any other exchange as may be applicable) position report, and such similar information as may be delivered to Borrower from time to time in connection with any other Derivatives Contract.

(f)            During each Seasonal Period, Borrower shall deliver to Agent and Lenders within ten (10) days after the end of each calendar month (or more frequently if required by Agent) a borrowing base certificate in substantially the form of Schedule C hereto duly completed and certified by Borrower’s chief financial officer or chief executive officer, detailing Borrower’s Eligible Receivables and Eligible Inventory.

(g)           Borrower shall furnish to Agent or any Lender any such other information respecting the condition or operations, financial or otherwise, of Borrower or any of Borrower’s subsidiaries as Agent or any Lender may from time to time reasonably request.

6.11         Trade Names.  Borrower or any of its subsidiaries may from time to time render invoices to account debtors under its trade names set forth in Section 10.3(d) after Agent has received prior written notice from Borrower of the use of such trade names and as to which, Borrower agrees that: (a) each trade name does not refer to another corporation or other legal entity, (b) all accounts and proceeds thereof (including any returned merchandise) invoiced under any such trade names are owned exclusively by Borrower or one of its subsidiaries and are subject to the security interest of Agent, for the benefit of the Lenders, and the other terms of this Agreement, and (c) all schedules of accounts and confirmatory assignments including any sales made or services rendered using the trade name shall show Borrower’s or one of its subsidiaries’ name as assignor and Agent is authorized, after the occurrence of an Event of Default, to receive, endorse and deposit to any loan account of Borrower maintained by Agent all checks or other remittances made payable to any trade name of Borrower or any of its subsidiaries representing payment with respect to such sales or services.

6.12         Notices.  Borrower shall promptly notify Agent in writing of (a) any loss, damage, investigation, action, suit, proceeding or claim relating to a material portion of the Collateral or which may result in any material adverse change in Borrower’s or any of its subsidiaries’ business, assets, liabilities or condition, financial or otherwise; (b) the occurrence of any Default or Event of Default; (c) any action or proceeding brought against Borrower wherein such action or proceeding would, if determined adversely to Borrower result in liability of Borrower in excess of Five Hundred Thousand Dollars ($500,000.00) for any individual action or proceeding or One Million Dollars ($1,000,000.00) in the aggregate for any two (2) or more actions or proceedings; (d) the failure of Borrower to observe any of its undertakings under the Loan Documents; or (e) any material adverse change in the assets, business, operations or financial condition of Borrower.

6.13         Books and Records.  The books and records of Borrower and its subsidiaries concerning accounts and its chief executive office are and shall be maintained only at the address set forth in Section 10.3(b).  The only other places of business and the only other locations of Collateral, if any, of the Borrower and its subsidiaries are and shall be the addresses set forth in Section 10.3 hereof, except Borrower or any of its subsidiaries may change such location or open a new place of business after thirty (30) days’ prior written notice from Borrower to Agent.  Prior to any change in location or opening of any new place of business, Borrower (or any of its subsidiaries, as applicable) shall execute and deliver or cause to be executed and delivered to Agent such financing statements,

Landlord Waivers, financing documents and security and other agreements as Agent may reasonably require.

6.14         Title; Lien Restrictions.  Borrower and its subsidiaries (or such other persons, as applicable) have and at all times will continue to have good and marketable title to all of its and their respective properties, real and personal, including without limitation, the Collateral, free and clear of all liens, security interests, claims or encumbrances of any kind except in favor of Agent, for the benefit of Lenders as provided for herein, and except, if any, those set forth on Schedule 6.14 hereto (collectively, “Permitted Liens”).  Neither Borrower nor any of its subsidiaries shall mortgage, assign, pledge, transfer or otherwise permit any lien or judgment (whether as a result of a purchase money or title retention transaction, or other security interest, or otherwise) to exist on any of their respective assets or goods, whether real, personal or mixed, whether now owned or hereafter acquired, except for Permitted Liens.  Nether Borrower nor any of its subsidiaries shall enter into any agreement which shall: (i) prohibit Borrower or any of its subsidiaries from granting,  creating or suffering to exist, or otherwise restricting in any way (whether by covenant, by identifying such event as a default under such agreement or otherwise) the ability of Borrower or any of its subsidiaries to grant, create or suffer to exist any lien, security interest or other charge or encumbrance upon or with respect to any of its assets in favor of Agent, for the benefit of Lenders as provided for herein; or (ii) restrict or inhibit Agent’s rights or ability to sell or otherwise dispose of any of the Collateral or any part thereof after the occurrence of an Event of Default.

6.15         No Corporate Changes.  Each of Borrower and its subsidiaries shall maintain its corporate existence and shall maintain in full force and effect all material licenses, bonds, franchises, leases, trademarks and qualifications to do business in the jurisdictions in which it is required to do so by the nature and extent of its activities in such jurisdictions.  Neither Borrower nor any of its subsidiaries shall directly or indirectly:  (a) except for a Permitted Transaction, consolidate with or merge with or into any other entity, or permit any other entity to consolidate with or merge with or into Borrower or any of its subsidiaries, (b) except for a Permitted Transaction, form or acquire any interest in any firm, corporation or other entity or (c) alter or modify any of Borrower’s or any of its subsidiaries’ articles or certificate of incorporation or any operating agreement, names, mailing addresses, principal places of business, structure, status or existence or enter into or engage in any business, operation or activity materially different from that presently being conducted by Borrower and its subsidiaries.  With respect to any Permitted Transaction, Borrower shall give Agent prior written notice of such Permitted Transaction, together with such documents and information in connection therewith as Agent shall reasonably require.

6.16         Insurance.  Borrower and its subsidiaries shall at all times maintain, with financially sound and reputable insurers, insurance (including, without limitation, at the option of Agent in its reasonable discretion, earthquake and flood insurance) with respect to the Collateral and other assets for the benefit of Agent and Lenders.  All such insurance policies shall be in such form, substance, amounts and coverage as may be satisfactory to Agent and shall provide for thirty (30) days’ prior written notice to Agent of cancellation or reduction of coverage.  Borrower hereby irrevocably appoints Agent and any designee of Agent as attorney-in-fact for Borrower and its subsidiaries to obtain at Borrower’s expense, any such insurance should Borrower or any of its subsidiaries fail to do so and, after an Event of Default, to adjust or settle any claim or other matter under or arising pursuant to such insurance or to amend or cancel such insurance.  Borrower shall deliver to Agent evidence of all such insurance and a lender’s loss payable endorsement in favor of the Agent, for the benefit of the Lenders, in form and substance satisfactory to Agent as to all existing and future insurance policies with respect to the Collateral.  Borrower shall, and shall cause its subsidiaries to, deliver to Agent, for the benefit of the Lenders, in kind, all instruments representing proceeds of insurance received by Borrower or any of its subsidiaries.  Agent may apply any insurance proceeds received at any time to the cost of repairs to or replacement of any portion of the Collateral and/or, at Agent’s option, to payment of or as security for any of the Obligations, whether or not due, in any order or manner as the Required Lenders determine.

Notwithstanding the foregoing, in the event that Borrower suffers a casualty loss in an amount not greater than One Million Dollars ($1,000,000.00) and desires to use the proceeds of such casualty loss insurance to repair or replace damaged equipment or inventory which was Collateral hereunder, Agent and Lenders will permit Borrower to utilize the proceeds of such insurance solely to purchase such replacement equipment and inventory or to repair such equipment, provided that no Default or Event of Default has occurred.

6.17         Compliance With Laws.  Each of Borrower and its subsidiaries is and at all times will continue to be in compliance in all material respects with the requirements of all laws, rules, regulations and orders of any governmental authority relating to its business (including laws, rules, regulations and orders relating to taxes, payment and withholding of payroll taxes, employer and employee contributions and similar items, securities, employee retirement and welfare benefits, employee health and safety, or environmental matters) and all material agreements or other instruments binding on Borrower or any of its subsidiaries or their respective property.  All of Borrower’s and its subsidiaries’ inventory shall be produced in accordance with the requirements of the Federal Fair Labor Standards Act of 1938, as amended and all rules, regulations and orders related thereto.  Each of Borrower and its subsidiaries has paid and discharged and shall pay and discharge all taxes, assessments and governmental charges against it or any Collateral prior to the date on which penalties are imposed or liens attach with respect thereto, unless the same are being contested in good faith and, at Agent’s option exercised in its reasonable discretion, reserves are established for the amount contested and penalties which may accrue thereon.

6.18         Equipment.  With respect to equipment of Borrower or any of its subsidiaries, Borrower (or such subsidiary, as applicable) shall keep the equipment in good order and repair, and in running and marketable condition, ordinary wear and tear excepted.

6.19         Affiliated and Other Transactions.  Except as provided in Section 6.25 below, without the prior written consent of Required Lenders, which consent shall not be unreasonably withheld, neither Borrower nor any of its subsidiaries will, directly or indirectly: (a) except in connection with a Permitted Loan, lend or advance money or property to, guarantee or assume indebtedness of, or invest (by capital contribution or otherwise) in any person, firm, corporation or other entity; (b) declare, pay or make any redemption of, or purchase, any shares of any class of stock of Borrower now or hereafter outstanding; (c) make any payment of the principal amount of or interest on any indebtedness owing to any officer, director, shareholder, or affiliate of Borrower, provided that Borrower’s subsidiaries may make any payment of the principal amount of or interest on any indebtedness owing to Borrower; or (d) enter into any sale, lease or other transaction with any officer, director, employee, shareholder or affiliate of Borrower or any of its subsidiaries on terms that are less favorable to Borrower or any of its subsidiaries than those which might be obtained at the time from persons who are not an officer, director, employee, shareholder or affiliate of Borrower.

6.20         Fees and Expenses.  Borrower shall pay, on Agent’s demand, all costs, expenses, filing fees and taxes payable in connection with the preparation, execution, delivery, recording,

administration, collection, liquidation, enforcement and defense of the Obligations, Agent’s, Lenders’ and Issuing Bank’s rights in the Collateral, this Agreement and all other existing and future agreements or documents contemplated herein or related hereto, including any amendments, waivers, supplements or consents which may hereafter be made or entered into in respect hereof, or in any way involving claims or defense asserted by Agent, any Lender or Issuing Bank or claims or defense against Agent, any Lender or Issuing Bank asserted by Borrower, any of its subsidiaries or any third party directly or indirectly arising out of or related to the relationship between Borrower and Agent or any Lender, including, but not limited to the following, whether incurred before, during or after the expiration of the Working Capital Line Contract Period or after the commencement of any case with respect to Borrower or any of its subsidiaries or under the United States Bankruptcy Code or any similar statute:  (a) all costs and expenses of filing or recording (including Uniform Commercial Code financing statement filing taxes and fees, documentary taxes, intangibles taxes and mortgage recording taxes and fees, if applicable); (b) all title insurance and other insurance premiums, appraisal fees, fees incurred in connection with any environmental report, audit or survey and search fees; (c) all fees as then in effect relating to the wire transfer of loan proceeds and other funds and fees then in effect for returned checks and credit reports; (d) all expenses and costs heretofore and from time to time hereafter incurred by Agent, any Lender or Issuing Bank during the course of periodic field examinations of the Collateral and Borrower’s and its subsidiaries’ operations provided that prior to the occurrence of an Event of Default, such costs shall be in an amount equal to the Field Examination Fee set forth in Section 10.4(c), plus such fees and disbursements incurred as a result of litigation between the parties hereto, any third party and in any appeals arising therefrom for Agent’s examiners in the field and office; (e) all costs, fees, penalties or other liabilities arising or incurred in connection with any litigation, claims, judgments or suits (including, without limitation, environmental liabilities); and (f) the costs, fees and disbursements of outside counsel to Agent and/or any Lenders.

6.21         Further Assurances.  At the request of Agent or any Lender, at any time and from time to time, at Borrower’s sole expense, Borrower (and such other persons, as applicable) shall execute and deliver or cause to be executed and delivered to Agent, such agreements, documents and instruments, including, without limitation, waivers, consents and subordination agreements from mortgagees or other holders of security interests or liens, landlords or bailees and stock certificates and other securities, instruments and chattel paper, endorsed as Agent may direct, with, as appropriate, stock or other powers executed in blank, and do or cause to be done such further acts as Agent, in its discretion, deems necessary or desirable to create, preserve, perfect or validate any security interest of Agent and Lenders or the priority thereof in the Collateral and otherwise to effectuate the provisions and purposes of this Agreement.  Borrower hereby authorizes Agent to file financing statements or amendments against Borrower or any of its subsidiaries in favor of Agent, for the benefit of the Lenders, with respect to the Collateral, without Borrower’s or any of its subsidiaries’ signatures and to file as financing statements any carbon, photographic or other reproductions of this Agreement or any financing statements signed by Borrower or any of its subsidiaries.  Borrower shall promptly notify Agent in writing of any trademarks, copyrights, patents, licenses or other intellectual property that it or any of its subsidiaries acquires following the date hereof.

6.22         Environmental Matters.

(a)           Except as described on Schedule 6.22(a) hereto, (i) none of Borrower’s or any of its subsidiaries’ properties or assets has ever been designated or identified in any manner pursuant to any Environmental Requirement as a hazardous waste or hazardous substance disposal site, or a candidate for closure pursuant to any Environmental Requirement; (ii) no lien arising under any Environmental Requirement has attached to any revenues or to any real or personal property owned by Borrower or any of its subsidiaries; (iii) neither Borrower nor any of its subsidiaries has received a summons, citation, notice, or directive from the Environmental Protection Agency or any other federal or state governmental agency relating to any action or omission by Borrower or any of its subsidiaries resulting in the releasing, or otherwise exposing of hazardous waste or hazardous substances into the environment; and (iv) each of Borrower and its subsidiaries is in compliance (in all material respects) with all Environmental Requirements.

(b)           In the event Borrower becomes aware of any past, present or future facts or circumstances which have given rise or could give rise to a claim against Borrower related to a failure to comply with any Environmental Requirements, Borrower will (i) promptly give Agent notice thereof, together with a written statement of the chief financial officer of Borrower setting forth the details thereof and the action with respect thereto taken or proposed to be taken by Borrower and (ii) deliver to Agent monthly reports (or more frequent reports if requested by Agent or any Lender) regarding the status of the situation in respect of which such notice was sent, which reports shall be in form and content satisfactory to Agent.

(c)           Borrower agrees to indemnify, defend and hold harmless Agent, Lenders, their parents, subsidiaries, successors and assigns, and any officer, director, shareholder, employee, affiliate or agent of Agent or any Lender, for all loss, liability, damage, cost and expenses, including without limitation, attorney’s fees and disbursements arising from or related to (i) the release of any Special Materials at any facility at any time owned, leased or operated by Borrower, (ii) the release of any Special Materials treated, stored, transported, handled, generated or disposed of by or on behalf of Borrower at any third party owned site, (iii) any claim against Borrower that it has failed to comply with any Environmental Requirement, and (iv) the breach by Borrower of any representation or covenant in this Section 6.22.

(d)           The representations and covenants of Borrower contained in this Section 6.22, including without limitation the indemnification obligation of Borrower, shall survive the occurrence of any event whatsoever, including the payment of the Obligations or any investigation by or knowledge of Agent or any Lender.

(e)           For purposes of the foregoing:

(i)            “Environmental Requirements” means any and all applicable federal, state or local laws, statutes, ordinances, regulations or standards, administrative or court orders or decrees, common law doctrines or private agreements, relating to (i) pollution or protection of the environment and natural resources, (ii) exposure of employees or other persons to Special Materials, (iii) protection of the public health and welfare from the effects of Special Materials and their products, by-products, wastes, emissions, discharges or releases, and (iv) regulation, licensing, approval or authorization of the manufacture, generation, use, formulation, packaging, labeling, transporting, distributing, handling, storing or disposing of any Special Materials.

(ii)           “Special Materials” means any and all materials which, under Environmental Requirements, require special handling in use, generation, collection, storage, treatment or disposal, or payment of costs associated with responding to the lawful directives of any court or agency of competent jurisdiction.  Special Materials shall include, without limitation:  (i) any flammable substance, explosive, radioactive material, hazardous material, hazardous waste, toxic substance, solid waste, pollutant, contaminant or any related material, raw material, substance, product or by-product of any substance specified in or regulated or otherwise affected by any Environmental Requirements (including but not limited to any “hazardous substance” as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980 as amended or any similar state or local law), (ii) any toxic chemical or other substance from or related to industrial, commercial or institutional activities, and (iii) asbestos, gasoline, diesel fuel, motor oil, waste and used oil, heating oil and other petroleum products or compounds, polychlorinated biphenyls, radon, urea formaldehyde and lead-containing materials.

6.23         Restrictions on Additional Indebtedness.  Borrower shall not, nor shall it permit its subsidiaries to, incur or create any liability or indebtedness whether direct or indirect, absolute or contingent, by way of a guaranty or otherwise, including capitalized leases, other than: (i) under this Agreement, (ii) under any existing or future obligations under or in connection with any swap agreements (as defined in 11 U.S.C. § 101) with Agent, any Lender, any affiliate of Agent or any Lender or any participant with Agent in respect of this Agreement, (iii) indebtedness in an aggregate amount not to exceed at any time One Million Dollars ($1,000,000.00), (iv) indebtedness to Univest and/or WBNA incurred by Borrower solely in connection with Borrower’s project to construct a propane rail terminal on the grounds of its facilities located at Macungie, Pennsylvania in an original principal amount not to exceed Five Million Dollars ($5,000,000.00), (v) indebtedness set forth on Schedule 6.23 hereto and (vi) current accounts payable incurred in the ordinary course of Borrower’s business, accrued expenses and other current items arising out of transactions (other than borrowings) in the ordinary course of Borrower’s business  (collectively, “Permitted Indebtedness”).

6.24         Issuance of Stock.  Borrower shall not, nor shall it permit its subsidiaries or shareholders to, issue, distribute, transfer or redeem any capital stock or other securities for consideration or otherwise, except, in the case of any such subsidiary, to Borrower.

6.25         Limitations.  Borrower shall not create, nor will it permit any of its subsidiaries to, directly or indirectly, create or otherwise cause, incur, assume, suffer or permit to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any such person to (a) pay dividends or make any other distribution on any of such person’s capital stock, (b) pay any indebtedness owed to Borrower, (c) make loans or advances to Borrower or (d) transfer any of its property to Borrower, except for encumbrances or restrictions existing under or by reason of (i) customary non-assignment provisions in any lease governing a leasehold interest, (ii) any agreement or other instrument of a person existing at the time it becomes a subsidiary of Borrower; provided, that such encumbrance or restriction was not entered into in contemplation of such person becoming a subsidiary of Borrower and (iii) this Agreement.

6.26         Restricted Payments.  Borrower will not make any payment to redeem, retire, purchase or obtain the surrender of any outstanding warrants, options or other rights to acquire any interest in Borrower or any payment to any affiliate of Borrower.  Borrower may make dividends or other distributions on account of its stock, provided that no Event of Default shall have occurred and be continuing and no such dividend or distribution would cause an Event of Default.

6.27         Tax Returns.  Borrower has filed all tax returns which they are required to file and have paid, or made provision for the payment of, all taxes which have or may have become due pursuant to such returns or pursuant to any assessment received by them, except such taxes (other than real estate taxes which must be paid regardless of challenge), if any, as are being contested in good faith and as to which adequate reserves have been provided.  Such tax returns are complete and accurate in all respects.  Borrower does not know of any proposed additional assessment or basis for any assessment of additional taxes.

6.28         Current Compliance.  Borrower is currently in compliance with all of the terms and conditions of the this Agreement and the Loan Documents.

6.29         Pension Plan Representations.  Except as disclosed on Schedule 6.29 hereto, (a) Borrower has no obligations with respect to any employee pension benefit plan (“Plan”) (as such term is defined in the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), (b) no events, including, without limitation, any “Reportable Event” or “Prohibited Transaction” (as those terms are defined under ERISA), have occurred in connection with any Plan of Borrower which might constitute grounds for the termination of any such Plan by the Pension Benefit Guaranty Corporation (“PBGC”) or for the appointment by any United States District Court of a trustee to administer any such Plan, (c) all of the Borrower’s Plans meet with the minimum funding standards of Section 302 of ERISA, and (d) Borrower has no existing liability to the PBGC.  Borrower is not subject to or bound to make contributions to any “multi-employer plan” as such term is defined in Section 4001(a)(3) of ERISA.

6.30         Intellectual Property.  Borrower owns or possesses the irrevocable right to use all of the patents, trademarks, service marks, trade names, copyrights, licenses, franchises and permits and rights with respect to the foregoing necessary to own and operate the Borrower’s properties and to carry on their business as presently conducted and presently planned to be conducted without conflict with the rights of others.  Schedule 6.30 sets forth an accurate list and description of each such patent, trademark, service mark, trade name, copyright, license, franchise and permit and right with respect to the foregoing, together with all registration or application numbers or information with respect thereto.

6.31         Payment of Principal, Interest and Other Amounts Due.  Borrower will pay when due all Obligations and all other amounts payable by it hereunder and under the Loan Documents.

6.32         Disposition of Assets.  Borrower will not sell, lease, transfer, abandon or otherwise dispose of any portion of its property or assets, except for sales of inventory in the ordinary course for fair consideration and the sale of assets during any fiscal year having a fair market value not exceeding One Million Dollars ($1,000,000.00).

6.33         Taxes; Claims for Labor and Materials.  Borrower will pay or cause to be paid when due all taxes, assessments, governmental charges or levies imposed upon it or its income, profits, payroll or any property belonging to it, including without limitation all withholding taxes, and all claims for labor, materials and supplies which, if unpaid, might become a lien or charge upon any of its properties or assets; provided that it shall not be required to pay any such tax (other than real estate taxes which must be paid regardless of challenge), assessment, charge, levy or claim so long as the validity thereof shall be contested in good faith by appropriate proceedings promptly initiated and diligently conducted by it, and neither execution nor foreclosure sale or similar proceedings shall have been commenced in respect thereof (or such proceedings shall have been stayed pending the disposition of such contest of validity), and it shall have set aside on its books, or at the request of Agent deposited with Agent adequate reserves with respect thereto.  Borrower will not file or consent to the filing of, any consolidated income tax return with any person or entity other than a subsidiary.

6.34         Pension Plan Covenants.  Borrower will (a) keep in full force and effect any and all Plans which are presently in existence or may, from time to time, come into existence under ERISA, unless such Plans can be terminated without material liability to Borrower in connection with such termination (as distinguished from any continuing funding obligation); (b) make contributions to all of Borrower’s Plans in a timely manner and in a sufficient amount to comply with the requirements of ERISA; (c) comply with all material requirements of ERISA which relate to such Plans so as to preclude the occurrence of any Reportable Event, Prohibited Transaction or material “accumulated funding deficiency” as such term is defined in ERISA; and (d) notify Agent immediately upon receipt by Borrower of any notice of the institution of any proceeding or other action which may result in the termination of any Plan and deliver to Agent, promptly after the filing or receipt thereof, copies of all reports or notices which Borrower files or receives under ERISA with or from the Internal Revenue Service, the PBGC, or the U.S. Department of Labor.

6.35         Bank of Account.  Borrower will maintain Univest as major bank of account.  Borrower will notify Agent in writing and on a continuing basis, of all deposit accounts and certificates of deposit (including the numbers thereof) maintained with or purchased by Borrower from any other financial institutions.

6.36         Maintenance of Management.  Borrower will cause its business to be continuously managed by at least two (2) of the following individuals:  Richard Longacre, Daryl Hackman, Kenneth Longacre, Sr. and/or James M. Boyd or, in lieu thereof, such other persons (serving in such senior management positions) as may be reasonably satisfactory to Required Lenders.  Borrower will notify Agent promptly in writing of any change in Borrower’s board of directors or executive officers and will provide Agent with a copy of any proposed amendments to its Articles of Incorporation or By-Laws, prior to adoption.

6.37         Accounts Receivable.  Borrower will, if requested by Agent (a) upon the occurrence of an Event of Default, give Agent assignments, for the benefit of the Lenders, in form acceptable to Agent, of specific accounts or groups of accounts and monies due and to become due under specific contracts and specific general intangibles; (b) upon the occurrence of an Event of Default, furnish to Agent a copy, with such duplicate copies as Agent may request, of the invoice applicable to each account specifically assigned to Agent or arising out of a contract right, bearing a statement that such account has been assigned to Agent and such additional statements as Agent may require; (c) upon the occurrence of an Event of Default, mark its records evidencing its accounts in a manner satisfactory to Agent so as to show which accounts have been assigned to Agent for the benefit of Lenders; (d) furnish to Agent satisfactory evidence of the shipment and receipt of any goods specified by Agent and the performance of any services or obligations covered by accounts or contracts in which Agent, for the benefit of Lenders, has a security interest; (e) join with Agent in executing a financing statement, notice, affidavit or similar instrument, in form satisfactory to Agent, for the benefit of Lenders, and such continuation statements and other instruments as Agent may from time to time request and pay the cost of filing the same in any public office deemed advisable by Agent; (f) give Agent such financial statements, reports, certificates, lists of purchasers (showing names, addresses, and amounts owing) and other data concerning its accounts, contracts, collections, inventory, general intangibles and other matters as Agent may from time to time specify; (g) upon the occurrence of an Event of Default, segregate cash proceeds of Collateral so that they may be identified readily, and deliver the same to the Agent, for the benefit of Lenders, at such time or times and in such manner and form as the Agent may direct; (h) upon the occurrence of an Event of Default, furnish such witnesses as may be necessary to establish legal proof of the Collateral or records relating to the Collateral; and (i) obtain from any owner, encumbrancer or other person having an interest in the property where any Collateral is located, written consent to Agent’s removal of the Collateral therefrom, without liability on the part of Agent to such owner, encumbrancer or other person, or from any such owner, encumbrancer or other person such waivers of any interest in the Collateral as the Agent may require.

6.38         Derivatives Contracts.

(a)           Borrower has delivered to Agent true and complete copies of all of its contracts and other agreements with each Approved Broker.  Borrower shall promptly deliver to Agent copies of any amendments or modifications to, or replacements of, any such agreements.

(b)           Borrower is and shall at all times remain in compliance with all of its obligations under all contracts and other agreements with each Approved Broker.

(c)           Borrower shall not enter into any contracts or similar arrangements with brokers of Derivatives Contracts without prior notice to Agent and delivery to Agent of agreements satisfactory to Required Lenders regarding Agent’s security interest, for the benefit of Lenders, in and to any margin deposits with respect thereto and Borrower’s rights in connection therewith.

6.39         Through-put Agreements. Borrower has delivered to Agent true and complete copies of all of Borrower’s agreements in connection with any “through-put” or similar arrangements.  Borrower shall not enter into any new “through-put” or similar arrangements without prior written notice to Agent and delivery to Agent of all documents as Agent may reasonably request in connection with Agent’s security interest in Borrower’s inventory subject to such agreements.  Borrower shall deliver to Agent, within thirty (30) days of execution thereof, copies of any agreements entered into by Borrower after the date hereof with respect to any “through-put” or similar arrangements.  Nothing in this Agreement shall be deemed to require Agent’s consent to any such agreements, provided such agreements do not violate any of the representations, warranties or covenants set forth in this Agreement.

6.40         Financial Covenants.

(a)           Borrower shall maintain a ratio of (i) Funded Debt to (ii) Tangible Net Worth of not greater than 2.00 to 1.0 as of June 30th of each year, commencing with Borrower’s fiscal year ending June 30, 2004.

(b)           Borrower shall maintain a Debt Service Coverage Ratio of not less than 1.25 to 1.0 as of September 30, 2004 and as of the end of each fiscal quarter thereafter, in each case as measured on a trailing four quarter basis.

(c)           Borrower shall maintain a Tangible Net Worth of not less than (i) $20,500,000.00 for the period commencing the date hereof through and including June 29, 2005, and (ii) $21,750,000.00 commencing June 30, 2005 and at all times thereafter.

(d)           Borrower shall not cause, suffer or permit its aggregate capital expenditures to exceed $3,500,000.00 in any fiscal year of Borrower all as determined in accordance with GAAP; provided that, capital expenditures made solely in connection with the Borrower’s project to construct a propane rail terminal on the grounds of its facilities located at Macungie, Pennsylvania in an aggregate amount up to $5,000,000.00 shall be excluded from the calculation of Borrower’s capital expenditures hereunder.  The foregoing limitations on Borrower’s capital expenditures shall be non-cumulative as to any unused portions during any fiscal year of Borrower.

6.41         OFAC Compliance.  None of the Borrower, any Subsidiary of the Borrower or any affiliate of the Borrower (a) is a Sanctioned Person, (b) has more than 15% of its assets in Sanctioned Countries, or (c) derives more than 15% of its operating income from investments in, or transactions with Sanctioned Persons or Sanctioned Countries.  The proceeds of the Loans will not be used and have not been used to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Country.

SECTION 7.         EVENTS OF DEFAULT AND REMEDIES

 7.1             Events of Default.  Except for Obligations arising under any Hedging Agreement, which shall be due as provided in such Hedging Agreement, all Obligations shall be immediately due and payable, without notice or demand, and any provisions of this Agreement as to future loans and credit accommodations by Agent or any Lender shall terminate automatically, upon the termination or non-renewal of this Agreement or upon the occurrence of an event described in Sections 7.1(h) or (i) below, or at Agent’s option, upon or at any time after the occurrence or existence of any one or more of the following (each, an “Event of Default”):

(a)           Borrower fails to pay when due any interest, principal, fees, expenses or any other sums due on the Obligations, whether at the stated maturity, as a result of acceleration or otherwise.  Notwithstanding the foregoing, Borrower’s failure to pay any of the foregoing items resulting solely from Agent not charging Borrower’s loan account therefor shall not be an Event of Default unless Borrower shall have failed to pay such item within two (2) days of receipt by Borrower of written notice of such failure; provided, that (i) no bill or other notice of payment was received by Borrower in respect of such item, and (ii) sufficient funds to pay such item on the day first due were available in an account maintained by Borrower with Agent or as a loan advance under the Working Capital Line.

(b)           Borrower fails to perform, comply with or observe any of the terms, covenants or agreements applicable to Borrower under this Agreement or of any of the other Loan Documents or any other existing or future financing, security or other agreement between Borrower and Agent or any Lender or any affiliate of Agent or any Lender and such failure is not cured within thirty (30) days of receipt by Borrower of written notice of such failure; provided, however, that such notice and opportunity to cure is expressly inapplicable to (i) any failure constituting an Event of Default under any other subparagraph of this Section 7.1; or (ii) any failure which is incapable of cure or was willfully caused or permitted by Borrower.

(c)           Any representation, warranty or statement of fact made by Borrower to Agent or any Lender in this Agreement or any of the other Loan Documents or any schedule, confirmatory assignment or otherwise, or to any affiliate of Agent or any Lender, shall prove inaccurate or misleading in any adverse material respect.

(d)           Borrower revokes, terminates or fails to perform any of the terms of any guaranty, endorsement or other agreement of such party in favor of Agent or any Lender or any affiliate of Agent or any Lender;

(e)           Any (i) judgment or attachment in an amount in excess of One Million Dollars ($1,000,000.00) in respect of any single judgment or attachment or Two Million Dollars ($2,000,000.00) in respect of any two or more judgments or attachments, which in any case is not insured or bonded to the reasonable satisfaction of Agent or (ii) injunction is obtained against Borrower or any of its subsidiaries which in any case remains unstayed for a period of ten (10) days or is enforced;

(f)            Borrower is dissolved or fails to maintain its corporate existence, or the usual business of Borrower ceases or is suspended in any material respect;

(g)           Any change occurs in the senior management or ownership of Borrower not permitted by the terms of this Agreement;

(h)           Borrower becomes insolvent, makes an assignment for the benefit of creditors, makes or sends notice of a bulk transfer or calls a general meeting of its creditors or principal creditors;

(i)            Any petition or application for any relief under the bankruptcy laws of the United States now or hereafter in effect or under any insolvency, reorganization, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at law or in equity) is filed by or (unless dismissed within forty-five (45) days and provided that Lenders shall have no obligation to make advances under the Loans during such forty-five (45) day period) against Borrower or any of its subsidiaries;

(j)            The indictment or threatened indictment of Borrower or any of its subsidiaries under any criminal statute, or commencement or threatened commencement of criminal or civil proceedings against Borrower or any of its subsidiaries, pursuant to which statute or proceedings the penalties or remedies sought or available include forfeiture of any of the property of Borrower or any of its subsidiaries;

(k)           Any default or event of default occurs on the part of Borrower or any of its subsidiaries under any existing or future swap agreement (as defined in 11 U.S.C. § 101) with Agent or any Lender, any affiliate of Agent or any Lender or any participant with Lenders in the Obligations;

(l)            Any default or event of default occurs on the part of Borrower or any of its subsidiaries under any material (as determined by Required Lenders in their reasonable judgment) agreement, document or instrument to which Borrower or any such subsidiary is a party or by which Borrower, any of its subsidiaries or any of their respective property is bound, creating or relating to any indebtedness of Borrower or any of its subsidiaries to any person or entity other than Agent or any Lender, if the effect of such default is to accelerate, or to permit the acceleration of, the maturity of all or any part of such indebtedness, or all or any part of any such indebtedness shall be declared to be due and payable or required to be prepaid for any other reason, in either event prior to the stated maturity thereof;

(m)          any material adverse change occurs in the business operations or financial condition of Borrower or in the value of any Collateral; or

(n)           any covenant, agreement or obligation of Borrower contained herein or in any of the other Loan Documents shall cease to be enforceable in accordance with its terms, or Borrower denies or disaffirms any of its obligations hereunder or thereunder or this Agreement or any of the other Loan Documents shall be canceled, terminated, revoked or rescinded without the express prior written consent of Required Lenders, or any action or proceeding shall have been commenced by any person or entity (other than Agent) seeking to cancel, revoke, rescind or disaffirm the obligations of any party to any Loan Document, or any court or other governmental authority shall issue a judgment, order, decree or ruling to the effect that any of the obligations of any party to this Agreement or any of the other Loan Documents are illegal, invalid or unenforceable.

7.2           Remedies.  Upon the occurrence of an Event of Default and at any time thereafter, Agent on behalf of Lenders shall have all rights and remedies provided in this Agreement or any of the other Loan Documents, any other agreements between Borrower and Agent or any Lender, the Uniform Commercial Code or other applicable law, all of which rights and remedies may be exercised without notice to Borrower, all such notices being hereby waived, except such notice as is expressly provided for hereunder or is not waivable under applicable law.  All rights and remedies of Agent and Lenders are cumulative and not exclusive and are enforceable in Agent’s discretion, or upon request of Required Lenders, alternatively, successively, or concurrently on any one or more occasions and in any order Agent may determine.  Without limiting the foregoing, Agent may, and at request of the Required Lenders shall, (a) accelerate the payment of any or all Obligations and demand immediate payment thereof to Agent, provided that acceleration of any Obligations shall not automatically cause an acceleration or termination of any Obligations under any existing or future swap agreements (as defined in 11 U.S.C. § 101) with Agent or any Lender, any affiliate of Agent or any Lender or any participant with Agent or any Lender in the Obligations, which swap Obligations shall be accelerated or terminated at Agent’s or such Lender’s (or such affiliate of Agent’s or such Lender’s or such participant’s) sole option, (b) with or without judicial process or the aid or assistance of others, enter upon any premises on or in which any of the Collateral may be located and take possession of the Collateral or complete processing, manufacturing and repair of all or any portion of the Collateral, (c) require Borrower, at Borrower’s expense, to assemble and make available to Agent any part or all of the Collateral at any place and time designated by Agent, (d) collect, foreclose, receive, appropriate, setoff and realize upon any and all Collateral, (e) extend the time of payment of, compromise or settle for cash, credit, return of merchandise, and upon any terms or conditions any and all accounts or other Collateral which includes a monetary obligation and discharge or release the account debtor or other obligor, without affecting any of the Obligations, or (f) sell, lease, transfer, assign, deliver or otherwise dispose of any and all Collateral (including, without limitation, entering into contracts with respect thereto, by public or private sales at any exchange, broker’s board, any office of Agent or elsewhere) at such prices or terms as Agent may deem reasonable, for cash, upon credit or for future delivery, with Agent having the right to purchase the whole or any part of the Collateral at any such public sale, all of the foregoing being free from any right or equity of redemption of Borrower, which right or equity of redemption is hereby expressly waived and released by Borrower.  If any of the Collateral is sold or leased by Agent upon credit terms or for future delivery, the Obligations shall not be reduced as a result thereof until payment therefor is finally collected by Agent.  If notice of disposition of Collateral is required by law, seven calendar days’ prior notice by Agent to Borrower designating the time and place of any public sale or the time after which any private sale or other intended disposition of Collateral is to be made, shall be deemed to be reasonable notice thereof and Borrower (and any such subsidiary, if applicable) waives any other notice.  In the event Agent institutes an action to recover any Collateral or seeks recovery of any Collateral by way of prejudgment remedy, Borrower waives the posting of any bond which might otherwise be required. Notwithstanding the foregoing to the contrary, upon the occurrence of an Event of Default described in Sections 7.1(h) or (i), the obligation of Lenders to make Loans and other extensions of credit hereunder shall automatically terminate and, except for obligations under swap agreements (as defined in 11 U.S.C. § 101) which shall be due at Agent’s or Lenders’ option, the Loans and other Obligations hereunder shall become due and payable without further act or notice.

7.3           Application of Proceeds.  Agent may apply the cash proceeds of Collateral actually received by Agent or any Lender from any sale, lease, foreclosure or other disposition of the Collateral to payment of any of the Obligations, in whole or in part (including reasonable attorneys’ fees and legal expenses incurred by Agent or any Lender with respect thereto or otherwise chargeable to Borrower) and in such order as Agent may elect, whether or not then due (subject to Section 12.4 below). Borrower shall remain liable to Agent and Lenders for the payment of any deficiency together with interest at the highest rate provided for herein and all costs and expenses of collection or enforcement, including reasonable attorneys’ fees and legal expenses.

7.4           Agent’s Cure of Third Party Agreement.  Upon the occurrence of an Event of Default or at any other time if Borrower fails to take any of the following actions after written request by Agent, Agent or any Lender may, at its option, cure any default by Borrower or any of its subsidiaries under any agreement with a third party or pay or bond on appeal any judgment entered against Borrower or any of its subsidiaries, discharge taxes, liens, security interests or other encumbrances at any time levied on or existing with respect to the Collateral and pay any amount, incur any expense or perform any act which, in Required Lenders’ sole judgment, is necessary or appropriate to preserve, protect, insure, maintain, or realize upon the Collateral.  Agent shall charge Borrower’s loan account for any amounts so expended, such amounts to be repayable by Borrower on demand.  Any sums not paid to Agent or any Lender on demand shall bear interest at the Default Rate until paid in full.  Neither Agent nor any Lender shall be under any obligation to effect such cure, payment, bonding or discharge, and shall not, by doing so, be deemed to have assumed any obligation or liability of Borrower or any of its subsidiaries.

7.5           Set-Off.  Without limiting the rights of Agent or Lenders or their respective affiliates under applicable law, Agent, Lenders or their respective affiliates and any participant with any Lender in respect of this Agreement has and may exercise a right of set-off, a lien against and a security interest in all property of Borrower now or at any time in Agent’s, any Lender’s or such participant’s possession in any capacity whatsoever, including but not limited to any balance of any deposit, trust or agency account, or any other bank account with Agent, any Lender or such participant, as security for all Obligations.  At any time and from time to time following the occurrence of an Event of Default, or an event which with the giving of notice or passage of time or both would constitute an Event of Default, Agent, Lenders and any participant with any Lender in respect of this Agreement may without notice or demand, set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by Agent, any Lender or such participant to or for the credit of Borrower against any or all of the Obligations.

If any bank account of Borrower with Agent, any Lender or affiliate or any participant with any Lender in respect of this Agreement is attached or otherwise liened or levied upon by any third party, Agent, such Lender or such participant need not await the running of any applicable grace period hereunder, but Agent, such Lender or such participant shall have and be deemed to have the immediate right of set-off and may apply the funds or amount thus set-off against the Obligations.

7.6           Delay or Omission Not Waiver.  Neither the failure nor any delay on the part of Agent or any Lender to exercise any right, remedy, power or privilege hereunder or otherwise available to Agent or any Lender upon the occurrence of any Event of Default or otherwise shall operate as a waiver thereof or impair any such right, remedy, power or privilege.  No waiver of any Event of Default shall affect any later Event of Default or shall impair any rights of Agent or Lenders.  No single, partial or full exercise of any rights, remedies, powers and privileges by the Agent or any Lender shall preclude further or other exercise thereof.  No course of dealing between Agent or any Lender and Borrower shall operate as or be deemed to constitute a waiver of Agent’s or Lenders’ rights or affect the duties or obligations of Borrower.

7.7           Time is of the Essence.  Time is of the essence in Borrower’s performance of its obligations hereunder and under the other Loan Documents.

7.8           Waivers.  In connection with any proceedings hereunder or in connection with any of the Obligations, including without limitation any action by Agent or any Lender in replevin, foreclosure or other court process or in connection with any other action related to the Obligations or the transactions contemplated hereunder, Borrower waives:

(a)           all procedural errors, defects and imperfections in such proceedings;

(b)           all benefits under any present or future laws exempting any property, real or personal, or any part of any proceeds thereof from attachment, levy or sale under execution, or providing for any stay of execution to be issued on any judgment recovered under any of the Loan Documents or in any replevin or foreclosure proceeding, or otherwise providing for any valuation, appraisal or exemption;

(c)           presentment for payment, demand, notice of demand, notice of non-payment, protest and notice of protest of any of the Loan Documents, including the Notes;

(d)           any requirement for bonds, security or sureties required by statute, court rule or otherwise;

(e)           any demand for possession of Collateral prior to commencement of any suit; and

(f)            all rights to claim or recover attorney’s fees and costs in the event that Borrower is successful in any action to remove, suspend or prevent the enforcement of a judgment entered by confession.

7.9           Forbearance.  Subject to the terms and conditions of this Agreement, Agent and Lenders may release, compromise, forbear with respect to, waive, suspend, extend or renew any of the terms of the Loan Documents, without notice to Borrower.

7.10         Limitation on Liability.  Borrower shall be responsible for and Agent and Lenders and their respective affiliates are hereby released from any claim or liability in connection with:

(a)           Safekeeping any Collateral;

(b)           Any loss or damage to any Collateral;

(c)           Any diminution in value of the Collateral; or

(d)           Any act or default of another person or entity.

Agent and Lenders shall only be liable for any act or omission on any of their part constituting willful misconduct or gross negligence.  In the event that Agent or any Lender or affiliates breaches its required standard of conduct, Borrower agrees that Agent’s and Lenders’ and their respective affiliates’ liability shall be only for direct damages suffered and shall not extend to consequential or incidental damages.  In the event Borrower brings suit against Agent or any Lender or any affiliate thereof in connection with the transactions contemplated hereunder and Agent or such Lender or any affiliate thereof is found not to be liable, Borrower will indemnify and hold Agent or such Lender and/or their respective affiliates harmless from all costs and expenses, including attorney’s fees, incurred by Agent or such Lender in connection with such suit.  This Agreement is not intended to obligate Agent or any Lender or any affiliate thereof to take any action with respect to the Collateral or to incur expenses or perform any obligation or duty of Borrower.

7.11         Indemnification.  Borrower agrees to indemnify and hold harmless, Agent and Lenders and their respective affiliates and Agent’s and each Lender’s and affiliate’s officers, directors, shareholders, employees and agents, from and against any and all claims, liabilities, losses, damages, costs and expenses (whether or not such entity or person is a part to any litigation), including attorney’s fees and costs and costs of investigation, document production, attendance at depositions or other discovery with respect to or arising out of this Agreement, the use of any proceeds advanced hereunder, the transactions contemplated hereunder, or any claim, demand, action or cause of action being asserted against Borrower or any of its affiliates, and including without limitation any civil penalty or fine assessed by the U.S. Department of the Treasury’s Office of Foreign Assets Control against, and all reasonable costs and expenses (including counsel fees and disbursements) incurred in connection with defense thereof by the Agent, any Lender or Issuing Bank as a result of the funding of Loans, the issuance of Letters of Credit, the acceptance of payments or of Collateral due under the Credit Departments, except for any of the foregoing resulting from the gross negligence or willful misconduct of Agent or any Lender.  Borrower’s obligations under this Section shall survive termination of this Agreement and repayment of the Obligations.

SECTION 8.         JURY TRIAL WAIVER; CERTAIN OTHER WAIVERS AND CONSENTS

8.1           Jury Trial Waiver.  BORROWER, AGENT AND EACH LENDER AND THEIR RESPECTIVE AFFILIATES EACH WAIVE ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING INSTITUTED BY ANY OF THEM AGAINST THE OTHER WHICH PERTAINS DIRECTLY OR INDIRECTLY TO THIS AGREEMENT, THE OBLIGATIONS, THE COLLATERAL, ANY ALLEGED TORTIOUS CONDUCT BY BORROWER, AGENT OR ANY LENDER, OR ANY OF THEIR AFFILIATES, OR WHICH IN ANY WAY, DIRECTLY OR INDIRECTLY, ARISES OUT OF OR RELATES TO THE RELATIONSHIP BETWEEN BORROWER, AGENT OR ANY LENDER.  IN NO EVENT WILL AGENT OR ANY LENDER BE LIABLE FOR LOST PROFITS OR OTHER SPECIAL OR CONSEQUENTIAL DAMAGES.

8.2           Counterclaims.  Borrower waives all rights to interpose any claims, deductions, setoff or counterclaims of any kind, nature or description in any action or proceeding instituted by Agent or any Lender or their respective affiliates with respect to this Agreement, the Obligations, the Collateral or any matter arising therefrom or relating thereto, except compulsory counterclaims.

8.3           Jurisdiction.  Borrower, Agent and Lenders hereby irrevocably submit and consent to the nonexclusive jurisdiction of the State and Federal Courts located in the Commonwealth of Pennsylvania and any other State where any Collateral is located with respect to any action or proceeding arising out of this Agreement, the Obligations, the Collateral or any matter arising therefrom or relating thereto.  In any such action or proceeding, Borrower waives personal service of the summons and complaint or other process and papers therein and agrees that the service thereof may be made by mail directed to Borrower at its chief executive office set forth herein or other address thereof of which Agent has received notice as provided herein, service to be deemed complete five (5) days after mailing, or as permitted under the rules of either of said Courts.  Any such action or proceeding commenced by Borrower against Agent or any Lender will be litigated only in a Federal Court located in the district, or a State Court in the State and County, in which the office of Agent designated in Section 10.3(a) is located and Borrower waives any objection based on forum non conveniens and any objection to venue in connection therewith.

8.4           [Intentionally Deleted.].

8.5           No Waiver by Agent or Lenders.  Neither Agent nor any Lender shall, by any act, delay, omission or otherwise be deemed to have expressly or impliedly waived any of its rights or remedies unless such waiver shall be in writing and signed by an authorized officer of Agent or such Lender.  A waiver by Agent or any Lender of any right or remedy on any one occasion shall not be construed as a bar to or waiver of any such right or remedy which Agent or such Lender would otherwise have on any future occasion, whether similar in kind or otherwise.

SECTION 9.         TERM OF AGREEMENT; MISCELLANEOUS

9.1           Term.  This Agreement shall only become effective upon execution and delivery by Borrower, Agent and Lenders and shall continue in full force and effect until terminated in accordance with the terms and conditions hereof.

9.2           Additional Cash Collateral.  Upon termination of this Agreement by Borrower, as permitted herein, in addition to payment of all Obligations which are not contingent, Borrower shall deposit such amount of cash collateral as Agent or Issuing Bank determines is necessary to secure Agent and Lenders from loss, cost, damage or expense, including reasonable attorneys’ fees, in connection with any outstanding Letters of Credit or remittance items or other payments provisionally credited to the Obligations and/or to which Agent has not yet received final and indefeasible payment.

9.3           Notices.  Except as otherwise provided, all notices, requests and demands hereunder shall be (a) made to Agent at its address set forth in Section 10.3(a) and to Borrower at its chief executive office set forth in Section 10.3(b), or to such other address as either party may designate by written notice to the other in accordance with this provision, and (b) deemed to have been given or made: if by hand, immediately upon delivery, if by telex, telegram or telecopy (fax), immediately upon receipt; if by overnight delivery service, one day after dispatch; and if by first class or certified mail, three days after mailing.

9.4           Severability.  If any provision of this Agreement is held to be invalid or unenforceable, such provision shall not affect this Agreement as a whole, but this Agreement shall be construed as though it did not contain the particular provision held to be invalid or unenforceable.

9.5           Entire Agreement; Amendments; Assignments.  This Agreement and the Loan Documents contain the entire agreement of the parties as to the subject matter hereof, all prior commitments, proposals and negotiations concerning the subject matter hereof being merged herein.  Neither this Agreement nor any provision hereof shall be amended, modified or discharged orally or by course of conduct, but only by a written agreement signed by an authorized officer of Agent.  This Agreement shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and assigns, except that any obligation of Agent under this Agreement shall not be assignable nor inure to the successors and assigns of Borrower.

9.6           Discharge of Borrower.  No termination of this Agreement shall relieve or discharge Borrower of its Obligations, grants of Collateral, duties and covenants hereunder or otherwise until such time as all Obligations to Agent and Lenders have been indefeasibly terminated, paid and satisfied in full, including, without limitation, the continuation and survival in full force and effect of all security interests and liens of Agent, for the benefit of Lenders, in and upon all then existing and thereafter arising or acquired Collateral and all warranties and waivers of Borrower.

9.7           Usage.  All terms used herein which are defined in the Uniform Commercial Code shall have the meanings given therein unless otherwise defined in this Agreement and all references to the singular or plural herein shall also mean the plural or singular, respectively.

9.8           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania. References herein to the “Uniform Commercial Code” shall, unless otherwise provided herein, refer to the Uniform Commercial Code in effect in such Commonwealth.

9.9           Holidays.  If the day provided herein for the payment of any amount or the taking of any action falls on a Saturday, Sunday or public holiday at the place for payment or action, then the due date for such payment or action will be the next succeeding Business Day.

9.10         Integration.  This Agreement and the Loan Documents shall be construed as integrated and complementary of each other, and as augmenting and not restricting Agent’s and Lenders’ rights, powers, remedies and security.  In the event of any inconsistency between the terms of this Agreement and the terms of the other Loan Documents, the terms of this Agreement shall prevail.

9.11         Exhibits and Schedules.  All exhibits and schedules attached hereto are hereby made a part of this Agreement.

9.12         Headings.  The headings of the Articles, Sections, paragraphs and clauses of this Agreement are inserted for convenience only and shall not be deemed to constitute a part of this Agreement.

9.13         Counterparts.  This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Agreement by signing any such counterpart.

9.14         Joint and Several Liability.  If there is more than one Borrower, all agreements, conditions, covenants and provisions of the Loan Documents shall be the joint and several obligation of Borrower.

9.15         Patriot Act Notice.  To help fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person who opens an account.  For purpose of this section, account shall be understood to include loan accounts.

SECTION 10.       ADDITIONAL DEFINITIONS AND TERMS

10.1         Certain Definitions.

(a)           “Approved Broker” shall mean a broker in the business of dealing in Derivatives Contracts which (i) is satisfactory to Agent in its reasonable discretion; and (ii) has entered into agreements reasonably satisfactory to Agent in connection with Agent’s security interest in the margin deposits held by such broker for Borrower’s account and Borrower’s rights under the Derivatives Contracts purchased from such broker.

(b)           “Acceleration Date” shall mean the first date after the occurrence of an Event of Default on which demand has been made by Agent for payment in full of all Obligations.

(c)           “Approved Margin Deposits” shall mean deposits made by Borrower to an Approved Broker in connection with the purchase by Borrower from such Approved Broker of a Derivatives Contract.

(d)           “Borrowing Base Amount” shall mean the sum of up to (i) seventy-five (75%) of the book value of Eligible Receivables, plus (ii) seventy-five percent (75%) of the Value of Eligible Inventory.

(e)           “Business Day” shall mean (i) except with respect to matters in connection with LIBOR, any day except Saturday, Sunday or other day on which banks in Philadelphia, Pennsylvania or Charlotte, North Carolina are authorized by law to close, and (ii) with respect to matters in connection with LIBOR, any such day on which commercial banks in London, England also are not required or permitted to be closed.

(f)            “Cap Ex Line Lenders” shall mean, collectively, Univest and WBNA.

(g)           “Credit Facility” shall mean, each of, the Working Capital Line, the Cap Ex Line, the Macungie Term Loan, the Pottstown Term Loan and the WC Term Loan.

(h)           “Credit Facility Order of Priority” shall mean (i) first, to accrued and unpaid interest on the applicable Credit Facility, (ii) second, to the principal balance of the applicable Credit Facility and (iii) third, to accrued and unpaid fees payable in connection with the applicable Credit Facility.

(i)            “Credit Facility’s Proportionate Share” shall mean, as to each Credit Facility, the quotient obtained (expressed as a percentage) by dividing (i) the total sums due under such Credit Facility (including interest, principal and fees) on any Determination Date by (ii) the total Obligations outstanding on such Determination Date.

(j)            “Debt Service Coverage Ratio” shall mean, with respect to Borrower, for any period, the ratio of (i) the sum of pre-tax income (excluding any extraordinary gains and/or losses), minus cash dividends and distributions declared during such period, plus all interest expense, plus depreciation, plus amortization, to (ii) the sum of interest expense, plus the current maturities of long-term indebtedness as of the most recent date as of which such ratio is required to be calculated (including, without limitation, all capitalized lease obligations), all as determined in accordance with GAAP.

(k)           “Default” shall mean any event, occurrence or circumstance which, with the giving of notice, the lapse of time, or both, would constitute an Event of Default.

(l)            “Derivatives Contract” shall mean a futures or options contract for those petroleum products sold by Borrower in the ordinary course of business, entered into by Borrower on a nationally recognized organized exchange (including, without limitation, the New York Mercantile Exchange), pursuant to the rules of such exchange.  For purposes of clarification, the term Derivatives Contracts shall not include swap agreements, as defined in 11 U.S.C. § 101 and shall include Borrower’s agreements with Fimat Alternative Strategies, Inc.

(m)          “Determination Date” shall mean each date after an Acceleration Date on which payments on account of any Obligations or proceeds from the sale or other disposition of Collateral are received.

(n)           “Eligible Inventory” shall mean inventory in the possession of Borrower consisting of petroleum products in which Agent, for the benefit of Lenders, has a prior, perfected, first priority lien and meets all specifications established by Required Lenders, in its reasonable credit judgment, from time to time.  Eligible Inventory shall not include (i) inventory not consisting of petroleum products; (ii) inventory located at any location other than the addresses set forth in Section 10.3(c); (iii) obsolete, slow-moving or unmerchantable inventory or inventory which is not in good condition or not currently usable or salable in the ordinary course of Borrower’s business as determined by Agent in its reasonable credit judgment; (iv) inventory consisting of finished goods which do not meet the specifications of the purchase order for which such inventory was produced; (v) inventory consisting of packaging, shipping materials or supplies; (vi) inventory produced in violation of the Fair Labor Standards Act and subject to the so-called “hot goods” provision contained in Title 29 U.S.C. Section 215(a)(1); (vii) inventory consisting of a controlled substance or substances for which Agent would need a license or permit to sell or dispose of; (viii) inventory located at a leased location or at a warehouse location unless Agent has received an agreement in form and content satisfactory to Agent in its sole discretion executed by a landlord of a leased location of Borrower or a warehouseman of a warehouse location of Borrower pursuant to which, inter alia, such landlord or warehouseman waives any and all rights against any Collateral at such location and permits Agent access to such location for the purpose of selling and taking possession of any Collateral at such location.;  and (ix) consigned inventory.  Borrower shall immediately notify Agent if any inventory previously scheduled, listed or referred to, in any statement or report by or on behalf of Borrower and upon which Borrower is basing availability under the Working Capital Line ceases to be Eligible Inventory.

(o)           “Eligible Receivables” shall mean those accounts receivable of Borrower which have a net debit balance in which Agent, for the benefit of Lenders, has a prior, perfected first priority lien, which have been outstanding no more than sixty (60) days from the original invoice date (or ninety (90) days from the original invoice date if such accounts receivable arise from HVAC installations), are not subject to offset, deduction, counterclaim, discount, credit, charge back, freight claim, allowance or adjustment and meet all specifications established by Required Lenders in their reasonable credit judgment from time to time.  Eligible Receivables shall not include: (i) non-trade receivables; (ii) foreign accounts receivable other than those fully secured by a letter of credit issued by a financial institution acceptable to Required Lenders in its reasonable credit judgment or covered by credit insurance acceptable to Required Lenders in their reasonable credit judgment in each case assigned to Agent, for the benefit of Lenders, or with respect to which Agent, for the benefit of Lenders, has been named loss payee, as applicable; (iii) contra-accounts; (iv) intercompany accounts or accounts from other affiliated corporations, organizations or individuals; (v) any account receivable in excess of One Hundred Thousand Dollars ($100,000.00) from the United States government or any of its agencies which have not been assigned to Agent, for the benefit of Lenders, under the Assignment of Claims Act; (vi) finance charges if all finance charges owed to Borrower are more than Fifty Thousand Dollars ($50,000.00) in the aggregate; (vii) lease receivables if all lease receivables owed to Borrower are more than Fifty Thousand Dollars ($50,000.00) in the aggregate; (viii) pre-billed accounts if all pre-billed accounts owed to Borrower are more than Fifty Thousand Dollars ($50,000.00), (ix) accounts receivable owed by a Person if fifty percent (50%) or more of such Person’s accounts receivable owed to Borrower have been outstanding more than sixty (60) days from the original invoice date (or ninety (90) days from the original invoice date if such accounts receivable arise from HVAC installations); (x) accounts receivable of poor credit quality as determined by Required Lenders in their sole discretion; (xi) that portion of accounts receivable concentrated in individual account debtors in excess of twenty percent (20%) (or in such other amounts or percentages as may be established by Required Lenders from time to time) of all Eligible Receivables; (xii) any account with respect to which the account debtor is located in a state which requires Borrower, as a precondition to commencing or maintaining an action in the courts of that state, either to (A) receive a certificate of authority to do business and be in good standing in such state; or (B) file a notice of business activities report or similar report with such state’s taxing authority, unless (I) Borrower has taken one of the actions described in clauses (A) or (B), (II) the failure to take one of the actions described in either clause (A) or (B) may be cured retroactively by Borrower at its election, or (III) Borrower has proven, to Required Lenders’ satisfaction, that it is exempt from any such requirements under any such state’s laws.  Borrower shall immediately notify Agent if any account receivable previously scheduled, listed or referred to in any certificate, statement or report by Borrower and upon which Borrower is basing availability under the Working Capital Line ceases to be an Eligible Receivable; and (xiii) any account where the account debtor is a Sanctioned Person.

(p)           “Funded Debt” shall mean, with respect to Borrower, at any time, the sum of all indebtedness of Borrower for borrowed money (including, without limitation, all capitalized lease obligations and the face amount of all outstanding Letters of Credit), all as determined in accordance with GAAP.

(q)           “Hedging Agreement” means any agreement with respect to an interest rate swap, collar, cap, floor or a forward rate agreement or other agreement regarding the hedging of interest rate risk exposure executed in connection with hedging the interest rate exposure of the Borrower, and any confirming letter executed pursuant to such hedging agreement, all as amended, restated or otherwise modified.

(r)            “Invoice Value” shall mean, with respect to equipment to be purchased with an advance under the Cap Ex Line, the actual hard cost of such item of equipment, excluding, without limitation, any sums expended or to be expended in connection therewith for delivery, installation, maintenance, service, warranty, training or otherwise, in each case as determined by Agent based on invoices and such other documentation as shall be requested by and reasonably satisfactory to Agent.

(s)           “Issuing Bank” shall mean WBNA or any successor institution issuing a Letter of Credit under this Agreement.

(t)            “Knowledge” as to the Agent shall mean (i) receipt by Agent of written notice in accordance with the terms of this Agreement from any Lender or Borrower of a Default or an Event of Default or (ii) actual knowledge by an employee of Agent who is actively involved in the day to day administration of the Loans that a Default or an Event of Default has occurred.

(u)           “Loan Documents” shall mean this Agreement, the Notes, and all security agreements, pledges, assignments and other documents at any time executed or delivered by Borrower pursuant to or in connection with this Agreement, as any of them may be amended, modified, restated or replaced from time to time.  Without in any way limiting the generality of the foregoing, in no event will any existing and/or future obligations under or in connection with any swap agreements (as defined in 11 U.S.C. § 101) with Agent or any Lender, any affiliate of Agent or any Lender or any participant of Agent or any Lender in respect of this Agreement be deemed a Loan Document.

(v)           “Macungie Term Loan” shall mean that certain term loan extended by Univest and WBNA to Borrower as evidenced by that certain Mortgage Note dated June 26, 1996 in the face amount of One Million Dollars ($1,000,000.00).

(w)          “Maximum Cap Ex Line Amount”  shall mean Five Million Dollars ($5,000,000.00).

(x)            “Maximum Non-Seasonal Working Capital Line Amount” shall mean Forty Million Dollars ($40,000,000.00).

(y)           “Maximum Seasonal Working Capital Line Amount” shall mean Seventy Million Dollars ($70,000,000.00).

(z)            “Non-Seasonal Period” shall mean all periods during the term of this Agreement other than a Seasonal Period.

(aa)         “Non Specific Default” shall mean any Event of Default other than a Specific Event of Default.

(bb)         “OFAC” shall mean the U.S. Department of the Treasury’s Office of Foreign Assets Control.

(cc)         “Out-Of-Formula Advance” shall mean, during the Seasonal Period, the amount by which (i) the then outstanding advances under the Working Capital Line, plus the then outstanding L/C Obligations exceeds (ii) lesser of (A) the Maximum Seasonal Working Capital Line Amount and (B) the Borrowing Base Amount or any other applicable formulas or sublimits, as applicable.

(dd)         “Permitted Loan” shall mean a loan or advance by Borrower to, or an investment by Borrower in, another entity in an aggregate amount not to exceed One Million Dollars ($1,000,000.00) during any fiscal year of Borrower.

(ee)         “Permitted Transaction” shall mean one or more acquisitions by Borrower of the stock or assets of another entity where the total aggregate cost to Borrower for such assets or stock in any fiscal year is equal to or less than Two Million Five Hundred Thousand Dollars ($2,500,000.00).

(ff)           “Pottstown Term Loan” shall mean that certain term loan extended by Univest and WBNA to Borrower as evidence by that certain Mortgage Note dated July 17, 1996 in the face amount of Four Hundred Thousand Dollars ($400,000.00).

(gg)         “Pro Rata Cap Ex Percentage” shall mean, as to each Cap Ex Line Lender, the percentage set forth next to such Cap Ex Line Lender’s name on Schedule A hereto with respect to the Cap Ex Line.

(hh)         “Pro Rata Cap Ex Share” shall mean, as to each Cap Ex Line Lender, the amount set forth next to such Cap Ex Line Lender’s name on Schedule A hereto with respect to the Cap Ex Line.

(ii)           “Pro Rata Line Percentage” shall mean, as to each Lender, the percentage set forth next to such Lender’s name on Schedule A hereto with respect to the Working Capital Line.

(jj)           “Pro Rate Line Share” shall mean, as to each Lender, the amount set forth next to such Lender’s name on Schedule A hereto with respect to the Working Capital Line.

(kk)         “Protective Advances” shall mean any sums expended by Agent or any Lender in its reasonable discretion in connection with the protection or preservation of the Collateral, or any of Agent’s, Issuing Bank’s or Lenders’ rights, remedies, powers or priorities under the Loan Documents.

(ll)           “Required Lenders” shall mean all Lenders.

(mm)       “Sanctioned Country” shall mean a country subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/eotffc/ofac/sanctions/index.html, or as otherwise published from time to time.

(nn)         “Sanctioned Person” shall mean (i) a person named on the list of Specially Designated Nationals or Blocked Persons maintained by OFAC available at http://www.treas.gov/offices/eotffc/ofac/sdn/index.html, or as otherwise published from time to time, or (ii) (A) an agency of the government of a Sanctioned Country, (B) an organization controlled by a Sanctioned Country, or (C) a person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by OFAC.

(oo)         “Seasonal Period” shall mean each of the following periods:  (i) the period from the date hereof through and including April 30, 2005 and (ii) the period from September 1, 2005 through and including April 30, 2006; provided, however, Borrower may, by written request to Agent at least seven (7) days prior to any such date, delay the start date of a Seasonal Period or accelerate the termination date of a Seasonal Period.  If Borrower accelerates the termination date of a Seasonal Period, a new Seasonal Period shall not commence until the scheduled commencement date for the next Seasonal Period, if any.

(pp)         “Specific Default” shall mean (i) the occurrence of an Event of Default under any of Sections 7.1(a), (d), (f), (g), (h), (i), (j), (m) and (n) hereof, (ii) Borrower’s failure to comply with any of the financial covenants set forth in Section 6.40 hereof or (iii) the occurrence of an Out-of-Formula Advance, in each case to the extent not waived or consented to by the Required Lenders.

(qq)         “Tangible Net Worth” shall mean, at anytime, the aggregate amount by which all assets of Borrower excluding intangible assets and accumulated other comprehensive income or loss, as those terms would be defined under GAAP, exceed the aggregate amount of liabilities of Borrower, as would be shown on a balance sheet of Borrower prepared as of such date in accordance with GAAP.

(rr)           “Value” shall mean, with respect to Eligible Inventory, the lower of cost or market value thereof, determined on an average cost basis.

(ss)         “WC Term Loan” shall mean that certain term loan extended by Univest and WBNA to Borrower as evidence by that certain Term-Out Note I dated December 31, 2002 in the face amount of Three Million Dollars ($3,000,000.00).

(tt)                   In addition, the capitalized terms identified in the left column below have the meanings ascribed thereto in the Sections set forth in the right column:

TERM	SECTION
Adjusted Base Rate	Section 3.1(b)
Adjusted LIBOR Rate	Section 3.1(c)
Accountants	Section 6.10(a)
Agent	Preamble
Agreement	Preamble
Alternative Investment	Section 3.12(b)
Base Rate Loan	Section 2.6(a)
Borrower	Preamble
Cap Ex Contract Period	Section 2.2(a)
Cap Ex Line	Section 2.2(a)
Cap Ex Notes	Section 2.6(g)
Collateral	Section 4.3
Default Rate	Section 3.1(a)
Eurodollar Loan	Section 2.6(a)
Environmental Requirements	Section 6.22(e)(i)
ERISA	Section 6.29
Event of Default	Section 7.1
Excess Funds	Section 2.6(i)
Existing Loan Documents	Section 1.1
Fixed Rate	Section 2.6(d)
Fixed Rate Loan	Section 2.6(a)
GAAP	Section 6.10
Interest Period	Section 3.1(d)
Issuing Bank	Preamble
L/C Obligations	Section 2.4(d)

LIBOR	Section 3.1(c)
Lender	Preamble
Letter of Credit Charges	Section 2.4(b)
Letters of Credit	Section 2.4(a)
Loan	Section 2.6(a)
Obligations	Section 4.2
Notes	Section 2.6(g)
Participants	Section 21.21(a)
Participations	Section 12.21(a)
PBGC	Section 6.29
Plan	Section 6.29
Prime Rate	Section 3.1(b)
Prohibited Transaction	Section 6.29
Reportable Event	Section 6.29
Special Materials	Section 6.22(e)(ii)
Taxes	Section 3.8
Treasury Rate	Section 3.12(b)
Uniform Commercial Code	Section 9.8
Univest	Preamble
WBNA	Preamble
Working Capital Line	Section 2.1
Working Capital Line Contract Period	Section 2.1
Working Capital Line Notes	Section 2.6(g)

10.2         Letters of Credit:

(a)

Standby Letter of Credit Charge:

1% of outstanding

		Letters of Credit

(b)	Commercial Letters of Credit Charge:	As determined by Agent
		or Issuing Bank from time
		to time

(c)	Sublimit for Letters of Credit:	$3,500,000.00

10.3         Addresses.

(a)

Agent’s Office:

Univest National Bank and Trust Co.
Univest Plaza
14 N. Main Street
Souderton, PA 18964
Attention: John T. Landes, Senior Vice President
Fax No. (215) 721-2433

(b)

Borrower’s Chief Executive Office:

Farm & Home Oil Company
315 State Road
Telford, PA 18969
Attention: James M. Boyd, CFO
Fax No. (215) 257-2088

(c)

Locations of Collateral: See Schedule 10.3(c)

(d)

Borrower’s Trade Names for Invoicing: See Schedule 10.3(d)

(e)

Borrower’s Operating Account: 0711-16351-9

10.4         Interest/Fees:

(a)           The Applicable Percentage for purposes of calculating the applicable interest rate for any day for any Loan is:

		Eurodollar Loan	Base Rate Loan

	(i) Working Capital Line

	(A) with respect to that portion of the outstanding principal balance of the Working Capital Line less than or equal to $40,000,000.00	1.35%	-.50%

	(B) with respect to that portion of the outstanding principal balance of the Working Capital Line in excess of $40,000,000.00	1.65%	-.50%

	(ii) Cap Ex Line	1.50%	0%

(b)	Unused Line Fee:	25%

(c)	Field Examination Fee:	such fees are customarily charged by Agent

SECTION 11.       SETTLEMENT AMONG LENDERS.

11.1         Between Settlement Dates.

(a)                   Subject to Section 11.1(b) below, between each Settlement Date (as defined below), Agent shall have the discretion to request that Issuing Bank issue all Letters of Credit and that Univest make all cash advances under Base Rate Loans or Fixed Rate Loans, for the account and on behalf of the Lenders, and Univest or Issuing Bank may, in their sole discretion, cause such issuance and/or make such advances.  Subject to Section 11.1(b) below, unless Agent receives written notice from a Lender prior to the date on which any advance is to be made under this Agreement that such Lender will not make available to Agent such Lender’s Pro Rata Line Share or Pro Rata Cap Ex Share, as applicable, of any such advance, Agent may assume that each Lender will make such amounts available to Agent in immediately available funds in accordance with the terms of this Agreement and, in reliance thereon, Agent may cause such advance to be made to Borrower.

(b)                   Notwithstanding anything in this Agreement to the contrary, except with respect to Protective Advances and draws under Letters of Credit, no Lender shall be deemed to have consented to, and no Lender shall be obligated to fund its share of, any advance under this Agreement after (i) Agent has Knowledge of a continuing Specific Default or (ii) the five (5) Business Day period following the date Agent has Knowledge of a continuing Non Specific Default, unless in each case such Lender shall have consented to such advance in writing to Agent.

(c)                   Borrower acknowledges and agrees that the provisions of this Section 11 are solely for the benefit of Agent, Lenders and Issuing Bank and nothing in this Section 11 shall be deemed an obligation, agreement or commitment by Agent, Issuing Bank or any Lender to make any advances or extensions of credit to Borrower after the occurrence and during the continuance of any Default or Event of Default.

11.2         Settlement Date.  Agent shall make a determination of each Lender’s Pro Rata Line Share or Pro Rata Cap Ex Share of the Loans (by applying each Lender’s Pro Rata Line Percentage or Pro Rata Cap Ex Percentage, as applicable, to the total outstanding advances thereunder) periodically but not less frequently than once every week on the same day of each week, unless such day is not a Business Day, in which event such determination shall be made the next Business Day (each a “Settlement Date”), which outstanding amount shall be calculated as of the close of the Business Day immediately preceding each respective Settlement Date.  A Settlement Date shall occur notwithstanding any intervening Event of Default or other occurrence, event or circumstance, including without limitation the commencement of a bankruptcy or reorganization proceeding.  Amounts of principal paid to Agent by Borrower from time to time shall, between Settlement Dates, be applied first to Univest’s Pro Rata Line Share of advances under the Working Capital Line, except for any advances made that are subject to Section 11.1(b) hereof, each as of the close of the Business Day preceding such Settlement Date.  Each settlement schedule shall show the amount, if any, due from each Lender to Agent (for its own account or on behalf of Univest) or from Agent to each Lender, which amount shall be paid by federal funds, via wire transfer to the party entitled thereto to be received on or before (a) 3:00 P.M. Philadelphia time on the Settlement Date, provided such settlement schedule has been delivered prior to 2:00 P.M. Philadelphia time on the Settlement Date, or (b) 11:00 A.M. on the next Business Day, if such settlement schedule has been delivered after 2:00 P.M. Philadelphia time on the Settlement Date.  The obligations of Lenders under this Section 11.2 are unconditional, not subject to setoff, and irrevocable and may not be terminated at any time.

11.3         Remittance to Agent.  Except as specifically set forth in Section 11.1(b) hereof, each Lender is absolutely and unconditionally obligated, without setoff or deduction of any kind, to remit to Agent on each Settlement Date any amount showing to be owing to Agent by such Lender on the settlement schedule for such date.  Agent shall also be entitled to recover any and all actual losses and damages either may incur (including without limitation, reasonable attorneys’ fees) from any Lender failing to remit payment on the Settlement Date in accordance with this Agreement.  Agent may set off the obligations of any Lender under this paragraph against any distributions or payments of the Obligations to which such Lender would otherwise be entitled at any time, or Agent may withhold such distributions or payments of such Obligations to which such Lender would otherwise be entitled and make such distributions or payments to Univest in an amount equal to, and as a repayment of, such Lender’s Pro Rata Line Percentage or Pro Rata Cap Ex Percentage, as applicable, of the advance made by Univest on such Lender’s behalf.

11.4         Alternate Procedures.  With respect to all Eurodollars Loans, Agent shall and, in lieu of the procedure set forth in Section 11.1 above with Base Rate Loans and Fixed Rate Loans Agent may, provide the Lenders with notice that Borrower has requested a cash advance under the Loans (whether Based Rate Loans, Fixed Rate Loans or Eurodollar Loans), on the same Business Day as such request, and request each Lender to provide Agent with such Lender’s Pro Rata Line Percentage, or Pro Rata Cap Ex Percentage, as applicable, of such requested cash advance prior to Agent’s making such cash advance.  Upon receipt of such notice from Agent prior to 2:00 P.M., Philadelphia time, on the date the cash advance is requested, each Lender shall remit to Agent such Lender’s respective Pro Rata Line Percentage, or Pro Rata Cap Ex Percentage, as applicable, of such requested cash advance, prior to 3:00 P.M. Philadelphia time on the Business Day Agent is scheduled to make such cash advance.  Except as expressly provided herein, neither Agent nor any other Lender shall be obligated, for any reason whatsoever, to remit the share of any other Lender.  Agent shall not be required to make the full amount of the requested cash advance unless and until it receives funds representing each other Lender’s Pro Rata Line Percentage, or Pro Rata Cap Ex Percentage, as applicable, of such requested cash advance, but Agent shall remit to Borrower that portion of the requested cash advance equal to the Pro Rata Line Percentage, or Pro Rata Cap Ex Percentage, as applicable, of such requested cash advance which it has received from the Lenders.

11.5         Failure to Advance.  Except as specifically set forth in Section 11.1(b) hereof, if Agent does not receive each other Lender’s Pro Rata Line Percentage, or Pro Rata Cap Ex Percentage, as applicable, of such requested cash advance, and (a) Borrower requests that Agent fund such Lender’s Pro Rata Line Percentage, or Pro Rata Cap Ex Percentage, as applicable, of such cash advance or (b) Agent otherwise elects, in its sole discretion, without any obligation at any time to any Lender to do so, to make the requested cash advance on behalf of such Lenders or any of them, Agent shall be entitled to receive each Lender’s Pro Rata Line Percentage or Pro Rata Cap Ex Percentage, as applicable, of each cash advance, together with interest at a per annum rate equal to the applicable interest rate set forth herein for the applicable Loan for such advance, during the period commencing on the date such cash advance is made and ending on (but excluding) the date Agent recovers such amount.  Except as specifically set forth in Section 11.1(b) hereof, each Lender is absolutely and unconditionally obligated, without deduction or setoff of any kind, to forward to Agent its Pro Rata Line Percentage, or Pro Rata Cap Ex Percentage, as applicable, of each cash advance made pursuant to the terms of this Agreement.  Agent shall also be entitled to recover any and all actual losses and damages (including, without limitation, reasonable attorneys’ fees) from any Lender failing to remit upon demand of Agent.  Agent may set off the obligations of a Lender under this paragraph against any distributions or payments of the Obligations which Agent would otherwise make available to such Lender at any time.  Notwithstanding the foregoing, Agent shall have no duty or obligation at any time for any reason to make any advance on behalf of any Lender.

11.6         Defaulting Lender.  To the extent and during the time period in which any Lender fails to provide or delays providing its respective payment to Agent pursuant to the terms of this

Agreement (any such Lender being referred to, during such period, as a “Defaulting Lender”), such Lender’s percentage of all payments of the Obligations (but not its Pro Rata Line Percentage, or Pro Rata Cap Ex Percentage, as applicable, of future advances required to be funded by such Lender) shall decrease to reflect the actual percentage which its actual outstanding advances under the Loans bears to the total outstanding advances under the Loans of all Lenders.  In addition, notwithstanding any definition or other provision of this Agreement to the contrary, during any period in which a Lender is a Defaulting Lender, all calculations for voting purposes among the Lenders shall be made as if the Defaulting Lender were not a Lender or a Required Lender and not a party to this Agreement.

SECTION 12.       AGENT.

12.1         Appointment of Agent.  Each Lender hereby designates Agent to act as Agent for such Lender under this Agreement and the Loan Documents.  Each Lender hereby irrevocably authorizes, and each holder of any Note by the acceptance of such Note shall be deemed irrevocably to authorize, Agent to take such action on its behalf under the provisions of this Agreement, the Loan Documents and any other instruments and agreements referred to herein or therein and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto.  Except as expressly set forth in this Agreement to the contrary, Borrower is authorized by Lenders to deal solely with Agent in all matters which affect Lenders under this Agreement and the other Loan Documents.

12.2         Holding of Collateral and Collections.  Except as otherwise permitted under the Loan Agreement, Agent shall hold all Collateral, payments of principal and interest, fees, costs, expenses and collections received pursuant to this Agreement or the other Loan Documents, for the ratable benefit of the Lenders in accordance the terms of this Agreement.  To the extent any other Lender from time to time holds any Collateral, it shall hold such Collateral for the benefit of all Lenders in accordance with the terms of this Agreement.

12.3         Fees.  Except as expressly provided to the contrary herein, all fees payable under this Agreement and the Loan Documents shall be for the pro rata benefit of the Lenders in accordance with their respective Pro Rata Line Percentages, except for (a) all confirmation and negotiation fees and other charges (including issuance and renewal fees) payable by Borrower in connection with Letters of Credit, which shall be retained in full by the Issuing Bank and (b) the fee set forth in Section 3.4 above, which shall be for the pro rata benefit of the Cap Ex Line Lenders in accordance with their respective Pro Rata Cap Ex Percentages.

12.4         Collections and Disbursements

(a)           The Agent will have the right to collect and receive all payments of the Obligations, and to collect and receive all reimbursements for draws made under the Letters of Credit issued under this Agreement together with all fees, charges or other amounts due to Agent and/or Lenders under the Loan Agreement and the other Loan Documents.  If Agent should for any reason receive less than the full amount of the interest or other compensation due under the Loan Documents, the amount received by Agent shall be distributed pursuant to Section 12.4(d) hereof.

(b)           If any such payment received by the Agent is rescinded, determined to be unenforceable or invalid or is otherwise required to be returned for any reason at any time, whether before or after termination of this Agreement and the other Loan Documents, each Lender will, upon written notice from the Agent, promptly pay over to the Agent its Pro Rata Line Percentage or Pro Rata Cap Ex Percentage, as applicable of the amount rescinded, held unenforceable or invalid or required to be returned, together with interest and other fees thereon if also required to be rescinded or returned. If Agent does not receive such sums from any Lender within one (1) Business Day after receipt by such Lender of the written notice from Agent referred to above, Agent shall also be entitled to receive from such Lender interest on such amount at a per annum rate equal to the Prime Rate during the period commencing on the date of receipt by such Lender of such written notice from Agent and ending on (but excluding) the date Agent recovers such amount.

(c)           All payments by the Agent and the Lenders to each other hereunder or under the Loan Documents shall be in immediately available funds.  The Agent will at all times maintain proper books of account and records reflecting the interest of each Lender in the Obligations, in a manner customary to the Agent’s keeping of such records, which books and records shall be available for inspection by each Lender at reasonable times during normal business hours, at such Lender’s sole expense.

(d)           From and after an Acceleration Date, the proceeds from the sale or other disposition of any Collateral and all other payments received on account of the Obligations shall be applied in the following order of priority (in each case without duplication):

(i)            First, to reimburse Agent, any Lender or Issuing Bank, for out-of-pocket costs, expenses and disbursements (including, without limitation, reasonable attorney’s fees and expenses) incurred by Agent, any Lender or Issuing Bank in connection with the collection of the Obligations or the exercise of any such party’s rights and remedies under the Loan Documents;

(ii)           Second, to Issuing Bank as cash collateral to the extent of the outstanding L/C Obligations;

(iii)          Third, to each Credit Facility in an amount equal to each Credit Facility’s Proportionate Share (which sums shall then be distributed to each Lender participating in such Credit Facility in the Credit Facility Order of Priority in accordance with each such participating Lender’s pro rata share of such Credit Facility as set forth on Schedule A hereto);

(iv)          Fourth, to advances made in violation of Section 11.1;

(v)           Fifth, to any other indebtedness then due to any Lender from Borrower (ratably according to the respective amount of such other indebtedness then outstanding); and

(vi)          Sixth, the balance, if any, as required by law.

(e)           To the extent necessary for each Lender’s actual percentage of all outstanding advances under the Working Capital Line to equal its applicable Pro Rata Line Percentage, the Lender which obtains a greater share of any payments (by set off or otherwise) than its applicable Pro Rata Line Percentage shall acquire a participation in the applicable outstanding balances of the Pro Rata Line Shares of the Lenders as determined by Agent in order that such Lender’s percentage of outstanding advances is equal to its Pro Rata Line Percentage.

(f)            To the extent necessary for each Cap Ex Line Lender’s actual percentage of all outstanding advances under the Cap Ex Line to equal its applicable Pro Rata Cap Ex Percentage, the Cap Ex Line Lender which obtains a greater share of any payments (by set off or otherwise) than its applicable Pro Rata Cap Ex Percentage shall acquire a participation in the applicable outstanding balances of the Pro Rata Cap Ex Shares of the Cap Ex Line Lenders as determined by Agent in order that such Cap Ex Line Lender’s percentage of outstanding advances is equal to its Pro Rata Cap Ex Percentage.

12.5         Delegation of Duties; Discretion; Instructions.  Agent may perform any of its duties hereunder or under the Loan Documents by or through its agents or employees.  As to any matters not expressly provided for by the Loan Documents or this Agreement, the Agent may exercise its discretion to take or refrain from taking any action.  If Agent is required to act or to refrain from acting under the terms of this Agreement upon the instructions of all Lenders or Required Lenders, as applicable, it shall be fully protected in so acting or refraining from acting upon the required instructions.  Notwithstanding the foregoing, Agent shall not be required to take any action which exposes Agent to liability or which is contrary to any of the Loan Documents or applicable law.  Agent may require that it be furnished with an indemnification from each Lender for such Lender’s Pro Rata Line Percentage of such liability, in form reasonably satisfactory to Agent as a condition of Agent acting or refraining from acting upon the instructions of all Lenders or Required Lenders.  If Agent is one of the Lenders, an indemnification from Agent to itself will not be required.

12.6         Nature of Duties.  Agent shall have no duties or responsibilities except those expressly set forth in this Agreement and the Loan Documents.  Neither Agent nor any of its officers, directors, employees or agents shall be (a) liable for any action taken or omitted by them as such hereunder or in connection herewith, unless caused by their gross negligence or willful misconduct, or (b) responsible in any manner to any Lender for any recitals, statements, representations or warranties made by the Borrower or any officer thereof contained in any of the Loan Documents or in any certificate, report, statement or other documents referred to or provided for in, or received by Agent or any Lender under or in connection with, this Agreement or any of the Loan Documents or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement, the Collateral or any of the Loan Documents or for any failure of the Borrower to perform their obligations under the Loan Documents or for the financial condition of Borrower.  Any liability of the Agent to the Lenders hereunder or under any of the Loan Documents shall be limited only to direct loss or liability suffered by such Lender and shall not be for indirect, consequential or incidental liability.  Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any of the Loan Documents, or to inspect the properties, books or records of the Borrower.  Except as expressly provided herein and in the Loan Documents, the duties of the Agent shall be mechanical and administrative in nature.  Agent shall not have, by reason of this Agreement, a fiduciary relationship in respect of any Lender.  Nothing in this Agreement, expressed or implied, is intended to or shall be so construed as to impose upon Agent any obligation in respect of this Agreement, except as expressly set forth herein and in the Loan Documents.

12.7         Lack of Reliance on the Agent.  Independently and without reliance upon Agent or any other Lender, each Lender has made and shall continue to make (a) its own independent investigation of the financial condition and affairs of the Borrower in connection with the extension of credit to the Borrower and the continuance of such credit facilities and the taking or not taking of any action in connection herewith, and (b) its own appraisal of the credit worthiness of Borrower.  Agent shall have no duty or responsibility either initially or on a continuing basis, to provide Lenders with any credit or other information with respect thereto, coming into its possession.  Lenders acknowledge and agree that Agent has not made any representations or warranties to any Lender regarding the financial conditions, affairs or creditworthiness of Borrower.

12.8         Resignation and Removal of Agent.  Agent may resign on thirty (30) days’ prior written notice to each of the Lenders.  In addition, upon thirty (30) days’ prior written notice to Agent from all Lenders other than Agent, such Lenders may remove Agent in its capacity as Agent (but not as Lender) if such Lenders have determined that Agent has acted (or failed to act when requested to do so) in a grossly negligent manner or such action or inaction constitutes willful misconduct or, following the occurrence of a Default or an Event of Default, has failed to act in a manner reasonably requested by such Lenders.  Upon resignation or removal, the Required Lenders shall have the right to appoint a successor Agent.  Upon the acceptance of the appointment as a successor Agent, such successor Agent shall succeed to and become vested with all rights, powers, obligations and duties of the resigning or removed Agent and the resigning or removed Agent shall be discharged from all of its obligations hereunder, provided that such resigning or removed Agent shall execute such UCC assignment statements and other documents and take such other actions as are reasonable requested by Lenders in connection with the appointment of a successor Agent.

12.9         Certain Rights of Agent.  If Agent shall request instructions from the Lenders with respect to any act or action (including failure to act) in connection with the Loan Documents, Agent shall be entitled to refrain from such act or taking such action unless and until Agent shall have received instructions from all Lenders or the Required Lenders, as applicable.  Agent shall not incur liability to any Person by reason of so refraining.  Without limiting the foregoing, no Lender shall have any right of action whatsoever against Agent as a result of Agent acting in accordance with the written instructions of all Lenders or the Required Lenders, as applicable.  All requests for instructions by Agent and all responses by the Lenders to such requests must be in writing, which writing may include a telecopied transmission.

12.10       Reliance.  Agent shall be entitled to rely, and shall be fully protected in relying, upon any notice, writing, resolution, statement, certificate, telex, teletype or telecopier message, cablegram, order or other document believed by it to be genuine and correct and to have been signed, sent or made by the proper person or entity, and, with respect to all legal matters pertaining to this Agreement, the Loan Documents and its duties hereunder and thereunder, upon the advice of counsel selected by it.  Agent may employ and reply upon agents and attorneys-in-fact and shall not be liable for the default or misconduct of any such agents or attorneys-in-fact selected by Agent with reasonable care.

12.11       Notice of Default.  Agent shall not be deemed to have knowledge or notice of the occurrence of any Event of Default under the Loan Documents unless Agent has received written notice from a Lender or Borrower referring to the Loan Documents, describing such Event of Default and stating that such notice is a “notice of default”.  In the event that any Lender shall have “actual knowledge” of the occurrence of any Event of Default, such Lender shall promptly notify Agent in writing.  Upon such notice of the occurrence of an Event of Default, Agent shall promptly give notice thereof to the Lenders.  For purposes hereof, a Lender shall be deemed to have “actual knowledge” if any such information is known to an officer of such Lender responsible for the credit facilities contemplated hereunder.

12.12       The Agent and Issuing Bank in its Capacity as Lender.  With respect to the advances and credit accommodations made by Univest or WBNA to Borrower under the Loan

Documents, each of Univest and WBNA shall have the same rights and powers hereunder as any other Lender as if it were not performing the duties as Agent or Issuing Bank, respectively specified herein; and the term “Lender” or any similar terms shall, unless the context clearly otherwise indicates, include Univest and WBNA, in their individual capacity as a Lender.

12.13       Other Loans.  Agent and Issuing Bank may engage in other business with Borrower as if it were not performing the duties specified herein, and may accept fees and other consideration from Borrower for services in connection therewith without having to account for the same to the Lenders.  In the event that any Lender obtains collateral (other than the Collateral described in this Agreement) to secure any other loan or credit accommodation extended by such Lender to Borrower and such other collateral also secures any of the Obligations, such Lender may apply the proceeds of such other collateral towards payment of all other obligations of Borrower to such Lender before applying any proceeds thereof to any Obligations for the benefit of the Lenders as provided herein.  Notwithstanding the foregoing, any items or funds against which a Lender any affiliate of any Lender exercises a right of set-off or turnover pursuant to this Agreement shall be applied toward the Obligations.  In the event that any Lender extends credit accommodations to Borrower other than in connection with the transactions contemplated in this Agreement, and such credit accommodations are secured by the Collateral, such Lender agrees that all proceeds of the Collateral shall be used first to pay all Obligations incurred in connection with the transaction contemplated in this Agreement.

12.14       Disclosure of Information; Audits.  Each Lender, at the request of another Lender, will share with such other Lender such financial and other information in the possession of the Lender regarding the Borrower as may be reasonably requested by another Lender.  Borrower consents to the disclosure of all of such information.  To the extent any Lender performs an audit of the financial condition and operations of Borrower or the Collateral, such Lender shall make the results of such audit available to the other Lenders.  Notwithstanding the foregoing, no Lender shall have any liability to the other Lenders related to the audit performed by such Lender except for errors in connection with such audit which constitute gross negligence or willful misconduct by the Lender or Lender’s agent performing such audit.

12.15       Actions by Agent; Amendments; Waivers.

(a)           Subject to the other provisions of Section 12 of this Agreement and except as expressly set forth herein, Agent shall have the sole and exclusive right and obligation to service and administer the Obligations, the Collateral and the Loan Documents, including, without limitation, the right to exercise all rights, remedies, privileges and options under the Loan Documents, including, without limitation, the right to determine whether advances are to be made hereunder and whether any Letters of Credit should be issued, amended, extended or reinstated.  Issuing Bank shall have the sole and exclusive right and obligation to determine whether draws should be honored under any Letter of Credit.

(b)           Notwithstanding the provisions of Section 12.15(a) above, Agent shall not enter into any waiver, amendment, supplement, replacement or extension of this Agreement, any of the other Loan Documents or any of the terms or conditions thereof without the prior written consent of Required Lenders.

(c)           Any action taken in accordance with the terms of this Section 12.15, including any amendment, supplement, waiver, consent or election, shall apply equally to each of the Lenders and shall be binding upon the Lenders, the Agent and all participants.  In the case of any waiver of any Event of Default, the Event of Default waived shall be deemed to be cured and not continuing, but no waiver of a specific Event of Default shall extend to any subsequent Event of Default (whether or not the subsequent Event of Default is the same as the Event of Default which was waived), or impair any right consequent thereon.

(d)           After the occurrence of an Event of Default, Agent shall take such action as may be directed by the Required Lenders, provided that until it receives such direction, Agent shall have the sole and exclusive right, with communication (to the extent reasonably practicable under the circumstances) with all Lenders, to exercise or refrain from exercising any and all rights, remedies, privileges and options under the Loan Documents and available at law or in equity as Agent shall deem advisable in the best interest of the Lenders to protect and enforce the rights of the Agent and the Lenders and collect the Obligations, including, without limitation, instituting and pursuing all legal actions against Borrower, or defending any and all actions brought by any Lender or other Person, or incurring expenses or otherwise making expenditures to protect the Obligations, the Collateral or the Agent’s and the Lenders’ rights and remedies.

(e)           To the extent Agent is required to obtain or otherwise elects to seek the consent of Lenders to an action Agent desires to take, if any Lender fails to notify Agent, in writing, of its consent or dissent to any request of Agent hereunder within five (5) Business Days of such Lender’s receipt of such written request (which may include a telecopied transmission), such Lender shall be deemed to have given its consent thereto, unless such Lender has given the Agent written notice (which may include a telecopied transmission) within such five (5) Business Day period requesting an additional five (5) Business Days to respond.  If such Lender then fails to consent or dissent within the additional five (5) Business Day period, such Lender shall be deemed to have given its consent thereto.

12.16       Sharing of Risk; Indemnification; Expenses.

(a)           To the extent Agent or Issuing Bank is not reimbursed by Borrower, the Lenders will reimburse and indemnify the Agent and Issuing Bank in proportion to their respective Pro Rata Line Percentages and Pro Rata Cap Ex Percentages, as applicable, for and against any and all liabilities, obligations, losses (except the failure of the Agent or Issuing Bank to receive the fees which are to be retained by Agent or Issuing Bank in full), damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever, including, without limitation, attorneys’ fees, which may be imposed on, incurred by or asserted against Agent or Issuing Bank in performing its duties hereunder or under the Loan Documents, or in any way relating to or arising out of this Agreement or the Loan Documents.

(b)           All reasonable out-of-pocket costs and expenses incurred by Agent or Issuing Bank and not reimbursed on demand by Borrower, in connection with the creation, amendment, administration, termination and enforcement of the Obligations and/or the exercise of the Agent’s or Issuing Bank’s rights and duties hereunder or under the Loan Documents (including, without limitation, audit expenses, counsel fees and expenditures to protect, preserve and defend Agent’s, Issuing Bank’s and each Lender’s rights and interest under the Loan Documents) shall be shared and paid on demand by Lenders, pro rata based on their respective Pro Rata Line Percentages and Pro Rata Cap Ex Percentages, as applicable.  Any such sums not paid on demand shall accrue interest at the Prime Rate until paid.

(c)           Agent and Issuing Bank may deduct from payments or distributions to be made to Lenders such funds as may be necessary to pay or reimburse Agent or Issuing Bank, as applicable, for the reimbursement, indemnification and expense obligations of the Lenders described in this Section 12.16.

(d)           In connection with reimbursement, indemnification and expense obligations set forth in this Section 12.16, Agent shall provide a reasonable accounting to Lenders describing such expenses or indemnification obligations.

12.17       Consultation with Counsel.  The Agent and the Issuing Bank may consult with legal counsel and any other profession advisors or consultants deemed necessary or appropriate and selected by Agent and shall not be liable for any action taken or suffered in good faith by it in accordance with the advice of such counsel.

12.18       Documents.  Neither Agent nor the Issuing Bank shall be under a duty to examine or pass upon the effectiveness, genuineness or validity of this Agreement or any of the other Loan Documents or any other instrument or document furnished pursuant hereto or in connection therewith, and the Agent shall be entitled to assume that the same are valid, effective and genuine and what they purport to be.  In addition the Agent and the Issuing Bank shall not be liable for failing to make any inquiry concerning the accuracy, performance or observance of any of the terms, provisions or conditions of such instrument or document.

12.19       Several Obligations.  The obligation of each Lender is several, and neither the Agent nor any other Lender, nor the Issuing Bank shall be responsible for any obligation or commitment hereunder of any other Lender.

12.20       No Third Party Beneficiary.  The provisions of Article 12 of this Agreement are intended solely for the benefit of Agent, Lenders and the Issuing Bank and not for the benefit of any third party, including without limitation, Borrower and any amendment to Article 12 of this Agreement shall not require Borrower’s consent.

12.21       Participations and Assignments.

(a)           Each Lender may at any time grant participations of its Pro Rata Line Share or Pro Rata Cap Ex Share, as applicable, in and to its interests under this Agreement (collectively, “Participations”) to any other lending office of such Lender or to any other bank, lending institution or other entity which the granting Lender reasonably determines has the requisite sophistication to evaluate the merits and risks of investments in Participations (“Participants”); provided however that: (i) all amounts payable by the Borrower to each Lender hereunder and voting rights of each Lender hereunder shall be determined as if such Lender had not granted such Participation; (ii) any agreement pursuant to which any Lender may grant a Participation (A) shall provide that such Lender is not delegating and therefore shall retain the sole right and responsibility to exercise all of its rights and privileges under this Agreement, including, without limitation, the right to approve any amendment, modification or waiver of any provisions of this Agreement and (B) shall not release or discharge such Lender from its duties and obligations, which shall remain absolute, hereunder, including its obligation to make advances hereunder; and (iii) upon entering into any such Participation, the Lender granting such participation shall give thirty (30) days prior written notice thereof to Agent.

(b)           Each Lender may at any time assign all or any portion of its Pro Rata Line Share or Pro Rata Cap Ex Share, as applicable, (together with its rights and obligations with respect thereto) and its right, title and interest therein and in and to this Agreement and the other Loan Documents to a Lender or any Affiliate of a Lender, or to any other bank or financial institution, in each case with thirty (30) days prior written notice to Agent and Borrower and subject to the prior written consent of the Agent and, provided that no Default or Event of Default shall have occurred and be continuing, the prior written consent of Borrower, which consent of Borrower shall not be unreasonably withheld or delayed; provided however that (i) any assignment to another Lender (which is then a party to this Agreement) or to any other bank or financial institution shall be in the minimum amount of Five Million Dollars ($5,000,000.00); (ii) the parties to such assignment shall execute an Assignment and Acceptance in the form of Schedule D hereto and such other documents reasonably requested by Agent, and Borrower shall execute such replacement Notes, amendments and other items as may be requested by Agent; and (iii) the parties to the assignment shall pay Agent a processing fee of Three Thousand Five Hundred Dollars ($3,500.00) at the time of providing such assignment to Agent.

(c)           Notwithstanding anything to the contrary contained herein, each Lender may at any time, pledge or assign all or any portion of its rights under this Agreement and/or its interest in the Loans, the Notes, Letter of Credit, L/C Obligations or any interest in any participation, including collateral therefore, to any Federal Reserve Bank in accordance with applicable law, provided that no such assignment shall release the assigning Lender from its obligations hereunder.

(SIGNATURES ON FOLLOWING PAGE)

IN WITNESS WHEREOF, Borrower and Agent have duly executed this Agreement as of the 16th day of December, 2004.

AGENT:		BORROWER:

UNIVEST NATIONAL BANK AND TRUST		FARM & HOME OIL COMPANY
CO.

By:	/s/ John T. Landes	By:	/s/ Daryl Hackman
	John Landes, Senior Vice President		Daryl Hackman, President

LENDERS:
UNIVEST NATIONAL BANK AND TRUST
CO.

By:	/s/ John T. Landes
John Landes, Senior Vice President

WACHOVIA BANK, NATIONAL
ASSOCIATION

By:	/s/ Bruce Morgan
Name/Title: Bruce Morgan, Vice President

FULTON BANK

By:	/s/ Christopher M. Markley
Name/Title: Christopher M. Markley, Vice
President

SCHEDULE A

Pro Rata Line Percentages and Pro Rata Cap Ex Percentages/Financial Institutions Pro Rata Percentages

Financial Institution	Working Capital Line (“Pro Rata Line Percentage”)	Pro Rata Line Share	Cap Ex Line (“Pro Rata Cap Ex Percentage”)	Pro Rata Cap Ex Share	Macungie Term Loan	Pottstown Term Loan	WC Term Loan
Univest National Bank and Trust Co.	10%	$7,000,000.00	70%	$3,500,000.00	50%	50%	20%

Wachovia Bank, National Association	60%	$42,000,000.00	30%	$1,500,000.00	50%	50%	80%

Fulton Bank	30%	$21,000,000.00	N/A	N/A	N/A	N/A	N/A

SCHEDULE B

Closing Conditions

The obligation of Lenders to make Loans and/or extend Letters of Credit shall be subject to the satisfaction, on or prior to the date of the Amended and Restated Loan and Security Agreement, of the following conditions precedent:

1.             Loan Documents.

(a)           Receipt by Agent of duly executed counterparts of the following:

(i)            Amended and Restated Loan and Security Agreement

(ii)           Amended and Restated Notes

(iii)          Amended and Restated Intellectual Property Agreement

(iv)          Amended and Restated Security Agreement of Hedging Account

(v)           Amended and Restated Collateral Assignment of Rights.

(b)           Receipt by Agent of all documents it may reasonably request relating to the existence of Borrower, the corporate authority for and the validity of the Amended and Restated Loan and Security Agreement and the other related documents, and any other matters relevant thereto, all in form and substance satisfactory to Agent in its sole good faith discretion.

2.             Personal Property Collateral.  Receipt by Agent of the following:

(a)           Searches of Uniform Commercial Code (“UCC”) filings in the jurisdiction of the chief executive office of Borrower, the jurisdiction of Borrower’s organization and such other jurisdictions where Collateral is located, copies of the financing statements on file in such jurisdictions and evidence that there are no liens, security interests or judgments in favor of third parties with respect to Borrower or any Collateral.

(b)           UCC financing statements for each appropriate jurisdiction as is necessary, in Agent’s sole discretion, to perfect Agent’s security interest in the Collateral.

(c)           Duly executed consents as are necessary, in Agent’s sole discretion, to perfect Agent’s security interest in the Collateral.

(d)           Delivery to Agent of personal property Collateral to the extent necessary or appropriate to perfect Agent’s security interest therein.

3.             Insurance Requirements.  Receipt by Agent of copies of insurance policies or ACORD Form 27 and ACORD Form 25 evidence of insurance of Borrower evidencing liability and casualty insurance meeting the requirements of the Amended and Restated Loan and Security Agreement and bearing endorsements satisfactory to Agent.

4.             Consents.  Receipt by Agent of evidence that all governmental, shareholder and material third party consents and approvals necessary or desirable in connection with the execution, delivery and performance of the Amended and Restated Loan and Security Agreement and the extension of Loans and issuance of Letters of Credit thereunder have been obtained.

5.             Opinions.  Receipt by Agent of an opinion, or opinions (which shall cover, among other things, authority, legality, validity, binding effect, enforceability and attachment and perfection of liens), satisfactory to Agent, addressed to Agent and dated as of the date of the Amended and Restated Loan and Security Agreement, from legal counsel to Borrower.

6.             Corporate Documents.  Delivery of certified copies of all charter and operating documents of Borrower, good-standing/subsistence certificates from each jurisdiction in which Borrower conducts business, an incumbency certificate and certified resolutions of Borrower’s board of directors authorizing the execution, delivery and performance of the loan documents.

7.             Borrower Certificates.

(a)           Receipt by Agent of a certificate or certificates executed by the chief financial officer or treasurer of Borrower as of the date of the Amended and Restated Loan and Security Agreement stating that:

(i)            immediately after giving effect to the Amended and Restated Loan and Security Agreement and all the transactions contemplated therein to occur on such date, (A) Borrower shall be in compliance with the covenants contained in the Amended and Restated Loan and Security Agreement and (b) no Default or Event of Default shall have occurred and be continuing;

(ii)           the representations and warranties of Borrower made in or pursuant to the Amended and Restated Loan and Security Agreement are true and correct;

(iii)          there are no judgments outstanding or actions, suits or proceedings pending or, to the best of Borrower’s knowledge, threatened against Borrower at law or in equity before any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which involves the possibility of any judgment or liability in excess of One Hundred Thousand Dollars ($100,000.00) individually or One Million Dollars ($1,000,000.00) in the aggregate;

(iv)          no material adverse change in the business, operations, profits or prospects of Borrower or in the condition of the assets of Borrower shall have occurred since June 30, 2004; and

(v)           no material adverse change in the financial markets shall have occurred since June 30, 2004.

(b)           Receipt by Agent of a Solvency Certificate executed by the chief financial officer of Borrower and in form acceptable to Agent.

8.             Fees.  Receipt by Agent of all fees and expenses due under the Amended and Restated Loan and Security Agreement.

2

9.             Liabilities.  Agent shall be satisfied as to the amount and nature of all tax, ERISA, employee retirement benefits and other contingent liabilities to which Borrower may be subject.

10.           Other.  Receipt by Agent of such other documents, instruments, agreements or information as reasonably requested by Agent, including, but not limited to, information regarding litigation, tax, accounting, labor, insurance, pension liabilities (actual or contingent), real estate leases, material contracts, debt agreements, property ownership and contingent liabilities of Borrower.

The documents referred to in this Schedule A shall be delivered to Agent no later than the date of the Amended and Restated Loan and Security Agreement and shall be satisfactory in form and substance to Agent.  The certificates and opinions referred to in this Schedule A shall be dated the date of the Amended and Restated Loan and Security Agreement.

3

SCHEDULE C

Form of Borrowing Base Certificate

See Attached.

SCHEDULE D

Form of Assignment and Acceptance Agreement

See Attached.

Schedule 1.1

Existing Loan Documents

1.             Amended and Restated Loan and Security Agreement dated June 27, 2002 (as amended)

2.             Amended and Restated Working Capital Line Note dated June 27, 2002

3.             Amended and Restated Cap Ex Note dated June 27, 2002 (as amended)

4.             Term-Out Note I dated December 31, 2002

5.             Explanation and Waiver of Rights Regarding Confession of Judgment dated June 27, 2002

6.             Explanation and Waiver of Rights Regarding Confession of Judgment dated December 24, 2002;

7.             Security Agreement Assignment of Hedging Agreement (Solomon Smith Barney Inc.) dated June 27, 2002

8.             Security Agreement Assignment of Hedging Agreement (Carr Futures Inc.) dated June 27, 2002

9.             Collateral Assignment of Rights (Fixed Price Contracts) dated June 27, 2002

10.           Intellectual Property Security Agreement dated June 27, 2002

11.           Mortgage Note dated June 26, 1996 (as amended)

12.           Mortgage Note dated July 17, 1996 (as amended)

Schedule 2.6(g-1)

Form of Working Capital Line Notes

See Attached.

Schedule 2.6(g-2)

Form of Cap Ex Notes and Allonges

See Attached.

FIRST AMENDMENT TO AMENDED AND RESTATED

LOAN AND SECURITY AGREEMENT

THIS FIRST AMENDMENT TO AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (the “Amendment”) is made effective as of the 10th day of January, 2005, by and among FARM & HOME OIL COMPANY (“Borrower”) and UNIVEST NATIONAL BANK AND TRUST CO., as Agent (“Agent”).

BACKGROUND

A.            Borrower, Agent and the Lenders named therein are parties to that certain Amended and Restated Loan and Security Agreement dated as of December 16, 2004 (as the same may be amended, modified, supplemented or restated from time to time, the “Loan Agreement”).

B.            Borrower, Agent and Lenders desire to amend the Loan Agreement as set forth herein.

C.            Capitalized terms used herein and not otherwise defined shall have the meanings provided for such terms in the Loan Agreement.

NOW, THEREFORE, intending to be legally bound hereby, the parties hereto agree as follows:

1.             Cap Ex Line Extension.  The reference to “October 31, 2006” in Section 2.2(a) of the Loan Agreement is hereby deleted in its entirety and replaced with “November 30, 2005”.

2.             Further Agreements and Representations.  Borrower does hereby:

(a)           ratify, confirm and acknowledge that the Loan Agreement, as amended, and the other Loan Documents continue to be and are valid, binding and in full force and effect;

(b)           covenant and agree to perform all obligations of Borrower contained herein, under the Loan Agreement, as amended, and the other Loan Documents;

(c)           acknowledge and agree that Borrower has no defense, set-off, counterclaim or challenge against the payment of any sums owing under Loan Documents, the enforcement of any of the terms of the Loan Agreement, as amended, or the other Loan Documents;

(d)           acknowledge and agree that all representations and warranties of Borrower contained in the Loan Agreement and/or the other Loan Documents, as amended, are true, accurate and correct on and as of the date hereof as if made on and as of the date hereof;

(e)           represent and warrant that no Default or Event of Default exists and all information described in the foregoing Background is true, accurate and complete;

(f)            acknowledge and agree that nothing contained herein and no actions taken pursuant to the terms hereof is intended to constitute a novation of the Loan Agreement or any of the other Loan Documents, and do not constitute a release, termination or waiver of any of the rights or remedies granted to Agent or any Lender therein, which rights and remedies are hereby ratified, confirmed, extended and continued as security for the obligations of Borrower to Agent and Lenders under the Loan Agreement and the other Loan Documents, as amended; and

(g)           acknowledge and agree that Borrower’s failure to comply with or perform any of its covenants, agreements or obligations contained in this Amendment shall constitute an Event of Default under the Loan Agreement and each of the Loan Documents, subject to any applicable cure periods contained therein.

3.             Additional Documents; Further Assurances.  Borrower covenants and agrees to execute and deliver to Agent, or to cause to be executed and delivered to Agent contemporaneously herewith, at the sole cost and expense of Borrower, this Amendment and any and all other documents, agreements, statements, resolutions, certificates, consents and information as Agent or any Lender may require in connection with the matters or actions described herein.  Borrower further covenants and agrees to execute and deliver to Agent or to cause to be executed and delivered at the sole cost and expense of Borrower, from time to time, any and all other documents, agreements, statements, certificates and information as Agent or any Lender shall reasonably request to evidence or effect the terms hereof, the Loan Agreement, as amended, or any of the other Loan Documents, or to enforce or to protect Agent’s and each Lender’s interest in the Collateral.  All such documents, agreements, statements, etc., shall be in form and content acceptable to Agent in its reasonable sole discretion.

4.             Fees, Cost, Expenses and Expenditures.  Borrower will pay all of Agent’s and each Lender’s expenses in connection with the review, preparation, negotiation, documentation and closing of this Amendment and the consummation of the transactions contemplated hereunder, including without limitation, fees, reasonable attorney’s fees, disbursements, expenses and disbursements of counsel retained by Agent or any Lender and all fees related to title insurance, filings, recording of documents and searches, whether or not the transactions contemplated hereunder are consummated.

5.             Inconsistencies.  To the extent of any inconsistency between the terms, conditions and provisions of this Amendment and the terms, conditions and provisions of the Loan Agreement or the other Loan Documents, the terms, conditions and provisions of this Amendment shall prevail.  All terms, conditions and provisions of the Loan Agreement and the other Loan Documents not inconsistent herewith shall remain in full force and effect and are hereby ratified and confirmed by Borrower.

6.             Construction.  All references to the Loan Agreement therein or in any other Loan Documents shall be deemed to be a reference to the Loan Agreement as amended hereby.

7.             No Waiver.  Nothing contained herein and no actions taken pursuant to the terms hereof are intended to nor shall they constitute a waiver by Agent or any Lender of any rights or remedies available to Agent or any Lender at law or in equity or as provided in the Loan Agreement or the other Loan Documents.

8.             Binding Effect.  This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

9.             Severability.  The provisions of this Amendment and all other Loan Documents are deemed to be severable, and the invalidity or unenforceability of any provision shall not affect or impair the remaining provisions which shall continue in full force and effect.

10.           Modifications.  No modification of this Amendment or any of the Loan Documents shall be binding or enforceable unless in writing and signed by or on behalf of the party against whom enforcement is sought.

11.           Governing Law.  This Amendment shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

12.           Headings.  The headings of the sections of this Amendment are inserted for convenience only and shall not be deemed to constitute a part of this Amendment.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment effective as of the date first above written.

FARM & HOME OIL COMPANY

By:	/s/ Daryl Hackman
Name/Title:	Daryl Hackman, President

UNIVEST NATIONAL BANK AND TRUST CO.

By:	/s/John T. Landes
Name/Title:	John T. Landes, SVP

WACHOVIA BANK, NATIONAL ASSOCIATION

By:	/s/ Daniel J. Astolf
Name/Title:	Daniel J. Astolf, SVP

FULTON BANK

By:	/s/ Christopher M. Markley
Name/Title:	Christopher M. Markley, VP

SECOND AMENDMENT TO AMENDED AND RESTATED

LOAN AND SECURITY AGREEMENT

THIS SECOND AMENDMENT TO AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (the “Amendment”) is made effective as of the 13th day of July, 2005, by and among FARM & HOME OIL COMPANY (“Borrower”), UNIVEST NATIONAL BANK AND TRUST CO., as Agent (“Agent”), WACHOVIA BANK, NATIONAL ASSOCIATION, as Issuing Bank (“Issuing Bank”) and the Lenders identified on the signature pages hereto.

BACKGROUND

A.            Borrower, Agent, Issuing Bank and the Lenders named therein are parties to that certain Amended and Restated Loan and Security Agreement dated as of December 16, 2004 (as amended by that certain First Amendment to Amended and Restated Loan and Security Agreement dated January 10, 2005 and as the same may be further amended, modified, supplemented or restated from time to time, the “Loan Agreement”).

B.            Borrower, Agent, Issuing Bank and Lenders desire to further amend the Loan Agreement as set forth herein.

C.            Capitalized terms used herein and not otherwise defined shall have the meanings provided for such terms in the Loan Agreement.

NOW, THEREFORE, intending to be legally bound hereby, the parties hereto agree as follows:

1.             Seasonal Period.  The definition of “Seasonal Period” set forth in Section 10.1(oo) of the Loan Agreement is hereby amended by replacing the reference therein to “September 1, 2005” with “July 1, 2005”.

2.             Further Agreements and Representations.  Borrower does hereby:

(a)           ratify, confirm and acknowledge that the Loan Agreement, as amended, and the other Loan Documents continue to be and are valid, binding and in full force and effect;

(b)           covenant and agree to perform all obligations of Borrower contained herein, under the Loan Agreement, as amended, and the other Loan Documents;

(c)           acknowledge and agree that Borrower has no defense, set-off, counterclaim or challenge against the payment of any sums owing under Loan Documents, the enforcement of any of the terms of the Loan Agreement, as amended, or the other Loan Documents;

(d)           acknowledge and agree that all representations and warranties of Borrower contained in the Loan Agreement and/or the other Loan Documents, as amended, are true, accurate and correct on and as of the date hereof as if made on and as of the date hereof;

(e)           represent and warrant that no Default or Event of Default exists and all information described in the foregoing Background is true, accurate and complete;

(f)            acknowledge and agree that nothing contained herein and no actions taken pursuant to the terms hereof is intended to constitute a novation of the Loan Agreement or any of the other Loan Documents, and do not constitute a release, termination or waiver of any of the rights or remedies granted to Agent or any Lender therein, which rights and remedies are hereby ratified, confirmed, extended and continued as security for the obligations of Borrower to Agent and Lenders under the Loan Agreement and the other Loan Documents, as amended; and

(g)           acknowledge and agree that Borrower’s failure to comply with or perform any of its covenants, agreements or obligations contained in this Amendment shall constitute an Event of Default under the Loan Agreement and each of the Loan Documents, subject to any applicable cure periods contained therein.

3.             Additional Documents; Further Assurances.  Borrower covenants and agrees to execute and deliver to Agent, or to cause to be executed and delivered to Agent contemporaneously herewith, at the sole cost and expense of Borrower, this Amendment and any and all other documents, agreements, statements, resolutions, certificates, consents and information as Agent or any Lender may require in connection with the matters or actions described herein.  Borrower further covenants and agrees to execute and deliver to Agent or to cause to be executed and delivered at the sole cost and expense of Borrower, from time to time, any and all other documents, agreements, statements, certificates and information as Agent or any Lender shall reasonably request to evidence or effect the terms hereof, the Loan Agreement, as amended, or any of the other Loan Documents, or to enforce or to protect Agent’s and each Lender’s interest in the Collateral.  All such documents, agreements, statements, etc., shall be in form and content acceptable to Agent in its reasonable sole discretion.

4.             Fees, Cost, Expenses and Expenditures.  Borrower will pay all of Agent’s and each Lender’s expenses in connection with the review, preparation, negotiation, documentation and closing of this Amendment and the consummation of the transactions contemplated hereunder, including without limitation, fees, reasonable attorney’s fees, disbursements, expenses and disbursements of counsel retained by Agent or any Lender and all fees related to title insurance, filings, recording of documents and searches, whether or not the transactions contemplated hereunder are consummated.

5.             Inconsistencies.  To the extent of any inconsistency between the terms, conditions and provisions of this Amendment and the terms, conditions and provisions of the Loan Agreement or the other Loan Documents, the terms, conditions and provisions of this Amendment shall prevail.  All terms, conditions and provisions of the Loan Agreement and the other Loan Documents not inconsistent herewith shall remain in full force and effect and are hereby ratified and confirmed by Borrower.

6.             Construction.  All references to the Loan Agreement therein or in any other Loan Documents shall be deemed to be a reference to the Loan Agreement as amended hereby.

7.             No Waiver.  Nothing contained herein and no actions taken pursuant to the terms hereof are intended to nor shall they constitute a waiver by Agent or any Lender of any rights or remedies available to Agent or any Lender at law or in equity or as provided in the Loan Agreement or the other Loan Documents.

8.             Binding Effect.  This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

9.             Severability.  The provisions of this Amendment and all other Loan Documents are deemed to be severable, and the invalidity or unenforceability of any provision shall not affect or impair the remaining provisions which shall continue in full force and effect.

10.           Modifications.  No modification of this Amendment or any of the Loan Documents shall be binding or enforceable unless in writing and signed by or on behalf of the party against whom enforcement is sought.

11.           Governing Law.  This Amendment shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

12.           Headings.  The headings of the sections of this Amendment are inserted for convenience only and shall not be deemed to constitute a part of this Amendment.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment effective as of the date first above written.

BORROWER:

FARM & HOME OIL COMPANY

By:	/s/ Daryl Hackman
Name/Title:	Daryl Hackman, President

AGENT AND LENDER:

UNIVEST NATIONAL BANK AND TRUST CO.

By:	/s/ Philip C. Jackson
Name/Title: Philip C. Jackson, Vice President

LENDER AND ISSUING BANK:

WACHOVIA BANK, NATIONAL ASSOCIATION

By:	/s/ Thomas C. Woodward
Name/Title: Thomas C. Woodward
Senior Vice President

LENDER:

FULTON BANK

By:	/s/ Christopher M. Markley
Name/Title:	Christopher M. Markley
Vice President

THIRD AMENDMENT TO AMENDED AND RESTATED

LOAN AND SECURITY AGREEMENT

THIS THIRD AMENDMENT TO AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (the “Amendment”) is made effective as of the 19th day of August, 2005, by and among FARM & HOME OIL COMPANY (“Borrower”), UNIVEST NATIONAL BANK AND TRUST CO., as Agent (“Agent”), WACHOVIA BANK, NATIONAL ASSOCIATION, as Issuing Bank and the Lenders identified on the signature pages hereto (collectively, the “Lenders”).

BACKGROUND

A.            Borrower, Agent, Issuing Bank, Univest National Bank and Trust Co., Wachovia Bank, National Association and Fulton Bank are parties to that certain Amended and Restated Loan and Security Agreement dated as of December 16, 2004 (as amended by that certain First Amendment to Amended and Restated Loan and Security Agreement dated January 10, 2005, that certain Second Amendment to Amended and Restated Loan and Security Agreement dated July 13, 2005 and as the same may hereafter be amended, modified, supplemented or restated from time to time, the “Loan Agreement”).

B.            Borrower, Agent, Issuing Bank and Lenders desire to amend the Loan Agreement as set forth herein.

C.            Capitalized terms used herein and not otherwise defined shall have the meanings provided for such terms in the Loan Agreement.

NOW, THEREFORE, intending to be legally bound hereby, the parties hereto agree as follows:

1.             New Lender.  By its execution of this Amendment where indicated below, Citizens Bank of Pennsylvania (“Citizens”) joins in the Loan Agreement and each of the other Loan Documents as a Lender thereunder.  From and after the date hereof, Citizens shall be a Lender under the Loan Agreement and each of the other Loan Documents, with all of the rights, remedies, powers, privileges and obligations of all other Lenders thereunder.  Contemporaneously with the execution hereof, Borrower shall execute and deliver to Citizens a Working Capital Line Note evidencing Borrower’s obligation to repay Citizens its Pro Rata Line Share.

2.             Increase to Maximum Seasonal Working Capital Line Amount.  Section 10.1(y) of the Loan Agreement is hereby amended by deleting the reference therein to “Seventy Million Dollars ($70,000,000.00)” and replacing it with “Ninety Million Dollars ($90,000,000.00)”.

3.             Revised Schedule “A”.  Schedule “A” to the Loan Agreement is hereby deleted in its entirety and replaced with Schedule “A” attached hereto.

4.             Further Agreements and Representations.  Borrower does hereby:

(a)           ratify, confirm and acknowledge that the Loan Agreement, as amended, and the other Loan Documents continue to be and are valid, binding and in full force and effect;

(b)           covenant and agree to perform all obligations of Borrower contained herein, under the Loan Agreement, as amended, and the other Loan Documents;

(c)           acknowledge and agree that Borrower has no defense, set-off, counterclaim or challenge against the payment of any sums owing under Loan Documents, the enforcement of any of the terms of the Loan Agreement, as amended, or the other Loan Documents;

(d)           acknowledge and agree that all representations and warranties of Borrower contained in the Loan Agreement and/or the other Loan Documents, as amended, are true, accurate and correct on and as of the date hereof as if made on and as of the date hereof;

(e)           represent and warrant that no Default or Event of Default exists and all information described in the foregoing Background is true, accurate and complete;

(f)            acknowledge and agree that nothing contained herein and no actions taken pursuant to the terms hereof is intended to constitute a novation of the Loan Agreement or any of the other Loan Documents, and do not constitute a release, termination or waiver of any of the rights or remedies granted to Agent or any Lender therein, which rights and remedies are hereby ratified, confirmed, extended and continued as security for the obligations of Borrower to Agent and Lenders under the Loan Agreement and the other Loan Documents, as amended; and

(g)           acknowledge and agree that Borrower’s failure to comply with or perform any of its covenants, agreements or obligations contained in this Amendment shall constitute an Event of Default under the Loan Agreement and each of the Loan Documents, subject to any applicable cure periods contained therein.

5.             Additional Documents; Further Assurances.  Borrower covenants and agrees to execute and deliver to Agent, or to cause to be executed and delivered to Agent contemporaneously herewith, at the sole cost and expense of Borrower, this Amendment and any and all other documents, agreements, statements, resolutions, certificates, consents and information as Agent or any Lender may require in connection with the matters or actions described herein.  Borrower further covenants and agrees to execute and deliver to Agent or to cause to be executed and delivered at the sole cost and expense of Borrower, from time to time, any and all other documents, agreements, statements, certificates and information as Agent or any Lender shall reasonably request to evidence or effect the terms hereof, the Loan Agreement, as amended, or any of the other Loan Documents, or to enforce or to protect Agent’s and each Lender’s interest in the Collateral.  All such documents, agreements, statements, etc., shall be in form and content acceptable to Agent in its reasonable sole discretion.

6.             Fees, Cost, Expenses and Expenditures.  Borrower will pay all of Agent’s and each Lender’s expenses in connection with the review, preparation, negotiation, documentation and closing of this Amendment and the consummation of the transactions contemplated hereunder, including without limitation, fees, reasonable attorney’s fees, disbursements, expenses and disbursements of counsel retained by Agent or any Lender and all fees related to title insurance, filings, recording of documents and searches, whether or not the transactions contemplated hereunder are consummated.

7.             Inconsistencies.  To the extent of any inconsistency between the terms, conditions and provisions of this Amendment and the terms, conditions and provisions of the Loan Agreement or the other Loan Documents, the terms, conditions and provisions of this Amendment shall prevail.  All terms, conditions and provisions of the Loan Agreement and the other Loan Documents not inconsistent herewith shall remain in full force and effect and are hereby ratified and confirmed by Borrower.

8.             Construction.  All references to the Loan Agreement therein or in any other Loan Documents shall be deemed to be a reference to the Loan Agreement as amended hereby.

9.             No Waiver.  Nothing contained herein and no actions taken pursuant to the terms hereof are intended to nor shall they constitute a waiver by Agent or any Lender of any rights or remedies available to Agent or any Lender at law or in equity or as provided in the Loan Agreement or the other Loan Documents.

10.          Binding Effect.  This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

11.          Severability.  The provisions of this Amendment and all other Loan Documents are deemed to be severable, and the invalidity or unenforceability of any provision shall not affect or impair the remaining provisions which shall continue in full force and effect.

12.          Modifications.  No modification of this Amendment or any of the Loan Documents shall be binding or enforceable unless in writing and signed by or on behalf of the party against whom enforcement is sought.

13.          Governing Law.  This Amendment shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

14.          Headings.  The headings of the sections of this Amendment are inserted for convenience only and shall not be deemed to constitute a part of this Amendment.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment effective as of the date first above written.

FARM & HOME OIL COMPANY

By: /s/ James M. Boyd
Name/Title: James M. Boyd/CFO

UNIVEST NATIONAL BANK AND TRUST CO., as Agent and a Lender

By: /s/ Philip C. Jackson
Name/Title: Philip C. Jackson
Vice President

WACHOVIA BANK, NATIONAL ASSOCIATION, as Issuing Bank and a Lender

By: /s/ Thomas C. Woodward
Name/Title: Thomas C. Woodward
Senior Vice President

FULTON BANK, as a Lender

By: /s/ Christopher Markley
Name/Title: Christopher Markley, VP

CITIZENS BANK OF PENNSYLVANIA, as a Lender

By: /s/ Daniel J. Astolf
Name/Title: Daniel J. Astolf, SVP

SCHEDULE “A”

Pro Rata Line Percentages and Pro Rata Cap Ex Percentages/Lenders Pro Rata Percentages

Lender	Working Capital Line (“Pro Rata Line Percentage”)	Pro Rata Line Share	Cap Ex Line (“Pro Rata Cap Ex Percentage”)	Pro Rata Cap Ex Share	Macungie Term Loan	Pottstown Term Loan	WC Term Loan
Univest National Bank and Trust Co.	.0777778%	$7,000,000.00	70%	$3,500,000.00	50%	50%	20%
Wachovia Bank, National Association	.4666667%	$42,000,000.00	30%	$1,500,000.00	50%	50%	80%
Fulton Bank	.2333333%	$21,000,000.00	N/A	N/A	N/A	N/A	N/A
Citizens Bank of Pennsylvania	.2222222%	$20,000,000.00	N/A	N/A	N/A	N/A	N/A

FOURTH AMENDMENT TO AMENDED AND RESTATED

LOAN AND SECURITY AGREEMENT

THIS FOURTH AMENDMENT TO AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (the “Amendment”) is made effective as of the 7th day of December, 2005, by and among FARM & HOME OIL COMPANY (“Borrower”), UNIVEST NATIONAL BANK AND TRUST CO., as Agent (“Agent”) and UNIVEST NATIONAL BANK AND TRUST CO., as Lender, WACHOVIA BANK, NATIONAL ASSOCIATION, as Lender, FULTON BANK, as Lender and CITIZENS BANK OF PENNSYLVANIA, as a Lender (collectively, the “Lenders” and each a “Lender”).

BACKGROUND

A.            Borrower, Agent and the Lenders named therein are parties to that certain Amended and Restated Loan and Security Agreement dated as of December 16, 2004 (as amended by that certain First Amendment to Amended and Restated Loan and Security Agreement dated January 10, 2005, that certain Second Amendment to Amended and Restated Loan and Security Agreement dated July 13, 2005, that certain Third Amendment to Amended and Restated Loan and Security Agreement dated August 19, 2005 and as the same may be further amended, modified, supplemented or restated from time to time, the “Loan Agreement”).

B.            Borrower, Agent and Lenders desire to amend the Loan Agreement as set forth herein.

C.            Capitalized terms used herein and not otherwise defined shall have the meanings provided for such terms in the Loan Agreement.

NOW, THEREFORE, intending to be legally bound hereby, the parties hereto agree as follows:

1.             Cap Ex Line Termination.  The Cap Ex Line is hereby terminated as of the date hereof and the proceeds of the Cap Ex Line are no longer be available to Borrower.  Terms and provisions set forth in the Loan Agreement and the other Loan Documents which are applicable to the Cap Ex Line shall have no further force or effect.

2.             Term Loan.

(a)           Term Loan.  Contemporaneously with the execution hereof and the satisfaction of all of the terms and conditions set forth herein, the Obligations of Borrower to Lenders outstanding under the Cap Ex Line, the Macungie Term Loan, the Pottstown Term Loan and the WC Term Loan and a portion of the outstanding principal balance of the Working Capital Line in an amount equal to Fifteen Million Three Hundred Fifty Thousand Four Hundred Seventy-Nine and 12/100 Dollars ($15,350,479.12) shall be recast as a term loan from Lenders to Borrower, subject to the terms and conditions of the Loan Agreement, in an original principal amount of Twenty Million Dollars ($20,000,000.00) (the “Term Loan”).  Borrower’s obligation to repay the Term Loan shall be evidenced by Borrower’s promissory note to each Lender in the face amount of such Lender’s Pro Rata Term Loan Share (collectively, the “Term Notes”), which shall be in form and content acceptable to Agent and Lenders.  All terms and conditions of the Loan Agreement and the Loan

Documents applicable to the Loans shall apply to the Term Loan except as specifically set forth herein.

(b)           Subject to the terms and conditions of the Loan Agreement, each Lender agrees that such Lender’s respective Pro Rata Term Loan Percentage of the Term Loan is as set forth on Schedule A to the Loan Agreement.  The outstanding amount of the advances by each Lender under the Term Loan shall not exceed such Lender’s Pro Rata Term Loan Share (as such amount may change from time to time in accordance with the Loan Agreement).

(c)           Interest on the Term Loan.

(i)            The Term Loan may be a Eurodollar Loan or, subject to Section 2(c)(ii) below, may accrue interest based on the Fixed Rate, as Borrower may request pursuant to the terms of the Loan Agreement.  Eurodollar Loans under the Term Loan shall be made in minimum principal amounts of at least Three Million Dollars ($3,000,000.00) and in increments of Two Hundred Fifty Thousand Dollars ($250,000.00).  Borrower may not have more than five (5) separate Eurodollar Loans outstanding at any one time under the Term Loan.

(ii)           As used herein “Fixed Rate” shall mean a fixed rate of interest quoted by Lenders.  Borrower may request a Fixed Rate for all or any portion of the Term Loan at any time on or before October 31, 2006 by delivering to Agent a written request therefore.  Agent shall notify Borrower of the fixed rate quoted by Lenders in writing within three (3) Business Days of Agent’s receipt of such request.  Borrower will notify Agent of its acceptance or rejection of such fixed rate in writing within one (1) Business Day of Borrower’s receipt of such fixed rate quote.  If an acceptance or rejection is not received by Agent within such time period, Borrower is deemed to have rejected such fixed rate quote and the Term Loan shall continue to accrue interest at its current interest rate.  If Borrower elects that all or any portion of the Term Loan accrue interest at the Fixed Rate, (i) such Fixed Rate shall remain in effect from the effective date thereof through the term of the Term Loan and (ii) that portion of the Term Loan shall be deemed a Fixed Rate Loan under the Loan Agreement.

(d)           Interest Payments on the Term Loan.  Notwithstanding anything set forth in the Loan Agreement or any of the other Loan Documents to the contrary, interest accruing on the Term Loan based on the Fixed Rate shall be payable by Borrower on the first business day of each calendar month, calculated upon the closing daily balances in the loan account of Borrower for each day during the immediately preceding calendar month.

(e)           Principal Payments on the Term Loan.  Borrower will repay the principal balance of the Term Loan in (i) fifty-nine (59) equal and consecutive monthly installments of One Hundred Sixty-Six Thousand Six Hundred Sixty-Seven Dollars ($166,667.00) on the first day of each calendar month commencing January 1, 2006 and (ii) one (1) final payment of the remaining balance thereof, plus all accrued and unpaid interest thereon and all other sums due in connection therewith on December 1, 2011.

(f)            Prepayment of Term Loan.  Without in any way limiting the terms and conditions set forth in Section 3.6 of the Loan Agreement, Borrower may prepay all or a portion of the Term Loan accruing interest at the Fixed Rate upon thirty (30) days written notice to Agent and upon payment of the Cost of Prepayment.  All prepayments will be applied to the regularly scheduled payments in the inverse order in which they are due.

As used herein “Cost of Prepayment” means an amount equal to the present value, if positive, of the product of (i) the difference between (A) the yield, on the date on which the applicable portion of the Term Loan began accruing interest at the Fixed Rate, of a U.S. Treasury obligation with a maturity similar to the maturity of the Term Loan, minus (B) the yield on the prepayment date, of a U.S. Treasury obligation with a maturity similar to the maturity of the Term Loan and (ii) the principal amount of the Term Loan accruing interest at the Fixed Rate and (iii) the number of years, including fractional year, from the prepayment date to the maturity of the Term Loan.

The yield on any U.S. Treasury obligation shall be determined by reference to Federal Reserve Statistical Release H.15 (519) “Selected Interest Rates”.  For purposes of making present value calculations, the yield to maturity of a similar maturity U.S. Treasury obligation on the prepayment date shall be deemed the discount rate.

3.             Working Capital Line of Credit. Section 2.1(a) of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

“(a)         Lenders will establish for Borrower for and during the period from the date hereof until October 31, 2007 (as such period may be extended from time to time pursuant to Section 2.1(c) below, the “Working Capital Line Contract Period”), subject to the terms and conditions hereof; a revolving working capital credit facility (the “Working Capital Line”), pursuant to which Lenders will from time to time in accordance with their respective Pro Rata Line Percentage, severally and not jointly, make advances to Borrower in an aggregate amount not exceeding (i) during any Non-Seasonal Period, the Maximum Non-Seasonal Working Capital Line Amount and (ii) during any Seasonal Period, the lesser of (A) the Maximum Seasonal Working Capital Line Amount or (B) the Borrowing Base Amount. Within the limitations set forth in this Agreement, Borrower may borrow, repay and reborrow under the Working Capital Line. The Working Capital Line shall be subject to all of the terms and conditions set forth in the Loan Documents, which terms and conditions are incorporated herein. Subject to the terms and conditions of this Agreement, each Lender agrees to lend to Borrower the amount equal to such Lender’s respective Pro Rata Line Percentage of each advance requested by Borrower under the Working Capital Line. The outstanding amount of the advances (including without limitation then outstanding L/C Obligations) by each Lender under the Working Capital Line shall not exceed such Lender’s Pro Rata Line Share (as such amount may change from time to time in accordance with this Agreement).”

4.             Line Fees.  Section 3.5 of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

“3.5         Line Fees.

(a)           Unused Line Fee.  Borrower shall pay Agent, for the benefit of the Lenders, quarterly in arrears, within five (5) days of Borrower’s receipt of an invoice for such fee from Agent, an Unused Line Fee for each calendar quarter during the Working Capital Contract Period on a daily basis at the rate per annum set forth in Section 10.4(b)(i) divided by 360 days and multiplied by the amount, if any, by which (i) the Maximum Non-Seasonal Working Capital Line Amount or the Designated Seasonal Amount (as applicable for each day during such quarter) exceeds (ii) the average outstanding daily principal balance during the preceding calendar quarter of all Revolving Loans and any Letters of Credit under the Working Capital Line.

(b)           Unavailable Line Fee.  Borrower shall pay Agent, for the benefit of the Lenders, quarterly in arrears, within five (5) days of Borrower’s receipt of an invoice for such fee from Agent, an Unavailable Line Fee for each calendar quarter during the Seasonal Period on a daily basis at the rate per annum set forth in Section 10.4(b)(ii) divided by 360 day and multiplied by the amount, if any, by which (i) the Maximum Seasonal Working Capital Line Amount exceeds (ii) the greater of (A) the Designated Seasonal Amount or (B) the average outstanding daily principal balance during the preceding calendar quarter of all Revolving Loans and any Letters of Credit under the Working Capital Line.

(c)           Excess Line Fee.  Borrower shall pay Agent, for the benefit of the Lenders, quarterly in arrears, within five (5) days of Borrower’s receipt of an invoice for such fee from Agent, a Excess Line Fee for each calendar quarter during the Seasonal Period on a daily basis at the rate per annum set forth in Section 10.4(b)(iii) divided by 360 days and multiplied by the amount, if any, by which (i) the average outstanding daily principal balance during the preceding calendar quarter of all Revolving Loans and any Letters of Credit under the Working Capital Line exceeds (ii) the Designated Seasonal Amount.”

5.             Charges to Loan Account.  The reference to “the Unused Line Fee” set forth in the second sentence of Section 3.7 is hereby deleted and replaced with “the Unused Line Fee, the Unavailable Line Fee, the Excess Line Fee”.

6.             Funded Debt to Tangible Net Worth Ratio.  Section 6.40(a) of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

“(a)         Borrower shall maintain a ratio of Funded Debt to Tangible Net Worth of not greater than (i) 2.00 to 1.00 as of June 30, 2004 and June 30, 2005 and (ii) 2.50 to 1.00 as of June 30th of each year, commencing with Borrower’s fiscal year ended June 30, 2006.”

7.             Tangible Net Worth.  Section 6.40(c) of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

“(c)         Borrower shall maintain a Tangible Net Worth of not less than (i) $21,750,000.00, for the period commencing June 30, 2005 through and including June 29, 2006 and (ii) the greater of (A) $24,000,000.00 or (B) the sum of $21,750,000.00 plus 50% of Borrowers net income for its fiscal year ending June 30, 2006, as of June 30, 2006 and at all times thereafter.”

8.             Capital Expenditures.  Section 6.40(d) of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

“(d)         Borrower shall not cause, suffer or permit its aggregate capital expenditures to exceed $4,000,000.00 in any fiscal year of Borrower all as determined in accordance with GAAP; provided that, capital expenditures made solely in connection with the Borrower’s project to construct a propane rail terminal on the grounds of its facilities located at Macungie, Pennsylvania in an aggregate amount up to $1,000,000.00 shall be excluded from the calculation of Borrower’s capital expenditures hereunder.  The foregoing limitations on Borrower’s capital expenditures shall be non-cumulative as to any unused portions during any fiscal year of Borrower.”

9.             Issuing Bank.  All references to the “Issuing Bank” set forth in the Loan Agreement and the Loan Documents shall be deemed to include each Lender issuing a Letter of Credit pursuant to the terms of the Loan Agreement.

10.          Defined Terms.  Section 10.1 of the Loan Agreement is hereby amended as follows:

(a)           Section 10.1 of the Loan Agreement is hereby amended by adding the following as Section 10.1(l)A thereto:

“(l)A       “Designated Seasonal Amount” shall mean (i) for the period commencing December 7, 2005 through and including December 31, 2005, Eighty Million Dollars ($80,000,000.00) and (ii) commencing December 1, 2005 and at all times thereafter, the amount designated by Borrower pursuant to written notice delivered to Agent at least one Business Day prior to the first Business Day of each calendar month of the Seasonal Period, which amount shall be less than or equal to the Maximum Seasonal Working Capital Line Amount, provided, however, that if Borrower shall fail to deliver the notice set forth above, the Designated Seasonal

Amount shall be Fifty Million Dollars ($50,000,000.00) for the applicable calendar month.”

(b)           Section 10.1(x) of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

“(x)          “Maximum Non-Seasonal Working Capital Line Amount” shall mean Fifty Million Dollars ($50,000,000.00).”

(c)           Section 10.1(y) of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

“(y)         “Maximum Seasonal Working Capital Line Amount” shall mean One Hundred Million Dollars ($100,000,000.00).”

(d)           Section 10.1 of the Loan Agreement is hereby amended by adding the following as Sections 10.1(jj)A and 10.1(jj)B thereto:

“(jj)A      “Pro Rata Term Loan Percentage” shall mean, as to each Lender, the percentage set forth next to such Lender’s name on Schedule A hereto with respect to the Term Loan.

(jj)B         “Pro Rata Term Loan Share” shall mean, as to each Lender, the amount set forth next to such Lender’s name on Schedule A hereto with respect to the Term Loan.”

(e)           Section 10.1(ll) of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

“(ll)         “Required Lenders” shall mean three of the Lenders.”

(f)            Section 10.1(oo) of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

“(oo)       “Seasonal Period” shall mean each of the following periods:  (i) the period from the date hereof through and including April 30, 2006 and (ii) the period from July 1, 2006 through and including April 30, 2007; provided, however, Borrower may, by written request to Agent at least seven (7) days prior to any such date, delay the start date of a Seasonal Period or accelerate the termination date of a Seasonal Period.  If Borrower accelerates the termination date of a Seasonal Period, a new Seasonal Period shall not commence until the scheduled commencement date for the next Seasonal Period, if any.”

11.          Interest/Fees.  Section 10.4 of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

“(a) The Applicable Percentage for purposes of calculating the applicable interest rate for any date for any Loan is:

	Eurodollar Loan	Base Rate Loan

(i) Working Capital Line

(A) with respect to that portion of the outstanding principal balance of the Working Capital Line less than or equal to $50,000,000.00	1.35%	-.50%

	(B) with respect to that portion of the outstanding principal balance of the Working Capital Line in excess of $50,000,000.00	1.65%	-.50%

	(ii) Term Loan	1.65%	0%

(b)	(i) Unused Line Fee:	0.25%

	(ii) Unavailable Line Fee	0.10%

	(iii) Excess Line Fee:	0.25%

(c)	Field Examination Fee:	such fees that are customarily charged by Agent”

12.          Pro Rata Term Loan Percentage and Pro Rata Term Loan Share.  Each reference to “Pro Rata Cap Ex Percentage” in Section 11 and Section 12 of the Loan Agreement is hereby deleted and replaced with “Pro Rata Term Loan Percentage”.  Each reference to “Pro Rata Cap Ex Share” in Section 11 and Section 12 of the Loan Agreement is hereby deleted and replaced with “Pro Rata Term Loan Share”.

13.          Collections and Disbursements.  Section 12.4 of the Loan Agreement is hereby amended by adding the following as Section 12.4(g) thereto:

“(g)         To the extent necessary for each Lender’s actual percentage of all outstanding advances under the Term Loan to equal its applicable Pro Rata Term Loan Percentage, the Lender which obtains a greater share of any payments (by set off or otherwise) than its applicable Pro Term Loan Percentage shall acquire a participation in the applicable outstanding balances of the Pro Rata Term Loan Shares of the Lenders as determined by Agent in order that such Lender’s percentage of outstanding advances is equal to its Pro Rata Term Loan Percentage.”

14.          Pro Rata Percentages; Pro Rata Shares.  Schedule A of the Loan Agreement is hereby deleted in its entirety and replaced with Schedule A attached hereto.

15.          Actions by Agent; Amendments; Waivers.  Section 12.15(b) of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

“(b)         Notwithstanding the provisions of Section 12.15(a) above, Agent shall not:

(i)            without the prior written consent of all Lenders, (A) increase the Maximum Seasonal Working Capital Line Amount and/or the Maximum Non-Seasonal Working Capital Line Amount, (B) extend the Working Capital Line Contract Period or the maturity date of the Term Loan, (C) waive, forgive, defer, extend or postpone any payment of principal, interest, premium, fee or any other amount payable pursuant to the Loan Documents, (D) release all or any portion of the Collateral other than in connection with a disposition of assets by Borrower permitted under this Agreement, (E) modify any of the interest rates, premiums and/or fees set forth herein, (F) increase the amount of any Lenders Pro Rata Line Percentage or Pro Rata Term Loan Percentage, (G) amend or waive this Section 12(b) or the definition of “Required Lenders”; or

(ii)           enter into any waiver, amendment, supplement, replacement or extension (other than a waiver, amendment, supplement, replacement or extension described in Section 12.15(b)(i) above) of this Agreement, any of the other Loan Documents or any of the terms or conditions thereof without the prior written consent of Required Lenders.”

16.          Conditions Precedent.  The provisions of this Amendment shall not be deemed effective unless and until Agent shall have received each of the following, which shall be in form and content satisfactory to Agent:

(a)           A certificate executed by the president or chief executive officer of Borrower dated of even date herewith stating that:

(i)            Borrower is in compliance with the covenants contained in the Loan Agreement;

(ii)           no Default or Event of Default has occurred and is continuing;

(iii)          the representations and warranties of Borrower made in or pursuant to this Amendment are true and correct as of the date thereof;

(iv)          there has been no material adverse change in the business, operations, profits or prospects of Borrower or in the condition of the assets of Borrower since the date of the last financial statements delivered to Agent; and

(v)           there are no judgments outstanding or actions, suits or proceedings pending or, to the best of Borrower’s knowledge, threatened against Borrower at law or in equity before any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which involves the possibility of any judgment or liability in excess of One Hundred Thousand Dollars ($100,000.00) except for the action filed on

November 15, 2000 (and consolidated for all purposes on June 6, 2001) against Borrower in Bucks County, Pennsylvania having docket number 200007340 (court no. 00-7340-24-2).

(b)           Certified copies of all charter and operating documents of Borrower, good-standing/subsistence certificates from each jurisdiction in which Borrower conducts business, an incumbency certificate and certified resolutions of Borrower’s board of directors authorizing the execution, delivery and performance of this Amendment.

(c)           The duly executed Term Notes.

(d)           A line note in the face amount of each Lender’s Pro Rata Line Share of the Working Capital Line, as increased, which shall be in form and content satisfactory to Agent (the “Amended Line Notes”).

(e)           An Amended and Restated Open-End Mortgage and Security Agreement (collectively, the “Mortgages”) regarding Lender’s mortgage lien on each of the following properties: (i) real property located in Lower Macungie Twp., Lehigh County, PA (“Macungie Property”) and (ii) real property located in Borough of Pottstown, Montgomery County, PA (the “Pottstown Property”).

(f)            Title insurance policies (collectively, the “Title Policies”), insuring Agent’s and Lenders’ mortgage liens against the Macungie Property and the Pottstown Property in the following amounts:  (i) the Macungie Property, One Million Dollars ($1,000,000.00) and (ii) the Pottstown Property, Four Hundred Thousand Dollars ($400,000.00); which title insurance policies, or endorsements, shall otherwise be in form satisfactory to Bank with no restrictions, liens, encumbrances or exceptions, except as approved by Agent.

(g)           Copies of insurance policies or ACORD Form 27 and ACORD Form 25 evidencing the liability and casualty insurance of Borrower meeting the requirements of the Loan Agreement and bearing endorsements satisfactory to Agent.

(h)           Receipt by Agent of all fees and expenses due under this Amendment.

(i)            Searches of Uniform Commercial Code (“UCC”) filings in the jurisdiction of the chief executive office of Borrower, the jurisdiction of Borrower’s organization and such other jurisdictions where Collateral is located, copies of the financing statements on file in such jurisdictions and evidence that there are no liens, security interests or judgments in favor of third parties with respect to Borrower or any Collateral.

17.          Post-Closing Items.  Borrower acknowledges and agrees that it has been unable to deliver certain items to Agent on or before the date hereof (collectively, the “Outstanding Items”).  At the request of Borrower, Agent and Lenders have agreed to close the transaction contemplated under this Amendment, subject to the following:

(a)           Title Policies.  On or before December 21, 2005, Borrower shall deliver to Agent Title Policies insuring Agent’s and Lenders’ mortgage liens against the Macungie Property and the Pottstown Property which contain no exceptions for past-due taxes and are otherwise in form and content satisfactory to Agent.  If the Title Policies are not received by Agent on or before December 21, 2005, Borrower acknowledges and agrees that Agent shall establish a reserve against amounts otherwise available to Borrower under the Working Capital Line for past-due taxes in an amount satisfactory to Agent in its sole discretion.

(b)           Calyon Security Agreement.  On or before January 6, 2006, Borrower shall deliver to Agent a duly executed Amended and Restated Security Agreement, Assignment of Hedging Agreement executed by Borrower and Calyon Futures, in form and content satisfactory to Agent.

18.          Amendment/References.  The Loan Agreement and the Loan Documents are hereby amended to be consistent with the terms of this Amendment. All references in the Loan Agreement and the Loan Documents to (a) “Collateral” shall include, without limitation, the Mortgaged Property (as defined in each of the Mortgages), (b) “Credit Facility” shall include, without limitation, the Term Loan, (c) the “Loan Agreement” shall mean the Loan Agreement as amended hereby, (d) the “Loan Documents” shall include, without limitation, this Amendment, the Term Notes, the Amended Line Notes, the Mortgages and all other instruments or agreements executed pursuant to or in connection with the terms hereof, (e) “Loan” or “Loans” shall include, without limitation, the Term Loan, (f) “Note” or “Notes” shall include, without limitation, the Term Notes and the Amended Line Notes and (g) “Obligations” shall include, without limitation, all of Borrower’s obligations to Agent and/or Lenders in connection with the Term Loan.

19.          Amendment Fee.  Upon execution of this Amendment, Borrower shall pay to Agent, for the benefit of Lenders, an amendment fee in the amount of Fifty Thousand Dollars ($50,000.00) (the “Amendment Fee”).  The foregoing Amendment Fee is in addition to the interest and other amounts which Borrower is required to pay under the Loan Documents, and is fully earned and nonrefundable.

20.          Further Agreements and Representations.  Borrower does hereby:

(a)           ratify, confirm and acknowledge that the Loan Agreement, as amended, and the other Loan Documents continue to be and are valid, binding and in full force and effect;

(b)           covenant and agree to perform all obligations of Borrower contained herein, under the Loan Agreement, as amended, and the other Loan Documents;

(c)           acknowledge and agree that Borrower has no defense, set-off, counterclaim or challenge against the payment of any sums owing under Loan Documents, the enforcement of any of the terms of the Loan Agreement, as amended, or the other Loan Documents;

(d)           acknowledge and agree that all representations and warranties of Borrower contained in the Loan Agreement and/or the other Loan Documents, as amended, are true, accurate and correct on and as of the date hereof as if made on and as of the date hereof;

(e)           represent and warrant that no Default or Event of Default exists and all information described in the foregoing Background is true, accurate and complete;

(f)            acknowledge and agree that nothing contained herein and no actions taken pursuant to the terms hereof is intended to constitute a novation of the Loan Agreement or any of the other Loan Documents, and do not constitute a release, termination or waiver of any of the rights or remedies granted to Agent or any Lender therein, which rights and remedies are hereby ratified, confirmed, extended and continued as security for the obligations of Borrower to Agent and Lenders under the Loan Agreement and the other Loan Documents, as amended; and

(g)           acknowledge and agree that Borrower’s failure to comply with or perform any of its covenants, agreements or obligations contained in this Amendment shall constitute an Event of Default under the Loan Agreement and each of the Loan Documents, subject to any applicable cure periods contained therein.

21.          Additional Documents; Further Assurances.  Borrower covenants and agrees to execute and deliver to Agent, or to cause to be executed and delivered to Agent contemporaneously herewith, at the sole cost and expense of Borrower, this Amendment and any and all other documents, agreements, statements, resolutions, certificates, consents and information as Agent or any Lender may require in connection with the matters or actions described herein.  Borrower further covenants and agrees to execute and deliver to Agent or to cause to be executed and delivered at the sole cost and expense of Borrower, from time to time, any and all other documents, agreements, statements, certificates and information as Agent or any Lender shall reasonably request to evidence or effect the terms hereof, the Loan Agreement, as amended, or any of the other Loan Documents, or to enforce or to protect Agent’s and each Lender’s interest in the Collateral.  All such documents, agreements, statements, etc., shall be in form and content acceptable to Agent in its reasonable sole discretion.

22.          Fees, Cost, Expenses and Expenditures.  Borrower will pay all of Agent’s and each Lender’s expenses in connection with the review, preparation, negotiation, documentation and closing of this Amendment and the consummation of the transactions contemplated hereunder, including without limitation, fees, reasonable attorney’s fees, disbursements, expenses and disbursements of counsel retained by Agent and all fees related to title insurance, filings, recording of documents and searches, whether or not the transactions contemplated hereunder are consummated.

23.          Inconsistencies.  To the extent of any inconsistency between the terms, conditions and provisions of this Amendment and the terms, conditions and provisions of the Loan Agreement or the other Loan Documents, the terms, conditions and provisions of this Amendment shall prevail.  All terms, conditions and provisions of the Loan Agreement and the other Loan Documents not inconsistent herewith shall remain in full force and effect and are hereby ratified and confirmed by Borrower.

24.          Construction.  All references to the Loan Agreement therein or in any other Loan Documents shall be deemed to be a reference to the Loan Agreement as amended hereby.

25.          No Waiver.  Nothing contained herein and no actions taken pursuant to the terms hereof are intended to nor shall they constitute a waiver by Agent or any Lender of any rights or remedies available to Agent or any Lender at law or in equity or as provided in the Loan Agreement or the other Loan Documents.

26.          Binding Effect.  This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

27.          Severability.  The provisions of this Amendment and all other Loan Documents are deemed to be severable, and the invalidity or unenforceability of any provision shall not affect or impair the remaining provisions which shall continue in full force and effect.

28.          Modifications.  No modification of this Amendment or any of the Loan Documents shall be binding or enforceable unless in writing and signed by or on behalf of the party against whom enforcement is sought.

29.          Governing Law.  This Amendment shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without regard to conflict of law principles.

30.          Headings.  The headings of the sections of this Amendment are inserted for convenience only and shall not be deemed to constitute a part of this Amendment.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment effective as of the date first above written.

FARM & HOME OIL COMPANY

By:	/s/ Daryl Hackman
Daryl Hackman, President

UNIVEST NATIONAL BANK AND TRUST CO., as Agent and a Lender

By:	/s/ Philip C. Jackson
Name/Title: Philip C. Jackson, Vice President

WACHOVIA BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Harry E. Ellis
Name/Title:	Harry E. Ellis
Senior Vice President

FULTON BANK, as a Lender

By:	/s/ Christopher Markley
Name/Title:	Christopher Markley, VP

CITIZENS BANK OF PENNSYLVANIA, as a Lender

By:	/s/ Daniel J. Astolf
Name/Title:	Daniel J. Astolf, SVP

Schedule A

Pro Rata Line Percentages, Pro Rata Term Loan Percentages/Financial Institutions Pro Rata Percentages

Financial Institution	Working Capital Line (“Pro Rata Line Percentage”)	Pro Rata Line Share	Term Loan (“Pro Rata Term Loan Percentage”)	Pro Rata Term Loan Share
Univest National Bank and Trust Co.	13.3333333%	$13,333,333.34	13.3333333%	$2,666,666.66
Wachovia Bank, National Association	34.5833333%	$34,583,333.33	34.5833333%	$6,916,666.67
Fulton Bank	17.5%	$17,500,000.00	17.5%	$3,500,000.00
Citizens Bank of Pennsylvania	34.5833333%	$34,583,333.33	34.5833333%	$6,916,666.67

FIFTH AMENDMENT TO AMENDED AND RESTATED

LOAN AND SECURITY AGREEMENT

THIS FIFTH AMENDMENT TO AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (the “Amendment”) is made effective as of the 22nd day of December, 2006, by and among FARM & HOME OIL COMPANY (“Borrower”), UNIVEST NATIONAL BANK AND TRUST CO., as Agent (“Agent”) and UNIVEST NATIONAL BANK AND TRUST CO., as Lender, WACHOVIA BANK, NATIONAL ASSOCIATION, as Lender, FULTON BANK, as Lender and CITIZENS BANK OF PENNSYLVANIA, as a Lender (collectively, the “Lenders” and each a “Lender”).

BACKGROUND

A.            Borrower, Agent and the Lenders named therein are parties to that certain Amended and Restated Loan and Security Agreement dated as of December 16, 2004 (as amended by that certain First Amendment to Amended and Restated Loan and Security Agreement dated January 10, 2005, that certain Second Amendment to Amended and Restated Loan and Security Agreement dated July 13, 2005, that certain Third Amendment to Amended and Restated Loan and Security Agreement dated August 19, 2005, that certain Fourth Amendment to Amended and Restated Loan and Security Agreement dated December 7, 2005 and as the same may be further amended, modified, supplemented or restated from time to time, the “Loan Agreement”).

B.            Borrower, Agent and Lenders desire to amend the Loan Agreement as set forth herein.

C.            Capitalized terms used herein and not otherwise defined shall have the meanings provided for such terms in the Loan Agreement.

NOW, THEREFORE, intending to be legally bound hereby, the parties hereto agree as follows:

1.             Lender Consent.

(a)           Borrower has informed Lenders that Borrower intends to acquire all or substantially all of the assets of Berks Fuel Storage, Inc. and that sums payable by Borrower in connection with such acquisition shall not exceed Three Million Five Hundred Thousand Dollars $3,500,000.00 (the “Proposed Transaction”).

(b)           Consent and Waiver.  Lenders hereby consent to the Proposed Transaction and, solely for the purpose of avoiding the occurrence of a Default or an Event of Default which could be caused by the Proposed Transaction, waive Borrower’s compliance with those provisions of the Loan Agreement and the other Loan Documents which would prohibit the Proposed Transaction.

The foregoing consent and waiver is given solely in connection with the Proposed Transaction and shall not be deemed to be an agreement, obligation or commitment by Lenders to consent to any other transactions which would be prohibited by the terms and conditions of the Loan Agreement or any of the other Loan Documents.

2.             Working Capital Line of Credit. Section 2.1(a) of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

“(a)         Lenders will establish for Borrower for and during the period from the date hereof until December 31, 2008 (as such period may be extended from time to time pursuant to Section 2.1(c) below, the “Working Capital Line Contract Period”), subject to the terms and conditions hereof; a revolving working capital credit facility (the “Working Capital Line”), pursuant to which Lenders will from time to time in accordance with their respective Pro Rata Line Percentage, severally and not jointly, make advances to Borrower in an aggregate amount not exceeding the lesser of (A) the Maximum Working Capital Line Amount or (B) the Borrowing Base Amount.  Within the limitations set forth in this Agreement, Borrower may borrow, repay and reborrow under the Working Capital Line.  The Working Capital Line shall be subject to all of the terms and conditions set forth in the Loan Documents, which terms and conditions are incorporated herein.  Subject to the terms and conditions of this Agreement, each Lender agrees to lend to Borrower the amount equal to such Lender’s respective Pro Rata Line Percentage of each advance requested by Borrower under the Working Capital Line.  The outstanding amount of the advances (including without limitation then outstanding L/C Obligations) by each Lender under the Working Capital Line shall not exceed such Lender’s Pro Rata Line Share (as such amount may change from time to time in accordance with this Agreement).”

3.             Letters of Credit.  Section 2.4(c) of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

“(c)         No Letter of Credit will be issued if (i) the sum of (A) the stated amount of the Letter of Credit requested, plus (B) fees and costs for issuance, plus (C) all advances under the Working Capital Line and Letters of Credit then outstanding, would exceed the lesser of (x) the Maximum Working Capital Line Amount and (z) the Borrowing Base Amount, or (ii) the aggregate stated amount of all outstanding Letters of Credit would exceed, at any time, the Letter of Credit sublimit set forth in Section 10.2(b).  For purposes of determining availability for advances under the Working Capital Line and the issuance of Letters of Credit, the face amount of all outstanding Letters of Credit and all unreimbursed Letter of Credit charges and other amounts included in the term “L/C Obligations” defined below shall be deemed advances under the Working Capital Line.”

4.             Loans Generally.

(a)           Section 2.6(b) of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

“(b)         Subject to the provisions of Section 3.10 and 3.11 below, each Loan under the Working Capital Line may be a Eurodollar Loan or a Base Rate Loan, as Borrower may request pursuant to the terms hereof.  Eurodollar Loans having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Loans.  Borrower may not have more than ten (10) separate Eurodollar Loans outstanding at any one time under the Working Capital Line.  Eurodollar Loans under the Working Capital Line shall be made in minimum principal amounts of at least Three Million Dollars ($3,000,000.00) and in increments of Two Hundred Fifty Thousand Dollars ($250,000.00).”

(b)           The first sentence of Section 2.6(e) of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

“(e)         Required Lenders may, in their sole discretion, make or permit Loans or the Issuing Bank may issue or permit the issuance of Letters of Credit in excess of the Maximum Working Capital Line Amount, or any other applicable formulas or sublimits.”

5.             Line Fees.  Section 3.5 of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

“3.5         Line Fees.

(a)           Unused Line Fee.  Borrower shall pay Agent, for the benefit of the Lenders, quarterly in arrears, within five (5) days of Borrower’s receipt of an invoice for such fee from Agent, an Unused Line Fee computed on a daily basis at the rate per annum set forth in Section 10.4(b)(i) divided by 360 days and multiplied by the amount, if any, by which (i) the Designated Amount (as applicable for each day during such quarter) exceeds (ii) the average outstanding daily principal balance during the preceding calendar quarter of all Revolving Loans and any Letters of Credit under the Working Capital Line.

(b)           Unavailable Line Fee.  Borrower shall pay Agent, for the benefit of the Lenders, quarterly in arrears, within five (5) days of Borrower’s receipt of an invoice for such fee from Agent, an Unavailable Line Fee computed on a daily basis at the rate per annum set forth in Section 10.4(b)(ii) divided by 360 days and multiplied by the amount, if any, by which (i) the Maximum Working Capital Line Amount exceeds (ii) the greater of (A) the Designated Amount or (B) the average outstanding daily principal balance during the preceding calendar quarter of all Revolving Loans and any Letters of Credit under the Working Capital Line.

(c)           Excess Line Fee.  Borrower shall pay Agent, for the benefit of the Lenders, quarterly in arrears, within five (5) days of

Borrower’s receipt of an invoice for such fee from Agent, a Excess Line Fee computed on a daily basis at the rate per annum set forth in Section 10.4(b)(iii) divided by 360 days and multiplied by the amount, if any, by which (i) the average outstanding daily principal balance during the preceding calendar quarter of all Revolving Loans and any Letters of Credit under the Working Capital Line exceeds (ii) the Designated Amount.”

6.             Financial and Other Reports.

(a)           Section 6.10(d) of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

“(d)         Borrower shall, at its expense, on or before the thirtieth (30th) day of each month (or more frequently if required by Agent), deliver to Agent and Lenders, in form acceptable to Agent,  true and complete monthly agings of its accounts receivable and accounts payable.”

(b)           Section 6.10(f) of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

“(f)          Borrower shall deliver to Agent and Lenders within ten (10) days after the end of each calendar month (or more frequently if required by Agent) a borrowing base certificate in substantially the form of Schedule C hereto duly completed and certified by Borrower’s chief financial officer or chief executive officer, detailing Borrower’s Eligible Receivables and Eligible Inventory.”

7.             Tangible Net Worth.  Section 6.40(c) of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

“(c)         Borrower shall maintain a Tangible Net Worth of not less than:

(i) for the period commencing September 30, 2006 through and including June 29, 2007, $26,500,000.00;

(ii) for the period commencing June 30, 2007 through and including June 29, 2008, the greater of (A) $26,500,000.00 or (B) the sum of $26,500,000.00 plus 50% of Borrower’s net income for its fiscal year ending June 30, 2007; and

(iii) for the period commencing June 30, 2008 through and including June 29, 2009 and for each period of June 30 through and including June 29 thereafter (each a “Testing Period”), the greater of (A) the Tangible Net Worth Requirement hereunder for the prior Testing Period and (B) the sum of the Tangible Net Worth Requirement

hereunder for the prior Testing Period, plus 50% of Borrower’s net income for the fiscal year then ended.”

8.             Capital Expenditures.  Section 6.40(d) of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

“(d)  Borrower shall not cause, suffer or permit its aggregate capital expenditures to exceed $5,500,000.00 in any fiscal year of Borrower all as determined in accordance with GAAP; provided that, capital expenditures made solely in connection with the Borrowers acquisition of all or substantially all of the assets of Berks Fuel Storage, Inc. in an aggregate amount up to $3,500,000.00 shall be excluded from the calculation of Borrower’s capital expenditures hereunder.  The foregoing limitations on Borrower’s capital expenditures shall be non-cumulative as to any unused portions during any fiscal year of Borrower.”

9.             Defined Terms.  Section 10.1 of the Loan Agreement is hereby amended as follows:

(a)           Section 10.1(l)A of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

“(l)A       “Designated Amount” shall mean (i) for the period commencing December 1, 2006 through and including December 31, 2006, Ninety Million Dollars ($90,000,000.00) and (ii) commencing January 1, 2007 and at all times thereafter, the amount designated by Borrower pursuant to written notice delivered to Agent at least one Business Day prior to the first Business Day of each calendar month, which amount shall be less than or equal to the Maximum Working Capital Line Amount and greater than or equal to Fifty Million Dollars ($50,000,000.00), provided, however, that if Borrower shall fail to deliver the notice set forth above, the Designated Amount shall be Fifty Million Dollars ($50,000,000.00) for the applicable calendar month.”

(b)           Section 10.1(x) of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

“(x)          “Maximum Working Capital Line Amount” shall mean One Hundred Million Dollars ($100,000,000.00).”

(c)           Section 10.1(y) of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

“(y)         Intentionally Deleted.”

(d)           Section 10.1(z) of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

“(z)          Intentionally Deleted.”

(e)           Section 10.1(cc) of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

“(cc)       “Out-Of-Formula Advance” shall mean, the amount by which (i) the then outstanding advances under the Working Capital Line, plus the then outstanding L/C Obligations exceeds (ii) lesser of (A) the Maximum Working Capital Line Amount and (B) the Borrowing Base Amount or any other applicable formulas or sublimits, as applicable.”

(f)            Section 10.1(oo) of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

“(oo)       Intentionally Deleted.”

10.           Actions by Agent; Amendments; Waivers.  Section 12.15(b)(i)(A) of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

“(A) increase the Maximum Working Capital Line Amount,

11.           Amendment/References.  The Loan Agreement and the Loan Documents are hereby amended to be consistent with the terms of this Amendment. All references in the Loan Agreement and the Loan Documents to (a) the “Loan Agreement” shall mean the Loan Agreement as amended hereby, and (b) the “Loan Documents” shall include, without limitation, this Amendment and all other instruments or agreements executed pursuant to or in connection with the terms hereof.

12.           Further Agreements and Representations.  Borrower does hereby:

(a)           ratify, confirm and acknowledge that the Loan Agreement, as amended, and the other Loan Documents continue to be and are valid, binding and in full force and effect;

(b)           covenant and agree to perform all obligations of Borrower contained herein, under the Loan Agreement, as amended, and the other Loan Documents;

(c)           acknowledge and agree that Borrower has no defense, set-off, counterclaim or challenge against the payment of any sums owing under Loan Documents, the enforcement of any of the terms of the Loan Agreement, as amended, or the other Loan Documents;

(d)           acknowledge and agree that all representations and warranties of Borrower contained in the Loan Agreement and/or the other Loan Documents, as amended, are true, accurate and correct on and as of the date hereof as if made on and as of the date hereof;

(e)           represent and warrant that no Default or Event of Default exists and all information described in the foregoing Background is true, accurate and complete;

(f)            acknowledge and agree that nothing contained herein and no actions taken pursuant to the terms hereof is intended to constitute a novation of the Loan Agreement or any of the other Loan Documents, and do not constitute a release, termination or waiver of any of the rights or remedies granted to Agent or any Lender therein, which rights and remedies are hereby ratified, confirmed, extended and continued as security for the obligations of Borrower to Agent and Lenders under the Loan Agreement and the other Loan Documents, as amended; and

(g)           acknowledge and agree that Borrower’s failure to comply with or perform any of its covenants, agreements or obligations contained in this Amendment shall constitute an Event of Default under the Loan Agreement and each of the Loan Documents, subject to any applicable cure periods contained therein.

13.           Additional Documents; Further Assurances.  Borrower covenants and agrees to execute and deliver to Agent, or to cause to be executed and delivered to Agent contemporaneously herewith, at the sole cost and expense of Borrower, this Amendment and any and all other documents, agreements, statements, resolutions, certificates, consents and information as Agent or any Lender may require in connection with the matters or actions described herein.  Borrower further covenants and agrees to execute and deliver to Agent or to cause to be executed and delivered at the sole cost and expense of Borrower, from time to time, any and all other documents, agreements, statements, certificates and information as Agent or any Lender shall reasonably request to evidence or effect the terms hereof, the Loan Agreement, as amended, or any of the other Loan Documents, or to enforce or to protect Agent’s and each Lender’s interest in the Collateral.  All such documents, agreements, statements, etc., shall be in form and content acceptable to Agent in its reasonable sole discretion.

14.           Fees, Cost, Expenses and Expenditures.  Borrower will pay all of Agent’s and each Lender’s expenses in connection with the review, preparation, negotiation, documentation and closing of this Amendment and the consummation of the transactions contemplated hereunder, including without limitation, fees, reasonable attorney’s fees, disbursements, expenses and disbursements of counsel retained by Agent and all fees related to title insurance, filings, recording of documents and searches, whether or not the transactions contemplated hereunder are consummated.

15.           Inconsistencies.  To the extent of any inconsistency between the terms, conditions and provisions of this Amendment and the terms, conditions and provisions of the Loan Agreement or the other Loan Documents, the terms, conditions and provisions of this Amendment shall prevail.

All terms, conditions and provisions of the Loan Agreement and the other Loan Documents not inconsistent herewith shall remain in full force and effect and are hereby ratified and confirmed by Borrower.

16.           Construction.  All references to the Loan Agreement therein or in any other Loan Documents shall be deemed to be a reference to the Loan Agreement as amended hereby.

17.           No Waiver.  Except as specifically set forth in Section 1 hereof, nothing contained herein and no actions taken pursuant to the terms hereof are intended to nor shall they constitute a waiver by Agent or any Lender of any rights or remedies available to Agent or any Lender at law or in equity or as provided in the Loan Agreement or the other Loan Documents.

18.           Binding Effect.  This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

19.           Severability.  The provisions of this Amendment and all other Loan Documents are deemed to be severable, and the invalidity or unenforceability of any provision shall not affect or impair the remaining provisions which shall continue in full force and effect.

20.           Modifications.  No modification of this Amendment or any of the Loan Documents shall be binding or enforceable unless in writing and signed by or on behalf of the party against whom enforcement is sought.

21.           Governing Law.  This Amendment shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without regard to conflict of law principles.

22.           Headings.  The headings of the sections of this Amendment are inserted for convenience only and shall not be deemed to constitute a part of this Amendment.

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment effective as of the date first above written.

FARM & HOME OIL COMPANY

By:	/s/ James M. Boyd
James M. Boyd, Chief Financial Officer

UNIVEST NATIONAL BANK AND TRUST CO., as Agent and a Lender

By:	/s/ Philip C. Jackson
Name/Title: Philip C. Jackson
Market President

WACHOVIA BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Harry Ellis
Name/Title:	Senior Vice President

FULTON BANK, as a Lender

By:	/s/ Christopher M. Markley
Name/Title:	Christopher M. Markley, VP

CITIZENS BANK OF PENNSYLVANIA, as a Lender

By:	/s/ Daniel J. Astolf
Name/Title:	Daniel J. Astolf, SVP

SIXTH AMENDMENT TO AMENDED AND RESTATED

LOAN AND SECURITY AGREEMENT

THIS SIXTH AMENDMENT TO AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (the “Amendment”) is made effective as of the 20th day of November, 2007, by and among FARM & HOME OIL COMPANY (“Borrower”), UNIVEST NATIONAL BANK AND TRUST CO., as Agent (“Agent”) and UNIVEST NATIONAL BANK AND TRUST CO., as Lender, WACHOVIA BANK, NATIONAL ASSOCIATION, as Lender, FULTON BANK, as Lender and CITIZENS BANK OF PENNSYLVANIA, as a Lender (collectively, the “Lenders” and each a “Lender”).

BACKGROUND

A.            Borrower, Agent and the Lenders named therein are parties to that certain Amended and Restated Loan and Security Agreement dated as of December 16, 2004 (as amended by that certain First Amendment to Amended and Restated Loan and Security Agreement dated January 10, 2005, that certain Second Amendment to Amended and Restated Loan and Security Agreement dated July 13, 2005, that certain Third Amendment to Amended and Restated Loan and Security Agreement dated August 19, 2005, that certain Fourth Amendment to Amended and Restated Loan and Security Agreement dated December 7, 2005, that certain Fifth Amendment to Amended and Restated Loan and Security Agreement dated December 22, 2006 and as the same may be further amended, modified, supplemented or restated from time to time, the “Loan Agreement”).

B.            Borrower, Agent and Lenders desire to further amend the Loan Agreement as set forth herein.

C.            Capitalized terms used herein and not otherwise defined shall have the meanings provided for such terms in the Loan Agreement.

NOW, THEREFORE, intending to be legally bound hereby, the parties hereto agree as follows:

1.             Maximum Working Capital Line Amount.  Section 10.1(x) of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

“(x)          “Maximum Working Capital Line Amount” shall mean (i) for the period from November 20, 2007 through and including April 30, 2008, One Hundred Forty Million Dollars ($140,000,000.00) and (ii) from and after May 1, 2008, One Hundred Million Dollars ($100,000,000.00).”

2.             Amendment Fee.  Contemporaneously with the execution of this Amendment, Borrower shall pay to Agent, for the pro rata benefit of Lenders, a fee in the amount of $100,000.00.

3.             Amended and Restated Revolving Notes.  Contemporaneously with the execution of this Amendment, Borrower shall deliver to each Lender an Amended and Restated Working Capital Line Note in the face amount equal to such Lender’s Pro Rata Line Percentage of the Maximum Working Capital Line Amount.

4.             Schedule A.  Schedule A of the Loan Agreement is hereby deleted in its entirety and replaced with Schedule A attached hereto.

5.             Amendment/References.  The Loan Agreement and the Loan Documents are hereby amended to be consistent with the terms of this Amendment.  All references in the Loan Agreement and the Loan Documents to (a) the “Loan Agreement” shall mean the Loan Amendment as amended hereby, and (b) the “Loan Documents” shall include, without limitation, this Amendment and all other instruments or agreements executed pursuant to or in connection with the terms hereof.

6.             Further Agreements and Representations.  Borrower does hereby:

(a)           ratify, confirm and acknowledge that the Loan Agreement, as amended, and the other Loan Documents continue to be and are valid, binding and in full force and effect;

(b)           covenant and agree to perform all obligations of Borrower contained herein, under the Loan Agreement, as amended, and the other Loan Documents;

(c)           acknowledge and agree that Borrower has no defense, set-off, counterclaim or challenge against the payment of any sums owing under Loan Documents, the enforcement of any of the terms of the Loan Agreement, as amended, or the other Loan Documents;

(d)           acknowledge and agree that all representations and warranties of Borrower contained in the Loan Agreement and/or the other Loan Documents, as amended, are true, accurate and correct on and as of the date hereof as if made on and as of the date hereof;

(e)           represent and warrant that no Default or Event of Default exists and all information described in the foregoing Background is true, accurate and complete;

(f)            acknowledge and agree that nothing contained herein and no actions taken pursuant to the terms hereof is intended to constitute a novation of the Loan Agreement or any of the other Loan Documents, and do not constitute a release, termination or waiver of any of the rights or remedies granted to Agent or any Lender therein, which rights and remedies are hereby ratified, confirmed, extended and continued as security for the obligations of Borrower to Agent and Lenders under the Loan Agreement and the other Loan Documents, as amended; and

(g)           acknowledge and agree that Borrower’s failure to comply with or perform any of its covenants, agreements or obligations contained in this Amendment shall constitute an Event of Default under the Loan Agreement and each of the Loan Documents, subject to any applicable cure periods contained therein.

7.             Additional Documents; Further Assurances.  Borrower covenants and agrees to execute and deliver to Agent, or to cause to be executed and delivered to Agent contemporaneously herewith, at the sole cost and expense of Borrower, this Amendment and any and all other documents, agreements, statements, resolutions, certificates, consents and information as Agent or any Lender may require in connection with the matters or actions described herein.  Borrower further covenants and agrees to execute and deliver to Agent or to cause to be executed and delivered at the sole cost and expense of Borrower, from time to time, any and all other documents, agreements, statements, certificates and information as Agent or any Lender shall reasonably request to evidence or effect the terms hereof, the Loan Agreement, as amended, or any of the other Loan Documents, or to enforce or to protect Agent’s and each Lender’s interest in the Collateral.  All such documents, agreements, statements, etc., shall be in form and content acceptable to Agent in its reasonable sole discretion.

8.             Fees, Cost, Expenses and Expenditures.  Borrower will pay all of Agent’s and each Lender’s expenses in connection with the review, preparation, negotiation, documentation and closing of this Amendment and the consummation of the transactions contemplated hereunder, including without limitation, fees, reasonable attorney’s fees, disbursements, expenses and disbursements of counsel retained by Agent and all fees related to title insurance, filings, recording of documents and searches, whether or not the transactions contemplated hereunder are consummated.

9.             Inconsistencies.  To the extent of any inconsistency between the terms, conditions and provisions of this Amendment and the terms, conditions and provisions of the Loan Agreement or the other Loan Documents, the terms, conditions and provisions of this Amendment shall prevail.  All terms, conditions and provisions of the Loan Agreement and the other Loan Documents not inconsistent herewith shall remain in full force and effect and are hereby ratified and confirmed by Borrower.

10.          Construction.  All references to the Loan Agreement therein or in any other Loan Documents shall be deemed to be a reference to the Loan Agreement as amended hereby.

11.          No Waiver.  Nothing contained in this Amendment and no actions taken pursuant to the terms hereof are intended to nor shall they constitute a waiver by Agent or any Lender of any rights or remedies available to Agent or any Lender at law or in equity or as provided in the Loan Agreement or the other Loan Documents.

12.          Binding Effect.  This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

13.          Severability.  The provisions of this Amendment and all other Loan Documents are deemed to be severable, and the invalidity or unenforceability of any provision shall not affect or impair the remaining provisions which shall continue in full force and effect.

14.          Modifications.  No modification of this Amendment or any of the Loan Documents shall be binding or enforceable unless in writing and signed by or on behalf of the party against whom enforcement is sought.

15.          Governing Law.  This Amendment shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without regard to conflict of law principles.

16.          Headings.  The headings of the sections of this Amendment are inserted for convenience only and shall not be deemed to constitute a part of this Amendment.

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment effective as of the date first above written.

FARM & HOME OIL COMPANY

By:	/s/ Daryl Hackman
Daryl Hackman, President

UNIVEST NATIONAL BANK AND
TRUST CO., as Agent and a Lender

By:	/s/ Philip C. Jackson
Name/Title: Philip C. Jackson, Market President

WACHOVIA BANK, NATIONAL
ASSOCIATION, as a Lender

By:	/s/ Matthew Siefer
Name/Title:	Matthew Siefer, SVP

FULTON BANK, as a Lender

By:	/s/ Christopher Markley
Name/Title:	Christopher Markley, SVP

CITIZENS BANK OF PENNSYLVANIA,
as a Lender

By:	/s/ Daniel J. Astolfi, Jr.
Name/Title: Daniel J. Astolfi, Jr., Senior Vice President

Schedule A

Pro Rata Line Percentages, Pro Rata Term Loan Percentages/Financial Institutions Pro Rata Percentages

Financial Institution	Working Capital Line (“Pro Rata Line Percentage”)	Pro Rata Line Share	Term Loan (“Pro Rata Term Loan Percentage”)	Pro Rata Term Loan Share

Univest National Bank and Trust Co.	13.3333334%	November 20, 2007 through and including April 30, 2008 - $18,666,668.00 May 1, 2008 and at all times thereafter - $13,333,334.00	13.3333334%	$2,666,666.66
Wachovia Bank, National Association	34.5833333%	November 20, 2007 through and including April 30, 2008 -$48,416,666.00 May 1, 2008 and at all times thereafter - $34,583,333.00	34.5833333%	$6,916,666.67
Fulton Bank	17.5%	November 20, 2007	17.5%	$3,500,000.00

through and including April 30, 2008 -$24,500,000.00 May 1, 2008 and at all times thereafter - $17,500,000.00
Citizens Bank of Pennsylvania	34.5833333%	November 20, 2007 through and including April 30, 2008 - $48,416,666.00 May 1, 2008 and at all times thereafter - $34,583,333.00	34.5833333%	$6,916,666.67